Exhibit 10.1

Published CUSIP Number:

$25,000,000

CREDIT AGREEMENT

Dated as of May 7, 2010

among

C.P. ATLAS ACQUISITION CORP. (to be merged

with and into American Renal Holdings Inc.),

as the Borrower,

C.P. ATLAS INTERMEDIATE HOLDINGS, LLC,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

BARCLAYS CAPITAL and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Book Managers

-i-

-ii-

-iii-

-iv-

SCHEDULES

2.01	Commitments and Applicable Percentages
5.03	Certain Authorizations
5.06	Litigation
5.07(b)	Existing Liens
5.07(c)	Material Real Property
5.12	Subsidiaries and Other Equity Investments; Loan Parties
5.16	Intellectual Property Matters
5.19	Collateral Documents
6.12	Guarantors
6.17	Post-Closing Deliverables
7.02	Existing Indebtedness
7.03	Existing Investments
7.08	Affiliate Transactions
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	Tax Status Certificates
I	Perfection Certificate
J-1	Opinion Matters – Counsel to Loan Parties
J-2	Opinion Matters – Local Counsel to Loan Parties
K	Solvency Certificate
L	Intercreditor Agreement

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, waived, amended and restated, or otherwise changed, in each case in accordance with the terms hereof, this “Agreement”) is entered into as of May 7, 2010, among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (“MergerCo” or the “Borrower”), which shall be merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower shall be the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

Sponsor has established C.P. Atlas Holdings, Inc., a Delaware corporation (“Parent”), which has established Holdings, and MergerCo was organized by Holdings to acquire the Company.

Pursuant to the contribution and merger agreement (together with all exhibits, schedules and disclosure letters thereto) dated March 22, 2010 (the “Purchase Agreement”) among Holdings, Parent, MergerCo, the Company, certain shareholders of the Company party thereto and Wachovia Capital Partners GP I, LLC, MergerCo shall consummate a merger (the “Merger”) with and into the Company, and the Company shall be the surviving corporation and thereafter the Borrower hereunder.

MergerCo has requested that (a) on the Closing Date, the Lenders lend to the Borrower up to $5,000,000 in order to finance costs and expenses incurred in connection with the Transaction and (b) from time to time, the Lenders make revolving credit loans to the Borrower and the L/C Issuer issue letters of credit for the account of the Borrower.

In furtherance of the foregoing, the Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Debt” means, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Consideration” means the purchase consideration for any Investment made pursuant to Section 7.03(g) and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, such Investment, whether in cash or non cash (including by exchange of Equity Interests or of properties or otherwise) and whether payable at or prior to the consummation of such Investment or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price (including the amount of any deferred purchase price obligations) and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents and the Intercreditor Agreement, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. No Person in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of such Investment.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Fee Rate” means, at any time, 0.75% per annum.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending September 30, 2010, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans (Letter of Credit Fees)	Base Rate Loans
1	≥4.00:1	4.50%	3.50%
2	<4.00:1 but ≥3.50:1	4.00%	3.00%
3	<3.50:1	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal years ended December 31, 2007, 2008 and 2009 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of the Company and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Barclays” has the meaning specified in Section 11.17.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Swing Line Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Financial Advisor” has the meaning specified in Section 11.17.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day that is also a London Banking Day.

“Calculation Date” has the meaning specified in the definition of “Pro Forma Basis.”

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) direct obligations issued by any state of the United States or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; and

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition or money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) at any time prior to the creation of a Public Market, the Permitted Holders shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in Holdings representing more than 50% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully diluted basis (and taking into account all such securities that the Permitted Holders have the right to acquire pursuant to any option right (as defined in clause (b) below)); or

(b) at any time upon or after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, unless such plan is part of a group) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

(d) a “change of control” or any comparable term under, and as defined in, the Senior Secured Notes Indenture or other Indebtedness incurred pursuant to Section 7.02(b) shall have occurred.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Material Adverse Change” means any event, circumstance, development, change or effect that individually or in the aggregate, with all other events, circumstances, developments, changes and effects, has had or would reasonably be expected have, a material adverse effect on (i) the business, condition (financial or otherwise), properties, assets, liabilities, or results of operations of the Company Entities, taken as a whole, other than any event, circumstance, development, change or effect resulting from any of the following: (A) changes, after the date hereof, in general economic, financial or securities market conditions in the United States or global economy, including changes in interest or exchange rates, (B) general changes or developments, after the date hereof, in the industries in which the Company Entities operate, including general changes, after the date hereof, in any Legal Requirement of any Governmental Authority of general applicability to companies in the industries in which the Company Entities operate, (C) the impact of the announcement or consummation of the transactions contemplated by the Purchase Agreement on the Company Entities’ customers, suppliers or payers (provided that, to the extent applicable, the exceptions in this clause (C) shall be disregarded in determining whether there is a breach of the representations or warranties contained in Section 3.5, 3.8(b)(iv), 3.16(a) or 3.18(b) of the Purchase Agreement), (D) changes, after the date hereof, in GAAP, (E) actions taken or omissions by the Company Entities with the prior written consent of Buyer (which consent was approved by the Lead Arrangers) or expressly required by the Purchase Agreement, (F) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, in each case, generally affecting the industries in which the Company Entities operate, (G) the failure of the Company Entities, in and of itself, to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure shall be considered in determining whether there is a Closing Date Material Adverse Change), or (H) changes, after the date hereof, in any Legal Requirement affecting the validity, enforceability or legality of the Intercompany Loans, except, in the case of the foregoing clauses (A), (B), (D) or (F), to the extent such events, circumstances, developments, changes or effects referred to therein have or would reasonably be expected to have a materially disproportionate impact on the Company Entities, taken as a whole, as compared to other companies in the industry in which any of the Company Entities operate or (ii) the ability of the Company Entities to perform their respective obligations under the Purchase Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby on a timely basis. Capitalized terms within the preceding sentence have the meanings given to them in the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each Account Control Agreement (as referred to in the Security Agreement), each Securities Account Control Agreement (as referred to in the Security Agreement), each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements and other instruments and agreements pursuant to which Liens are granted to the Administrative Agent as security for the Obligations pursuant to Section 4.01, 6.12 or otherwise.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Adjusted Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Adjusted Secured Net Debt as of such date after giving effect to all incurrences and repayments or discharges of Indebtedness and Liens to occur on such date to (2) the Borrower’s Consolidated EBITDA on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 6.01.

“Consolidated Adjusted Secured Net Debt” means, as of any date, (a) the aggregate principal amount of Indebtedness of the type specified in clauses (a), (b) and (g) of the definition thereof of the Borrower and its Subsidiaries outstanding as of such date determined on a consolidated basis, if such Indebtedness is (x) secured by a Lien or (y) owing by a Subsidiary that is not a Subsidiary Guarantor, minus (b) the amount of cash and Cash Equivalents held, on such date, by the Borrower and the Subsidiary Guarantors, minus (c) the amount of cash and Cash Equivalents held, on such date, by any Subsidiary that is not a Subsidiary Guarantor, up to the greater of (x) the aggregate principal amount of Indebtedness of such Subsidiary that is not a Subsidiary Guarantor included in clause (a) of this definition and (y) the amount of such cash and Cash Equivalents of such Subsidiary that is not a Subsidiary Guarantor times the percentage of such Subsidiary owned directly or indirectly by the Borrower or a Subsidiary Guarantor.

“Consolidated EBITDA” means Consolidated Net Income for any period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(i) consolidated interest expense (and solely for purposes of calculating the Fixed Charge Coverage Ratio, other Fixed Charges) of the Borrower and its Subsidiaries for such period and, to the extent not reflected in such total interest expense, increased by payments made by the Borrower or any Subsidiary in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus the sum of (x) any payments received in respect of such hedging obligations or other derivative instruments and (y) for purposes of calculating the Fixed Charge Coverage Ratio only, interest income of the Borrower and its Subsidiaries),

(ii) consolidated tax expense of the Borrower and its Subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period,

(iii) all amounts attributable to depreciation and amortization expense of the Borrower and its Subsidiaries for such period,

(iv) any Non- Cash Charges of the Borrower and its Subsidiaries for such period,

(v) costs associated with the Transactions made or incurred by the Borrower and its Subsidiaries in connection with the Transactions for such period that are paid, accrued or reserved for within 365 days of the consummation of the Transactions,

(vi) without duplication of any Pro Forma Cost Savings, any restructuring charges (including restructuring costs related to acquisitions pursuant to Section 7.03(g) or (i) and to closure or consolidation of facilities) for such period and any “Specified Payments” as defined in Schedule 11.2(a)(vi) to the Purchase Agreement made during such period,

(vii) without duplication of any Pro Forma Cost Savings, any unusual or nonrecurring fees, cash charges and other cash expenses for such period (A) made or incurred by the Borrower and its Subsidiaries in connection with any Investment pursuant to Section 7.03(g) or (i), including severance, relocation and facilities closing costs, including any earnout payments, whether or not accounted for as such, that are paid, accrued or reserved for within 365 days of such Investment or (B) incurred in connection with the issuance of Equity Interests or Indebtedness by the Borrower and its Subsidiaries,

(viii) cash expenses incurred by the Borrower and its Subsidiaries during such period in connection with an acquisition pursuant to Section 7.03(g) or (i) to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such acquisition,

(ix) annual management fees paid by the Borrower and its Subsidiaries that are permitted to be paid to the Sponsor under Section 7.08(b)(ii),

(x) cash expenses incurred by the Borrower and its Subsidiaries during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash to the Borrower and its Subsidiaries by insurance during such period, and

(xi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any Subsidiary that is not a Wholly-Owned Subsidiary to the extent (and not to exceed the amount of) Indebtedness owed by such Subsidiary is included in the Indebtedness of the Borrower; minus

(b) without duplication and, in the case of clause (ii) below, to the extent included in determining such Consolidated Net Income,

(i) any cash payments made by the Borrower and its Subsidiaries during such period in respect of Non-Cash Charges described in clause (a)(iv) taken in a prior period or taken in such period, and

(ii) any non-cash items of income of to the Borrower and its Subsidiaries for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business);

provided that (I) in no event shall any charge, expense or loss relating to write-downs, write-offs or reserves with respect to current assets be added back to Net Income for purposes of calculating Consolidated EBITDA and (II) the aggregate amount added back to Net Income for purposes of calculating Consolidated EBITDA pursuant to clauses (a)(vi) and (vii) shall not exceed 8% of Consolidated EBITDA (calculated before giving effect to such clauses) for any period. Consolidated EBITDA shall be determined on a Pro Forma Basis.

“Consolidated Leverage Ratio” means as of any date (a) Consolidated Net Debt as of such date to (b) the Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.

“Consolidated Net Debt” means, as of any date, (a) the aggregate principal amount of Indebtedness of the type specified in clauses (a), (b) and (g) of the definition thereof of the Borrower and its Subsidiaries outstanding as of such date determined on a consolidated basis, minus (b) the amount of unrestricted cash and Cash Equivalents held, on such date, by the Borrower and the Subsidiary Guarantors, minus (c) the amount of unrestricted cash and Cash Equivalents held, on such date, by any Subsidiary that is not a Subsidiary Guarantor, up to the greater of (x)

the aggregate principal amount of Indebtedness of such Subsidiary included in clause (a) of this definition and (y) the amount of such unrestricted cash and Cash Equivalents of such Subsidiary times the percentage of outstanding Equity Interests in such Subsidiary owned by the Borrower or a Subsidiary Guarantor.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (and net loss) of any other Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest will be excluded, except to the extent that any such Net Income is actually received in cash by the Borrower or a Qualified Subsidiary in the form of dividends or similar distributions in respect of such period;

(2) the cumulative effect of a change in accounting principles will be excluded;

(3) the amortization of any premiums, fees or expenses incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and Non-Cash Charges relating to inventory and fixed assets, in each case arising in connection with the Transactions) and 17 (including Non-Cash Charges relating to intangibles and goodwill), in each case in connection with the Transactions, will be excluded;

(4) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sales of assets out of the ordinary course of business (it being understood that a sale of assets comprising discontinued operations shall be deemed a sale of assets out of the ordinary course of business); or (b) the disposition of any securities by the Borrower or any of its Subsidiaries or the extinguishment of any Indebtedness of the Borrower or any of its Subsidiaries will be excluded;

(5) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded;

(6) income or losses attributable to discontinued operations (including without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;

(7) any Non-Cash Charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of FAS 142 or FAS 144, and (iii) relating to the amortization of intangibles resulting from the application of FAS 141 will be excluded;

(8) all Non-Cash Charges relating to employee benefit or other management or stock compensation plans of the Borrower or a Subsidiary (excluding any such Non-Cash Charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such Non-Cash Charges are deducted in computing such Consolidated Net Income; provided, further, that if the Borrower or any Subsidiary of the Borrower makes a cash payment in respect of such Non-Cash Charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Borrower for such period;

(9) all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded;

(10) the Net Income for such period of any Subsidiary (other than a Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, except to the extent such restriction with respect to the payment of dividends or similar distributions has been legally waived; and

(11) Consolidated Net Income shall be reduced by the amount of any dividends or distributions made to Parent for ordinary course holding company operating expenses.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the Borrower in an aggregate principal amount not to exceed the aggregate net cash proceeds contributed to the Borrower after the Closing Date from the sale of the Equity Interests of Holdings (other than Disqualified Stock) or as a contribution to the Borrower’s common equity capital (in each case, other than to or from a Subsidiary of the Borrower); provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution and (b) is designated as “Contribution Indebtedness” pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent within one Business Day of the date of its incurrence. Any sale of Equity Interests or capital contribution that forms the basis for an incurrence of Contribution Indebtedness will not be considered to be a sale of Equity Interests or a capital contribution and will be disregarded for purposes of Sections 7.06(f) and (m).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.06(b).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect, in each case with respect to its funding obligations (x) hereunder or (y) under other agreements generally in which it commits to extend credit (unless in the case of this clause (y), such obligation is the subject of a good faith dispute), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Noncash Consideration” means any non-cash consideration received by the Borrower or a Subsidiary in connection with a Material Disposition that is designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by the Borrower or any Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or any sale, transfer or disposition of Equity Interests.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, (x) any Equity Interest that would constitute Disqualified Stock solely because the holders of such Equity Interest have the right to require the Borrower or the Subsidiary that issued such Equity Interest to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Borrower may not repurchase such Equity Interest unless the Borrower would be permitted to do so in compliance with Section 7.06 (y) any Equity Interest that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 7.06 will not constitute Disqualified Stock and (z) any Equity Interest issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings, the Borrower or the Subsidiary that issued such Equity Interest in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings, the Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.07(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any harmful or deleterious materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower and is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in endangered or critical status within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the determination that any Pension Plan is, or is expected to be, in “at-risk” status, within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of “Eurodollar Rate.”

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; provided that the Eurodollar Rate shall never be deemed to be less than 2.0% per annum.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings (to the extent contributed to the Borrower) from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to the Borrower or a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Equity Interests (other than Disqualified Stock) of Holdings, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Net cash proceeds, marketable securities or Qualified Proceeds resulting from Excluded Contributions shall not be considered net cash proceeds, marketable securities or Qualified Proceeds for purposes of Sections 7.06(f) and (m).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by any jurisdiction as a result of a present or former connection between the Administrative Agent, such Lender or such other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein other than a connection deemed to arise solely from such person having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced and/or engaged in any other transactions pursuant to, this Agreement or any other Loan Document), (b) any Tax similar to the branch profits tax under Section 884(a) of the Code imposed by any jurisdiction described in (a), (c) any withholding Tax that is attributable to such recipient’s failure to comply with Section 3.01(e), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.14), any United States federal withholding Tax imposed on any amounts payable to such Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 3.01(a), (e) United States federal withholding taxes that would not have been imposed but for a failure by a Lender or such other recipient (or any financial institution through which any payment is made to such Lender) to comply with any procedures, certifications, information reporting, disclosure, or other related requirements of Sections 1471-1474 of the Code (and any applicable regulations or official interpretations thereof) that could establish an exemption from or reduction in withholding thereunder and (f) any United States federal backup withholding Taxes under Section 3406 of the Code,

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the board of directors, chief executive officer or chief financial officer of the Borrower (unless otherwise provided in this Agreement).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be such average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated March 22, 2010, among Holdings, the Borrower, the Administrative Agent, Banc of America Securities LLC, Banc of America Bridge LLC, Barclays Bank PLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and WF Investment Holdings, LLC.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date at the end of which financial statements have been or were required to be delivered under Section 6.01(a) or (b) to (b) the Fixed Charges of the Borrower and its Subsidiaries for such period.

“Fixed Charges” means, for any period, the sum, without duplication, of: (1) the consolidated interest expense of Borrower and its Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of all payments associated with Capitalized Leases, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to hedging obligations in respect of interest rates, and excluding (v) amortization of deferred financing costs, (w) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (y) any expensing of bridge, commitment and other financing fees and (z) to the extent included in Fixed Charges, the portion of consolidated interest expenses of the Borrower and its Subsidiaries attributable to Indebtedness incurred in connection with the acquisition of discontinued operations; plus (2) any interest on Indebtedness of another Person (other than the Borrower or any of its Subsidiaries) that is Guaranteed by the Borrower or one of its Subsidiaries or secured by a Lien on assets of the Borrower or one of its Subsidiaries, but only to the extent such Guarantee or Lien is called upon; plus (3) the product of (A) all cash dividends paid on any series of preferred stock of the Borrower or any of its Subsidiaries (other than to the Borrower or any Qualified Subsidiary), in each case, determined on a consolidated basis in accordance with GAAP multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower and its Subsidiaries expressed as a decimal. Fixed Charges shall be determined on a Pro Forma Basis.

“Foreign Lender” means any Lender that is not a United States person within the meaning of section 7701(a)(3) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and

statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument.

“Guarantors” means, collectively, Holdings, the Subsidiaries of Holdings listed on Schedule 6.12 and each other Subsidiary of Holdings that shall be required to execute and deliver a Guaranty Supplement pursuant to Section 6.12 (such Subsidiaries, collectively, the “Subsidiary Guarantors”).

“Guaranty” means, collectively, the Guaranty made by Holdings under Article X in favor of the Secured Parties and the Guaranty made by the Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each Guaranty Supplement delivered pursuant to Section 6.12 (the “Subsidiary Guaranty”).

“Guaranty Supplement” has the meaning specified in Section 11 of the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other harmful or deleterious substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Honor Date” has the meaning specified in Section 2.03(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (f) all Guarantees by such Person of the Indebtedness of any other Person, (g) all Capitalized Leases of such Person, (h) all reimbursement obligations of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person in respect of Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, any right of Strategic Investors in an Qualified Subsidiary to require the Borrower or any Qualified Subsidiary to repurchase the Equity Interests in such Qualified Subsidiary held by such Strategic Investors does not constitute Indebtedness.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property Security Agreement” means an intellectual property security agreement, in substantially the form of Exhibit 4, 5 or 6 of the Security Agreement (together with each IP Security Agreement Supplement delivered pursuant to Section 6.12), in each case as amended.

“Intercompany Loan Refinancing” has the meaning specified in Section 7.02(d).

“Intercompany Notes” has the meaning specified in Section 1.1 of the Security Agreement.

“Intercreditor Agreement” means the intercreditor agreement, in the form attached hereto as Exhibit L, dated the Closing Date, between the Administrative Agent and the trustee for the Senior Secured Notes, and acknowledged by the Loan Parties, as amended, modified, or otherwise changed in accordance with the terms hereof and thereof.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, if consented to by all Lenders, nine or twelve months) thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or substantially all of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IP Security Agreement Supplement” means a supplement to any Intellectual Property Security Agreement in a form reasonably satisfactory to the Administrative Agent and the Loan Party party thereto.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, ordinances, codes, regulations and ordinances of any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as an issuer of Letters of Credit hereunder, any other Lender designated by the Borrower (with the consent (not, in the case of the Administrative Agent, to be unreasonably withheld or delayed) of such Lender and the Administrative Agent), as an issuer of Letters of Credit hereunder and any Lender appointed by the Borrower (with the consent (not, in the case of the Administrative Agent, to be unreasonably withheld or delayed) of the Administrative Agent) as such by notice to the Lenders as a replacement for any L/C Issuer who is at the time of such appointment a Defaulting Lender. References herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” means Banc of America Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, and Wells Fargo Securities, LLC.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender, to the extent such Person has a Commitment hereunder.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Facility.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 2.14 of this Agreement, (d) the Guaranty, (e) the Collateral Documents, (f) the Fee Letter and (g) each Issuer Document.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Acquisition” means the Merger and any other acquisition of property or series of related acquisitions of property that (a) constitute assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (b) involve the payment of Acquisition Consideration by the Borrower and its Subsidiaries in excess of $4,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the material rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party that is material to the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.

“Material Disposition” means any Disposition of a Subsidiary or line of business as a “going concern” that has a Fair Market Value in excess of $4,000,000.

“Material Real Property” means real properties owned by the Borrower or any Loan Party with a cost or book value (whichever is greater) in excess of $2,000,000.

“Maturity Date” means the fifth anniversary of the Closing Date; provided, however, that if such anniversary is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-979,of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Merger” has the meaning specified in the Preliminary Statements.

“MergerCo” has the meaning specified in the introductory paragraph hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 6.12(b).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to any Disposition or the issuance of any Indebtedness by Holdings or any of its Subsidiaries, the sum of the cash and Cash Equivalents received in connection with such transaction net of the direct costs relating to such Disposition or issuance, including without limitation, legal, accounting and investment banking fees, sales commissions, underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Holdings or such Subsidiary in connection therewith.

“Net Income” means, with respect to any specified Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off or write-down related to intangible assets, goodwill, long- lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges, expenses and write-downs referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offer Notice” has the meaning specified in Section 2.06(b).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, documentary, recording, filing, property, excise or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, performance, registration, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the Preliminary Statements hereto.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Pension Plan” means any Plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Business” means (i) any business engaged in by the Borrower or any of its Subsidiaries on the Closing Date, and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date.

“Permitted Collateral Liens” means (i) in the case of Collateral other than real property subject to a Mortgage and any pledged securities, Liens permitted under Section 7.01, (ii) in the case of real property subject to a Mortgage, “Permitted Collateral Liens” means the Liens described in Section 7.01(a), (c), (d), (g), (m), (o), (r) and (t) and (iii) in the case of Collateral consisting of pledged securities, means the Liens described in Section 7.01(a) and (o).

“Permitted Holders” means the Sponsor and its Affiliates (other than portfolio companies or holding companies of portfolio companies (other than a direct or indirect holding company of the Borrower)).

“Permitted Payment Restriction” means any restriction that (i) becomes effective only upon the occurrence of (x) specified events under its charter or (y) a default by such Subsidiary in the payment of principal of or interest, a bankruptcy default, a default on any financial covenant or any other material event of default, in each case on Indebtedness that was incurred by such Subsidiary in compliance with Section 7.02 and (ii) does not materially impair the Borrower’s ability to make scheduled payments of cash interest and fees and to make required principal payments on the Loans, as determined in good faith by the board of directors of the Borrower.

“Permitted Payments to Holdings” means

(1) payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Borrower (including Parent) to be used by Holdings (or any other direct or indirect parent company of the Borrower) to pay (x) consolidated, combined or similar federal, state and local taxes payable by Holdings (or such parent company) and directly attributable to (or arising as a result of) the operations of the Borrower and its Subsidiaries and (y) franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings’ (or such parent company’s) corporate or other existence and other taxes; provided that:

(a) the amount of such dividends, distributions or advances paid shall not exceed the amount (x) that would be due with respect to a consolidated, combined or similar federal, state or local tax return for the Borrower and its Subsidiaries if the Borrower were the parent of such group for federal, state and local tax purposes plus (y) the actual amount of such franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings’ (or such parent company’s) corporate or other existence and other taxes, each as applicable; and

(b) such payments are used by Holdings (or such parent company) for such purposes within 90 days of the receipt of such payments;

(2) payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Borrower if the proceeds thereof are used to pay general corporate and overhead expenses (including salaries and other compensation of employees) incurred in the ordinary course of its business or of the business of Holdings or such other parent company of the Borrower as a direct or indirect holding company for the Borrower or used to pay fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing, in each case, only to the extent directly attributable to the operations of Holdings, the Borrower and its Subsidiaries; and

(3) so long as no Default exists at the time of such payment or would result therefrom, payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Borrower if the proceeds thereof are used to pay amounts payable to the Permitted Holders pursuant to Section 7.08(b), solely to the extent such amounts are not paid directly by the Borrower or any of its Subsidiaries; provided that any accelerated payment of periodic management fees under the Sponsor Management Agreement (other than upon termination thereof upon an initial public offering of common stock, or Change of Control, of the Borrower or any direct or indirect parent company of the Borrower) shall constitute a Restricted Payment (whether or not such payment is made by the Borrower directly or through a dividend or distribution to Holdings) not permitted by this clause (3) and shall be permitted only if the Borrower would be permitted to make a Restricted Payment under another exception under Section 7.06.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Subsidiaries; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);

(b) either (x) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (y) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the Maturity Date;

(c) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(d) such Indebtedness is incurred

(i) by the Borrower or by the Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(ii) by the Borrower or any Guarantor if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is the Borrower or a Subsidiary Guarantor; or

(iii) by any Qualified Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Qualified Subsidiary; and

(e) such Indebtedness is only secured if and to the extent and with the priority the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is secured.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, established, maintained or contributed to by the Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Securities” has the meaning specified in Section 1.1 of the Security Agreement.

“Pro Forma Basis” means, with respect to any calculation for any period:

(a) Material Acquisitions and Material Dispositions that have been made by the Borrower or any of its Subsidiaries, or any Person or any of its Subsidiaries acquired by, merged or consolidated with the Borrower or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during such period or subsequent to the period and on or prior to the date for which the calculation is being made (the “Calculation Date”) will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the period;

(b) for purposes of the Fixed Charge Coverage Ratio, the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Borrower or any of its Subsidiaries following the Calculation Date;

(c) any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such period;

(d) any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such period; and

(e) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account the effect on such interest rate of any Secured Hedge Agreement applicable to such Indebtedness).

The calculations above shall be made in good faith by a responsible financial or accounting officer of the Borrower. Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. For the purposes of Sections 7.01(o), 7.02(d), 7.02(m) and 7.03(g), when calculating compliance with a financial ratio as of any date, Consolidated EBITDA and Fixed Charges shall be calculated as of the four quarter period ending on the most date in respect of which a recent balance sheet has been (or was required to be) delivered under Section 6.01(a) or (b).

“Pro Forma Cost Savings” means, with respect to any period, and without duplication of any amounts set forth in clauses (a)(vi) and (vii) of the definition of Consolidated EBITDA, the reduction in net costs and related adjustments that (i) were directly attributable to any Material Acquisition or Material Disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933 as in effect and applied as of the date of this Agreement, (ii) were actually implemented by the business that was the subject of any such Material Acquisition or Material Disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in a certificate of a Responsible Officer, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate of a Responsible Officer delivered to the Administrative Agent from the chief financial officer of the Borrower that outlines the actions taken or to be taken, the net cost savings achieved or to be achieved from such actions and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Public Lender” has the meaning specified in Section 6.02.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of Holdings have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of Holdings pursuant to an effective registration statement under the Securities Act of 1933.

“Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Qualified Proceeds” means any of the following or any combination of the following:

(1) cash or Cash Equivalents;

(2) the Fair Market Value of assets that are used or useful in the Permitted Business; and

(3) the Fair Market Value of the Equity Interests of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Borrower or any of its Subsidiaries of such Equity Interests, such Person becomes a Subsidiary Guarantor or a Qualified Subsidiary or such Person is merged or consolidated into the Borrower or a Subsidiary Guarantor or a Qualified Subsidiary;

provided that the amount of Qualified Proceeds shall be reduced by the amount of payments made in respect of the applicable transaction which are permitted under Section 7.08(b)(i).

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest, to:

(1) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries, which transfer may be effected through the Borrower or one or more of its Subsidiaries); and

(2) if applicable, any other Person (in the case of a transfer by a Receivables Subsidiary),

in each case, in any accounts receivable (including health care insurance receivables), instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, the “Receivables”) of the Borrower or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets, which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables financings and asset securitization transactions of such type, together with any related transactions customarily entered into in receivables financings and asset securitizations, including servicing arrangements. All determinations under this Agreement as to whether a particular provision in respect of a receivables transaction is customary shall be made by the Borrower in good faith (which determination shall be conclusive).

“Qualified Subsidiary” means a majority-owned Subsidiary or a Wholly Owned Subsidiary that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual encumbrances or restrictions, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests to the Borrower or a Subsidiary or pay any Indebtedness owed to the Borrower or a Subsidiary or (b) make any loans or advances to the Borrower or a Subsidiary; (2) the Equity Interests of such Subsidiary are owned by the Borrower and/or one or more of its Qualified Subsidiaries (without giving effect to the proviso in this definition) and, if it is not a Wholly Owned Subsidiary, one or more of (A) Strategic Investors, (B) directors of such Subsidiary (only to the extent holding directors’ qualifying shares) and (C) any other Person to the extent ownership by such other Person is required as a result of changes in law occurring after the Closing Date; and (3) the primary business of such Subsidiary is a Permitted Business; provided that, so long as the laws or regulations of the State of New York require that membership interests in limited liability companies that own dialysis clinics in the State of New York be owned by individuals, a Subsidiary that operates one or more clinics located only in the State of New York shall be deemed a Qualified Subsidiary if (i) the requirements of clause (1) and (3) of this definition are satisfied, (ii) a majority of its Equity Interests are owned by an officer of the Borrower who is party to a written contract with the Borrower or a Subsidiary Guarantor pursuant to which the Borrower or such Subsidiary Guarantor shall have the right to repurchase all of such Equity Interests owned by such officer for a nominal amount, (iii) the Borrower or a Subsidiary Guarantor receives dividends and distributions from such Subsidiary as if it owned all of the Equity Interests owned by such officer and (iv) such officer pledges such Equity Interests as part of the Collateral to the extent such Equity Interests would have been pledged if they were owned by the Borrower or a Guarantor.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Subsidiary of the Borrower which engages in no activities other than in connection with the financing of accounts receivable and in businesses related or ancillary thereto and that is designated by the board of directors of the Borrower (as provided below) as a Receivables Subsidiary (A) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(1) is guaranteed by the Borrower or any Subsidiary of the Borrower (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of the Borrower or any Subsidiary of the Borrower (other than accounts receivable and related assets as provided in the definition of Qualified Receivables Transaction), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; and

(B) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and (C) with which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction. The Borrower shall deliver to the Administrative Agent a certified copy of the resolution of the board of directors of the Borrower giving effect to any such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Register” has the meaning specified in Section 11.06(c).

“Reinvestment” means, so long as no Default has occurred and is continuing, a reinvestment of any Net Cash Proceeds of a Disposition made pursuant to Section 7.05(l), within 365 days of receipt of such Net Cash Proceeds, in one or more of the following (w) an acquisition of the Equity Interests of a Person primarily engaged in a Permitted Business, if, after giving effect thereto, such Person is or becomes a Subsidiary Guarantor or a Qualified Subsidiary of the Borrower, (x) Investments pursuant to Section 7.03(i), (y) capital expenditures of the Borrower and its Subsidiaries or (z) an acquisition of assets (other than Indebtedness and Equity Interests) to be used by the Borrower or the applicable Subsidiary in a Permitted Business; provided that (a) in all cases, to the extent the assets that were the subject of such Disposition were Collateral, such Net Cash Proceeds shall be reinvested in Collateral and (b) Borrower shall deliver a notice to the Administrative Agent of its intention to so reinvest such Net Cash Proceeds within 10 Business Days of the receipt thereof (a “Reinvestment Notice”).

“Reinvestment Notice” has the meaning specified in the definition of “Reinvestment”.

“Related Documents” means the Purchase Agreement and the annexes, exhibits and disclosure schedules referenced therein.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Preferred Stock” means any Disqualified Stock of the Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to redeem, refund, refinance, replace or discharge any Disqualified Stock of the Borrower or any of its Subsidiaries (other than Disqualified Stock issued by the Borrower or a Subsidiary to the Borrower or another Subsidiary); provided that such Replacement Preferred Stock (i) is issued by the Borrower or by the Subsidiary who is the issuer of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged and (iii) does not require redemption, repurchase or discharge at any time prior to the date on which the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged is required to be redeemed, repurchased or discharged.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” has the meaning specified in Section 7.11.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary Guarantor, on the one hand, and any Cash Management Bank, on the other hand.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between Borrower or any Subsidiary Guarantor, on the one hand, and any Hedge Bank, on the other hand.

“Secured Intercompany Note” has the meaning specified in Section 7.03(c).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means a security agreement, in substantially the form of Exhibit G (together with each Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party.

“Security Agreement Supplement” has the meaning specified in Section 1.1(c) of the Security Agreement.

“Senior Secured Notes” means the 8.375% senior secured notes of the Borrower due 2018 in an aggregate principal amount of $250,000,000 issued and sold on the Closing Date pursuant to the Senior Secured Notes Documents.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and the Senior Secured Notes.

“Senior Secured Notes Indenture” means the indenture dated as of the Closing Date among the Borrower, the Guarantors and Wilmington Trust FSB, as trustee.

“Social Security Act” means the Social Security Act of 1965.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (iii) such Person will be able to pay its debts and other liabilities as such debts and other liabilities become absolute and matured and (iv) such Person is not left with property remaining in its hands constituting “unreasonably small capital” with which to conduct its business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Centerbridge Capital Partners, L.P.

“Sponsor Management Agreement” means the Management Agreement between the Borrower and Centerbridge Capital Partners, L.P. dated as of the Closing Date and as the same may be further amended, supplemented or otherwise modified from time to time.

“Spot Rate” has the meaning specified in Section 1.07.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Qualified Receivables Transaction including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Strategic Investors” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are, directly or indirectly, actively involved in the day-to-day operations of providing dialysis-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of dialysis clinics purchased by the Borrower, any of its Subsidiaries, and consulting firms that receive common stock solely as consideration for consulting services performed.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means the Borrower and each Subsidiary that is party to the Guaranty.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Facility. The Swing Line Sublimit is part of, and not in addition to, the Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $10,000,000.

“Total Assets” means the total consolidated assets of the Borrower and its Subsidiaries as set forth on the most recent consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transaction” means, collectively, (a) the formation of Parent by the Permitted Holders and the issuance of all Equity Interests therein to the Permitted Holders and certain members of management of the Company, (b) the formation by Parent of Holdings and the formation by Holdings of MergerCo, (c) the consummation of the Merger, (d) the issuance and sale of the Senior Secured Notes, (e) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, the Senior Secured Notes Documents and the Related Documents to which they are a party (and the acknowledgment by the Loan Parties of the Intercreditor Agreement), (f) the refinancing of all Indebtedness of the Company outstanding immediately prior to the Closing Date (other than up to $12,000,000 of Indebtedness at certain Subsidiaries of the Borrower that shall not be Guarantors) and the termination of all commitments with respect thereto and (g) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States and that is not a CFC.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Equity Interests or other ownership interest of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

1.02. Other Interpretive Provisions. With reference to the Intercreditor Agreement, this Agreement and each other Loan Document, unless otherwise specified herein or in the Intercreditor Agreement or such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document or the Intercreditor Agreement), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document or the Intercreditor Agreement, shall be construed to refer to such Loan Document or the Intercreditor Agreement in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document or the Intercreditor Agreement to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Intercreditor Agreement or the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents and the Intercreditor Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement, any other Loan Document or the Intercreditor Agreement.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment; provided, further, that not more than $5,000,000 of Revolving Credit Loans shall be made on the Closing Date. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, upon notice from the Required Lenders, Loans will cease to be able to be requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.

2.03. Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders and the L/C Issuer have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) the Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require in accordance with such L/C Issuer’s usual and customary business practices.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Required Lenders, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a)), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Required Lenders or the Administrative Agent on their behalf or from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Required Lenders or the Administrative Agent on their behalf or from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 3:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit if the L/C Issuer delivers notice of such payment by 11:00 a.m. on such day or, if notice of such payment by the L/C Issuer is delivered after 11:00 a.m., not later than 10:00 a.m. on the next succeeding Business Day (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by the time set forth in the preceding sentence, such L/C Issuer shall promptly notify the Administrative Agent of such failure, and the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the AdministrativeAgent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (A) at the rate applicable to Base Rate Loans to the date reimbursement is required pursuant to Section 2.03(c)(i) and (B) thereafter at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans (but not to fund L/C Advances or L/C Borrowings) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense (other than payment in full of such L/C Borrowing) or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense (other than payment in full of such L/C Borrowing) available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate of 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04. Swing Line Loans.

(a) The Swing Line Loans. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may, in its sole discretion, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment; and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of the Required Lenders) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan

Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05. Prepayments.

(a) Optional. (i) Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Revolving Credit Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) If for any reason the Total Outstandings at any time exceed the Facility, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Outstandings exceed the Facility then in effect.

(ii) Prepayments made pursuant to Section 2.05(b)(i), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b) Mandatory. (i) If after giving effect to any reduction or termination of Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(ii) The Borrower shall notify the Administrative Agent in writing within one Business Day of the receipt of any Net Cash Proceeds of any Intercompany Loan Refinancings by Holdings or any Subsidiary of Holdings. Within five Business Days of such receipt of such Net Cash Proceeds, Borrower shall (in a written notice (the “Offer Notice”) delivered to the Administrative Agent for further delivery to each Lender) offer to each Lender to reduce its Commitments in an amount equal to the product of (x) such Lender’s Applicable Percentage times (y) the amount of such Net Cash Proceeds. Each Lender may accept or decline (such declined Net Cash Proceeds (“Declined Proceeds”) such offer (in whole or in part, but if in part, in increments not less than $100,000) in its sole discretion in writing within five Business Days of the delivery of such Offer Notice, and upon any acceptance of any Offer Notice, the Commitment of such Lender shall be reduced by the amount indicated in such acceptance upon such fifth Business Day (and the aggregate Commitments of all Lenders shall be reduced by the aggregate amount indicated in all such acceptances by all Lenders of all such Offer Notices on such fifth Business Day); provided that the Borrower shall not be required to reduce commitments or make offers to reduce commitments until the aggregate amount of Net Cash Proceeds received from one or more Intercompany Loan Refinancings exceeds $4,000,000. Upon each such reduction, risk participations of the Lenders in Swing Line Loans, Letters of Credit and L/C Borrowings shall be re-allocated based upon the Lenders’ Applicable Percentages after giving effect to such reduction. After giving effect thereto and to Section 2.06(b)(i), to the extent that (A) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans exceed such Lender’s Commitment, (B) Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Facility or (C) the Total Outstandings exceed the Facility, the Borrower, immediately upon such reduction, shall first ratably repay Swing Line Loans, L/C Borrowings and Cash Collateralize L/C Obligations and second, if such excess still exists after giving effect to clause (A), repay the Revolving Credit Loans of such Lender. All parties hereto explicitly agree and acknowledge that the operation of this Section 2.06(b)(ii) may result in a reduction of the Commitments or the repayment of Revolving Credit Loans that is not in accordance with the Applicable Percentages of the Lenders, and agree, notwithstanding anything to the contrary contained in the Loan Documents, to any such reduction and repayment.

(iii) Within five Business Days after receipt of Net Cash Proceeds from any Disposition under Section 7.05(l) (whether in a single transaction or series of related transactions) that involve assets having a Fair Market Value of $2,000,000 or more and as to which no Reinvestment Notice shall have been delivered in the time frame specified in clause (b) of the definition of Reinvestment or, as to which a Reinvestment Notice has been so delivered but the Reinvestment referred to therein has not been made by the 366th day after receipt of such Net Cash Proceeds, the Borrower shall (in an Offer Notice delivered to the Administrative Agent for further delivery to each Lender) offer to each Lender to reduce its Commitments in an amount equal to the product of (x) such Lender’s Applicable Percentage times (y) the amount of such Net Cash Proceeds. Each Lender may accept or decline such offer (in whole or in part, but if in part, in increments not less than $100,000) in its sole discretion in writing within five Business Days of the delivery of such Offer Notice, and upon any acceptance of any Offer Notice, the Commitment of such Lender shall be reduced by the amount indicated in such acceptance upon such fifth Business Day (and the aggregate Commitments of all Lenders shall be reduced by the aggregate amount indicated in all such acceptances by all Lenders of all such Offer Notices on such fifth Business Day). Upon each such reduction, risk participations of the Lenders in Swing Line Loans, Letters of Credit and L/C Borrowings shall be re-allocated based upon the Lenders’ Applicable Percentages after giving effect to such reduction. After giving effect thereto and to Section 2.06(b)(i), to the extent that (A) the aggregate Outstanding Amount of the Revolving Credit Loans of any

Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans exceed such Lender’s Commitment, (B) Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Facility or (C) the Total Outstandings exceed the Facility, the Borrower, immediately upon such reduction, shall first ratably repay Swing Line Loans, L/C Borrowings and Cash Collateralize L/C Obligations and second, if such excess still exists after giving effect to clause (A), repay the Revolving Credit Loans of such Lender. All parties hereto explicitly agree and acknowledge that the operation of this Section 2.06(b)(ii) may result in a reduction of the Commitments or the repayment of Revolving Credit Loans that is not in accordance with the Applicable Percentages of the Lenders, and agree, notwithstanding anything to the contrary contained in the Loan Documents, to any such reduction and repayment.

(c) Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Commitment under Section 2.06(a) or (b)(i). Upon any reduction of the Commitments under Section 2.06(a), the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of this Agreement accrued until the effective date of any reduction or termination of Commitments under this Agreement shall be paid on the effective date of such reduction or termination.

2.07. Repayment of Loans.

(a) Revolving Credit Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.

(b) Other Fees. (i) The Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees (if any) as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans determined by reference to clause (b) of the definition of Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer in respect of the foregoing.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Section 2.04, 2.05, 2.06, 2.15 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.07(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and, in such case, following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis based on the percentage that the amount of such Loans or L/C Borrowings of such Lender is of the aggregate amount of all such Loans or L/C Borrowings of all Non-Defaulting Lenders) prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall (A) be required to pay to each Lender to which the Defaulting Lender’s Commitment to acquire, refinance or fund a participation in Letters of Credit or Swing Line Loans has been re-allocated pursuant to Section 2.15(a)(iv) the amount of such fee based on its revised “Applicable Percentage” calculated in accordance with that Section allocable to its Fronting Exposure arising from that Defaulting Lender or, to the extent not so reallocated, to the L/C Issuer or Swing Line Lender, as the case may be, and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall, to the extent permitted by applicable Laws, be made free and clear of and without deduction or withholding of any Taxes. If, however, applicable Laws require the applicable withholding agent to withhold or deduct any Tax (as determined in the good faith discretion of the applicable withholding agent), such Tax shall be withheld or deducted in accordance with such Laws.

(ii) If the applicable withholding agent shall be required to withhold or deduct any Taxes from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are required, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding and deductions on account of Indemnified Taxes or Other Taxes have been made (including withholding and deductions applicable to additional sums payable under this Section 3.01), the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower and Holdings. Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Indemnification. Without limiting the provisions of subsection (a) or (b) above, the Borrower and Holdings shall, jointly and severally, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after a written demand therefor, for the full amount of any Indemnified Taxes or

Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the calculation of the amount of any such payment or liability and the reasons for such payment or liability in reasonable detail delivered to the Borrower and Holdings by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of any Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower, Holdings and to the Administrative Agent, whenever reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Borrower, Holdings or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction (including, in the case of a Lender seeking exemption from, or reduction of, U.S. federal withholding tax under Sections 1471-1474 of the Code, any documentation necessary to prevent withholding under Sections 1471-1474 of the Code (and any applicable regulations or official interpretations thereof) and to permit the Borrower to determine that such Lender has complied with any requirements under such provisions to avoid or reduce withholding tax).

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter (1) if any documentation previously delivered has expired or become obsolete or invalid or (2) upon the request of the Borrower, Holdings or the Administrative Agent), whichever of the following is applicable:

(I) IRS Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) IRS Form W-8ECI (or any successor thereto),

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit H-1, H-2, H-3 or H-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower or Holdings within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) duly completed and executed original copies of IRS Form W-8BEN (or any successor thereto),

(IV) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a typical participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on the beneficial owner(s) behalf)), or

(V) any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower, Holdings or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender shall promptly notify the Borrower, Holdings and the Administrative Agent of any change in circumstances which would modify or render invalid any documentation previously provided.

Notwithstanding anything to the contrary in this subsection 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its good faith sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, or such Lender, in the event the Administrative Agent or such Lender is required to repay such amount to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Loan Party the payment of which would place such Lender in a less favorable net after Tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g) Payment by Administrative Agent. For purposes of this Section 3.01, any payment made by the Administrative Agent to a Lender shall be deemed to be a payment made by the Borrower to such Lender.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except, in each case, for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any

Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 3.05, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 (other than pursuant to Section 3.01(b)) or if a Lender gives notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 11.14.

3.07. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Facility, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension. (a) The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(i) The Administrative Agent’s receipt of the following, each executed by a Responsible Officer of the signing Loan Party (and, in the case of this Agreement, by each Lender), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(ii) executed counterparts of this Agreement and the Guaranty;

(iii) a Note executed by the Borrower in favor of each Lender requesting a Note, with such requests provided to the Company at least two Business Days prior to the Closing Date;

(iv) the Security Agreement, together with:

(A) certificates representing the Pledged Securities (if any) referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Intercompany Notes indorsed in blank,

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that are necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party or Qualified Subsidiary as debtor and that are filed in those state and county jurisdictions in which any Loan Party or Qualified Subsidiary is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted by Section 7.01 or any other Liens acceptable to the Administrative Agent), and

(D) a fully executed Perfection Certificate substantially in the form of Exhibit I

(v) a Solvency Certificate in the form of Exhibit K shall have been executed and delivered by the chief financial officer of the Borrower;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and its Subsidiaries is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization;

(viii) a favorable opinion of Simpson, Thacher & Bartlett LLP counsel to the Loan Parties, addressed to the Administrative Agent and each Lender;

(ix) a favorable opinion of McDermott Will & Emery LLP, local counsel to the Loan Parties in Texas, addressed to the Administrative Agent and each Lender;

(x) the financial statements referenced in Section 5.05(a) and (d);

(xi) the Intercreditor Agreement, fully executed by the trustee for the Senior Secured Notes, the Administrative Agent, and acknowledged by the Loan Parties; and

(xii) a certificate of a Responsible Officer of Borrower as to the satisfaction of the conditions set forth in Sections 4.01(e), (f), (g) and (j).

(b) (i) All fees required to be paid to the Administrative Agent and the Lead Arrangers on or before the Closing Date shall have been paid to the extent then invoiced, with such invoices provided to the Company at least two Business Days prior to the Closing Date and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all applicable expenses (including the reasonable and invoiced fees and disbursements of counsel (with such invoices provided to the Company at least two Business Days prior to the Closing Date)) that are due pursuant to Section 11.04(a).

(d) The Merger shall have been, or shall simultaneously be, consummated pursuant to the Purchase Agreement, and the purchase price thereof shall not be changed without the Lead Arrangers’ prior consent and no other provision thereof shall have been amended or waived or consented to in any manner which is materially adverse to the Lenders without the prior written consent of the Lead Arrangers.

(e) Since December 31, 2009, there shall have been no change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Closing Date Material Adverse Change.

(f) The Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter of the Borrower ended not less than 45 days prior to the Closing Date shall not be greater than 5.1:1.0 after giving effect to the consummation of the Transaction.

(g) Immediately after giving effect to the Transaction, neither Holdings nor any of its Subsidiaries has any Indebtedness for borrowed money or preferred stock other than (i) the Senior Secured Notes, (ii) up to $12,000,000 aggregate principal amount of Indebtedness of Qualified Subsidiaries and (iii) Indebtedness in respect of the Revolving Credit Loans not in excess of $5,000,000.

(h) The Borrower shall have received $250,000,000 in gross proceeds from the sale of the Senior Secured Notes; Holdings shall have received cash proceeds equal to at least 40% of the total pro forma consolidated debt (based on the principal amount thereof in the case of debt issued at a discount to its initial principal amount) and equity capitalization of the Borrower and its Subsidiaries on the Closing Date after giving effect to the Transaction from a capital contribution to its equity and Holdings shall have contributed such cash proceeds to the capital of the Borrower.

(i) The Lenders and the Administrative Agent shall have received the information required under Section 11.18 not less than five (5) Business Days prior to the Closing Date.

(j) (i) The representations made by Borrower in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or MergerCo has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement shall be true and correct and (ii) the representations contained in Sections 5.01, 5.02, 5.03, 5.04, 5.13, 5.15(a) (with respect to the Act) 5.17, 5.19 and 5.21 (with the representations under Section 5.01(b)(ii), 5.02, 5.03 and 5.04 limited to representations in such sections with respect to the Loan Documents) shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(i) The Administrative Agent shall have received a customary “pay-off” letter and UCC-3 termination statements with respect to all Liens to be terminated upon the Closing Date, and such other customary releases with respect to Liens to be terminated at the Closing Date as the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) Other than with respect to the initial Credit Extension to be made on the Closing Date, the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(b) Other than with respect to the initial Credit Extension to be made on the Closing Date, no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Intercreditor Agreement, the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Intercreditor Agreement, each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that such conflict, breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, Related Document or the Intercreditor Agreement, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof), except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect.

5.04. Binding Effect. This Agreement has been, each other Loan Document and the Intercreditor Agreement, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document and the Intercreditor Agreement when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) [Reserved].

(c) Since December 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at December 31, 2009 and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to the Administrative Agent, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction.

(e) The financial projections concerning Holdings and its Subsidiaries delivered to the Lenders, the Lead Arrangers or the Administrative Agent by or on behalf of Holdings or any of its Subsidiaries prior to the date hereof have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and at the time made available to such Lenders, Joint Lead Arrangers and the Administrative Agent.

5.06. Litigation. Other than as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document, the Intercreditor Agreement or the consummation of the Transaction, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07. Ownership of Property; Liens; Investments.

(a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.07(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.07(b), and as otherwise permitted by Section 7.01.

(c) As of the Closing Date, no Loan Party owns any Material Real Property. Schedule 5.07(c) lists, as of the Closing Date, each parcel of Material Real Property owned by any Subsidiary of a Loan Party, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and Fair Market

Value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Material Real Property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

5.08. Environmental Compliance.

(a) (i) None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Borrower, is adjacent to any such property; (ii) none of the Loan Parties has used any Hazardous Materials and, to the knowledge of the Borrower, there are no, and never have been any, underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) none of the Loan Parties has used, and to the knowledge of the Borrower, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) none of the Loan Parties has released, discharged or disposed of Hazardous Materials and, to the knowledge of the Borrower, Hazardous Materials have not otherwise been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, other than any exceptions to any of the foregoing clauses (i) through (iv) that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Neither any Loan Party nor any of its Subsidiaries (i) is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or (ii) has generated, used, treated, handled or stored any Hazardous Materials at, or has transported any Hazardous Materials to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, other than exceptions to any of the foregoing clauses (i) or (ii) that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.09. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.10. Taxes. Except as would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and each of its respective Subsidiaries has timely filed all Tax returns and reports required to be filed, and has timely paid all Taxes levied or imposed upon it or its property, income or assets or otherwise due and payable (whether or not shown on any Tax return), including in its capacity as a withholding agent, except such of those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP (provided such contest suspends enforcement or collection of the Tax in question). Each Loan Party and its respective Subsidiaries has made adequate provisions in accordance with GAAP for all material Taxes not yet due and payable. There is no current, proposed or pending audit, assessment, deficiency or other claim relating to Taxes against any Loan Party or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the Loan Parties nor any of their respective Subsidiaries has “participated” in a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4, except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

5.11. ERISA Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred; (ii) neither the Borrower nor any ERISA Affiliate has incurred any liability under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability under Title IV of ERISA with respect to a Pension Plan (other than for the payment of premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.12. Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party as specified on Part (a) of Schedule 5.12 free and clear of all Liens except those created or permitted under the Collateral Documents. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings free and clear of all Liens except those created or permitted under the Collateral Documents.

5.13. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

5.14. Disclosure. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder, under any other Loan Document or the Intercreditor Agreement (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15. Compliance with Laws.

(a) Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (including the Act and the United States Foreign Corrupt Practices Act of 1977, as amended) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Borrower and each of its Subsidiaries which maintains health care facilities or provides health care services has procured and maintains (i) all required licenses and permits for all of its (if any) health care facilities and (ii) eligibility for reimbursement or payment under the Medicare, Medicaid and comparable programs, including successor programs, except where a failure to procure or maintain such license, permit or eligibility for reimbursement or payment, as applicable, could not reasonably be expected to result in a Material Adverse Effect.

5.16. Intellectual Property; Licenses, Etc. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, and Schedule 5.16 sets forth a complete and accurate list as of the date hereof of registered and applied for IP Rights owned by each Loan Party; and (ii) no written claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.

5.17. Solvency. The Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.18. Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other labor difficulty within the last five years that could reasonably be expected to have a Material Adverse Effect.

5.19. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings described on Schedule 5.19, no filing or other action will be necessary to perfect or protect such Liens.

5.20. Use of Proceeds. The Borrower will use the proceeds of the Revolving Credit Loans and Swing Line Loans (i) after the Closing Date, to finance the working capital needs of the Borrower and its Subsidiaries, (ii) after the Closing Date, for general corporate purposes and (iii) on and after the Closing Date, to pay costs and expenses in connection with the Transaction.

5.21. Status as Senior Debt. The Obligations are “Priority Payment Lien Obligations,” within the meaning of the Senior Secured Notes Documents.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2010), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Grant Thornton LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days (or, in the case of financial statements for the fiscal quarter ended March 31, 2010, on or before June 15, 2010) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2010), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event at least 60 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, in form reasonably satisfactory to the Administrative Agent for such fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02. Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2010), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Section 7.10 or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2010, (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes); and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary thereof, or any audit of any of them;

(d) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any notice of default, acceleration or material breach with respect to (a) any Indebtedness of Holdings and its Subsidiaries, to the extent such Indebtedness is in an aggregate principal amount in excess of the Threshold Amount or (b) any Related Document;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) provide not less than 30 days’ prior written notice (in the form of a certificate of a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request, before effecting any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), it being understood that the Borrower shall take, and the Borrower shall cause each applicable Loan Party to take, all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. The Borrower agrees to promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. The Borrower also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it;

(h) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request;

(i) promptly after learning of the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) reasonably be expected to cause any material property described in any Mortgage to be subject to any material restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon request, the Borrower shall deliver paper or electronic (which may be by facsimile or electronic mail) copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c) of the occurrence of any ERISA Event.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Taxes. Pay and discharge as the same shall become due and payable all material Taxes upon it or its property, income or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate the Merger and any other merger or consolidation permitted under Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and material matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10. Inspection Rights. Permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower (subject to clause (i) of the following proviso) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) if no Event of Default has occurred and is continuing, the Borrower shall be obligated to reimburse the Administrative Agent for only one such visit and inspection in each fiscal year by the Administrative Agent (any additional visits and inspections shall be at the expense of the applicable Lender), (ii) all visits or inspections by a Lender shall be coordinated by the Administrative Agent and (iii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11. ERISA Compliance.

Furnish to the Administrative Agent as soon as practicable after request by the Administrative Agent, (x) copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, its Subsidiaries or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request and (y) with respect to any Multiemployer Plan, (i) any documents described in Section 101(k) of ERISA that the Borrower, any of its Subsidiaries or any ERISA Affiliate may request and (ii) any notices described in Section 101(1) of ERISA that the Borrower, its Subsidiaries or any ERISA Affiliate may request; provided that if the Borrower, its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, Subsidiary or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

6.12. Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect Wholly Owned Subsidiary or at any time that a Subsidiary that was not a Wholly Owned Subsidiary shall become a Wholly Owned Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party or any property by any Loan Party not otherwise subject to the Lien of the Collateral Documents, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days (or such longer notice period agreed to by the Administrative Agent, in its sole discretion, in writing) after such formation or acquisition, (i) cause such Wholly Owned Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement, guaranteeing the other Loan Parties’ obligations under the Loan Documents, a Security Agreement Supplement, an IP Security Agreement Supplement and other security and pledge agreements required under the Loan Documents securing payment of the Obligations of such Subsidiary, and (ii) cause each parent of such Subsidiary which is a Loan Party to take all action necessary to cause the Equity Interests in such Subsidiary to be pledged to the Administrative Agent pursuant to such Loan Party’s Security Agreement,

(ii) within 60 days (or such longer notice period agreed to by the Administrative Agent, in its sole discretion, in writing) after the formation or acquisition of any Wholly Owned Subsidiary or after acquisition by any Loan Party of any Material Real Property, cause the Loan Party which owns such Material Real Property to duly execute and deliver to the Administrative Agent a deed of trust or mortgage thereon, in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of such Loan Party (each, a “Mortgage”),

(iii) within 30 days with respect to Liens created pursuant to clause (i) of this Section 6.12 and 60 days after such formation or acquisition with respect to Liens created pursuant to clause (ii) of this Section 6.12 (or, in either case, such longer notice period agreed to by the Administrative Agent, in its sole discretion, in writing), cause such Wholly Owned Subsidiary and each direct and indirect parent of such Wholly Owned Subsidiary (if it has not already done so) to take whatever action (including without limitation the recording of Mortgages and the filing of Uniform Commercial Code financing statements,) may be necessary to perfect the Liens created pursuant to clauses (i) and (ii) of this Section 6.12 and to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens on such property, enforceable against all third parties, subject to the Liens permitted by Section 7.01,

(iv) within 60 days (or such longer notice period agreed to by the Administrative Agent, in its sole discretion, in writing) after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above,

(v) upon the request of the Administrative Agent in its reasonable discretion, deliver to the Administrative Agent with respect to each Material Real Property, title reports, surveys, engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party shall have otherwise received any of the foregoing items with respect to such Material Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent, and

(vi) upon the request of the Administrative Agent in its reasonable discretion, with respect to each Material Real Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Material Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(b) Upon the acquisition of any property by any Loan Party that is intended to be subject to the Lien created by the Collateral Documents but that is not already subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense, within 30 days (or such longer period agreed to by the Administrative Agent, in its sole discretion, in writing) after such acquisition cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties.

(c) At any time upon the request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all other actions as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens on, the Collateral.

(d) Upon request by the Administrative Agent, if an Event of Default occurs and is continuing, the Borrower and the Subsidiary Guarantors will exercise their rights and remedies under any and all Secured Intercompany Notes.

6.13. Compliance with Environmental Laws. Comply, and take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, as required by any applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any of the obligations above to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, or where the failure to undertake such obligation would not reasonably be expect to result in a Material Adverse Effect.

6.14. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15. Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (including, without limitation, any lease constituting a Material Contract), except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.16. Qualified Subsidiaries.

(a) Except to the extent restricted pursuant to any Permitted Payment Restrictions, the Borrower shall, and shall cause each Subsidiary to, cause each Qualified Subsidiary to declare and pay regular monthly, quarterly, semiannual or annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such Subsidiary for such period as determined in good faith by the board of directors, board of governors or such other individuals performing similar functions, subject to fiduciary duties applicable to such board or individual and such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Subsidiary may be properly and advantageously conducted at all times, including amounts necessary for operations, capital expenditures, debt service and other needs.

(b) If, at any time, any Subsidiary would fail to meet the requirements set forth in the definition of “Qualified Subsidiary,” it will thereafter cease to be a Qualified Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Subsidiary that is not a Qualified Subsidiary as of such date and, if such Indebtedness is not permitted to exist as of such date under Section 7.02, the existence of such Indebtedness shall constitute a Default under Section 7.02. The board of directors of the Borrower may at any time designate any Subsidiary not to be a Qualified Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Subsidiary of any outstanding Indebtedness of such Subsidiary, and such designation will only be permitted if (A) such Indebtedness is permitted under Section 7.02 and (B) no Default would be in existence following such designation. In the event (x) a Subsidiary fails to meet the requirements to be a Qualified Subsidiary or (y) the board of directors of the Borrower designates a Qualified Subsidiary not to be a Qualified Subsidiary, then all Investments in such Subsidiary since the Closing Date shall be deemed to have been acquired and consequently reduce the amount available for Investments under Section 7.03(i).

6.17. Post-Closing Deliverables. Deliver each item set forth on Schedule 6.17 to the Administrative Agent on or before the date set forth in such Schedule opposite such item.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, and solely in the case of Section 7.15, Holdings shall not:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof (other than Liens permitted by Section 7.01(m)) and listed on Schedule 5.07(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(g), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(g);

(c) inchoate Liens for ad valorem property taxes not yet due or Liens for Taxes which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) survey exceptions, title defects, easements, rights-of-way, restrictions, encumbrances, or reservations of, or rights of others for, licenses, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or minor irregularities of title, in each case, which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole.

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness incurred pursuant to Section 7.02(i); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(j) Liens on property of a Person existing at the time (x) of acquisition of the property by the Borrower or the any Subsidiary of the Borrower or (y) such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment and do not extend to any assets other than those of the property acquired or Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary or such Person’s Subsidiaries, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(j);

(k) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $2,500,000;

(l) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;

(m) Liens on Collateral securing Indebtedness incurred pursuant to Section 7.02(b), so long as all such Liens are subject to the terms of the Intercreditor Agreement and the obligations secured by such Collateral constitute First Lien Obligations (other than Priority Payment Lien Obligations (each as defined in the Intercreditor Agreement)) or are subject to an intercreditor agreement that is as favorable to the Secured Parties as the Intercreditor Agreement;

(n) Liens on assets of any Qualified Subsidiary securing Indebtedness of such Qualified Subsidiary incurred pursuant to Section 7.02(c) or (d);

(o) Liens on Collateral securing Indebtedness incurred pursuant to Section 7.02 (including Liens securing any Obligations in respect thereof); provided that (i) after giving effect to such Lien and the incurrence of Indebtedness, if any, secured by such Lien, the Consolidated Adjusted Secured Debt Ratio on a Pro Forma Basis shall not be greater than 4.25:1.00 and (ii) such Liens are subject to the terms of the Intercreditor Agreement and the obligations secured by such Collateral constitute First Lien Obligations (other than Priority Payment Lien Obligations (each as defined in the Intercreditor Agreement)) or are subject to an intercreditor agreement that is as favorable to the Secured Parties as the Intercreditor Agreement;

(p) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(q) Liens in favor of the L/C Issuer or the Swing Line Lender on Cash Collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(r) Leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business and any Liens arising from the precautionary filing of Uniform Commercial Code financing statements regarding leases;

(s) Liens incurred in connection with a Qualified Receivables Transaction (which, in the case of the Borrower and its Subsidiaries (other than Receivables Subsidiaries), shall be limited to receivables and related assets referred to in the definition of “Qualified Receivables Transaction”);

(t) Liens on Collateral pursuant to the Collateral Documents securing Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement; provided that the Hedge Banks and the Cash Management Banks party to such agreement, and such Liens, are subject to the Intercreditor Agreement;

(u) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(v) Liens solely on any cash earned money deposits made by the Borrower or any Subsidiary with any letter of intent or purchase agreement permitted hereunder;

provided that, in addition to the foregoing, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind, on or with respect to the Collateral except Permitted Collateral Liens.

7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes;

(b) Indebtedness of the Borrower or any Guarantor evidenced by the Senior Secured Notes, and Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness or Disqualified Stock, in each case issued by Qualified Subsidiaries, in an aggregate amount not to exceed (net of unrestricted cash and Cash Equivalents held by any Qualified Subsidiary not included in the calculation under Section 7.02(d), up to the amount of Indebtedness of such Qualified Subsidiary under this Section 7.02(c)) at the time outstanding under this Section 7.02(c), the greater of (i) $25,000,000 and (ii) an amount equal to 50% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 6.01;

(d) if the Consolidated Leverage Ratio of the Borrower and its Subsidiaries would not be greater than 4.25 to 1.00, (x) the incurrence of Permitted Refinancing Indebtedness or Replacement Preferred Stock, in each case, by Qualified Subsidiaries incurred to refinance Indebtedness owed, or Disqualified Stock issued, to the Borrower or a Subsidiary Guarantor in accordance with Section 7.02(e), or (y) the sale to any Person that is not Holdings or any of its Subsidiaries of any Indebtedness owed, or Disqualified Stock issued, by a Qualified Subsidiary to the Borrower or a Subsidiary Guarantor in accordance with Section 7.02(e) (either clause (x) or (y), an “Intercompany Loan Refinancing”), in an aggregate principal amount under this Section 7.02(d) not to exceed (net of unrestricted cash and Cash Equivalents held by any Qualified Subsidiary not included in the calculation under Section 7.02(c), up to the amount of Indebtedness of such Qualified Subsidiary under this Section 7.02(d)) at any time outstanding, the greater of (i) $25,000,000 and (ii) an amount equal to 50% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 6.01 immediately preceding the date of any incurrence under this clause (d);

(e) Indebtedness of the Borrower, any Subsidiary Guarantor, any Qualified Subsidiary or any Subsidiary that meets the requirements of clauses (1), (2) and (3) of the definition of Qualified Subsidiary owing to the Borrower, any Subsidiary Guarantor and any Qualified Subsidiary or any Subsidiary that meets the definition of (1), (2) and (3) of Qualified Subsidiaries; provided, however, that:

(i) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations in respect of the Loans and L/C Obligations, except to the extent such subordination would violate any applicable law, rule or regulation ; and

(ii) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being owed to a Person other than the Borrower, a Subsidiary Guarantor or a Qualified Subsidiary of the Borrower and any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower, a Subsidiary Guarantor or a Qualified Subsidiary of the Borrower, will be deemed, in each case, to constitute a new incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be, which new incurrence is not permitted by this clause (e);

(f) Indebtedness under the Loan Documents;

(g) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness in respect thereof;

(h) the Guarantee:

(i) by the Borrower or any Subsidiary Guarantor of Indebtedness of the Borrower or a Subsidiary Guarantor that was permitted to be incurred by another clause of this Section 7.02; provided that if the Indebtedness being Guaranteed is subordinated to the Loans or any other Obligations, then such Guarantee shall be subordinated to the same extent as the Indebtedness so Guaranteed;

(ii) (x) by any Qualified Subsidiary of Indebtedness of another Qualified Subsidiary and (y) by any Subsidiary that is not a Loan Party or Qualified Subsidiary of Indebtedness of any other Subsidiary that is not a Loan Party or a Qualified Subsidiary; and

(iii) by the Borrower or any Subsidiary Guarantor of Indebtedness of any Qualified Subsidiary incurred pursuant to Section 7.02(c) or (d) (up to the indirect or indirect proportionate ownership interest in such Qualified Subsidiary by the Borrower);

(i) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(j) (x) Acquired Debt or Disqualified Stock or preferred stock of any Person that is acquired by the Borrower or a Subsidiary or that consolidates or merges with or into a Subsidiary in accordance with the terms of the Loan Documents; provided, however, that (i) such Acquired Debt, Disqualified Stock or preferred stock existed prior to such acquisition, consolidation or merger and was not incurred or issued in connection therewith, or in contemplation thereof; and (ii) after giving effect thereto, the Fixed Charge Coverage Ratio on a Pro Forma Basis shall not be less than 2.0:1.0; or

(y) Acquired Debt or Disqualified Stock or preferred stock of any Person that consolidates or merges into the Borrower or any Guarantor in accordance with the terms of the Loan Documents; provided, however, that (i) such Acquired Debt, Disqualified Stock or preferred stock existed prior to such consolidation or merger and was not incurred or issued in connection therewith, or in contemplation thereof; and (ii) after giving effect thereto, the Fixed Charge Coverage Ratio of the Borrower is equal to or greater than immediately prior to the incurrence of such Acquired Debt, Disqualified Stock or preferred stock;

(k) Indebtedness of the Borrower in respect of promissory notes issued to Strategic Investors in connection with repurchases of Equity Interests permitted under Section 7.06(d);

(l) Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(m) (i) other Indebtedness of Loan Parties so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Fixed Charge Coverage Ratio on a Pro Forma Basis shall not be less than 2.0:1.00 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(n) Indebtedness owed by the Borrower or any Subsidiary Guarantor to future, current or former officers, directors, employees or consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 7.06(f);

(o) Standard Securitization Undertakings incurred in a Qualified Receivables Transaction permitted under this Agreement;

(p) Contribution Indebtedness of the Borrower or its Subsidiaries;

(q) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, surety bonds, appeal bonds or other similar bonds in the ordinary course of business;

(r) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days;

(s) the incurrence of Indebtedness arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interests of the Borrower or any Subsidiary;

(t) Indebtedness of the Borrower or any of its Subsidiaries supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(u) the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

(v) Indebtedness of the Borrower or a Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten Business Days or less;

(w) Indebtedness representing deferred compensation to employees of the Borrower and the Subsidiaries incurred in the ordinary course of business;

(x) Indebtedness of the Borrower or any Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(y) Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to letters of credit (other than Letters of Credit) issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(z) Indebtedness of the Borrower or any Subsidiary to the extent the proceeds of such Indebtedness are substantially concurrently with the incurrence thereof deposited and used to defease the Senior Secured Notes pursuant to the Senior Secured Notes Documents;

(aa) Indebtedness in respect of bid, performance or surety bonds or obligations of a similar nature issued for the account of the Borrower or any Subsidiary in the ordinary course of business;

including guarantees or obligations of the Borrower or any Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed); and

(bb) Indebtedness in the form of earn-outs, contingent payments, seller notes, indemnification, incentive, non-compete, consulting or similar arrangements in connection with Investments permitted by Section 7.03 or in connection with the acquisition or disposition of any business or assets of the Borrower or any Subsidiary or Equity Interests of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Borrower or any Subsidiary shall not be permitted under this Section 7.02(bb) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this Section 7.02(bb) shall at no time exceed the gross proceeds actually received by the Borrower and the Subsidiaries in connection with such disposition.

7.03. Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties (other than Holdings); provided, that notwithstanding this clause (ii), intercompany loans to Holdings will be permitted to the extent Restricted Payments to Holdings would be permitted under Section 7.06 (so long as such intercompany loan is counted as a Restricted Payment for purposes of Section 7.06), (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties or Qualified Subsidiaries in other Subsidiaries that are not Loan Parties or Qualified Subsidiaries, (iv) Investments by the Borrower and its Subsidiaries in Qualified Subsidiaries and (v) any loans or advances to any Subsidiary that meets the requirements of clauses (1), (2) and (3) of the definition of Qualified Subsidiary; provided that to the extent such Investment referred to in clause (iv) or (v) constitutes Indebtedness or advances of or to any Qualified Subsidiary or a Subsidiary meeting the requirements of clauses (1), (2) and (3) of the definition of Qualified Subsidiary from the Borrower or any Subsidiary Guarantor, such Indebtedness shall be evidenced by a promissory note to the Borrower or such Subsidiary Guarantor, as the case may be, secured by substantially all assets of such Qualified Subsidiary or such Subsidiary meeting the requirements of clauses (1), (2) and (3) of the definition of Qualified Subsidiary (such note as so secured, a “Secured Intercompany Note”), which Secured Intercompany Note shall be pledged to the Administrative Agent for the benefit of the Secured Parties in accordance with the terms of the Security Agreement; provided that the Administrative Agent shall be entitled to reasonably request that the payee on such intercompany note take such actions or request such items (similar to those set forth in Section 6.12) as the Administrative Agent reasonably believes is necessary to perfect the security interest of the payee in any such Secured Intercompany Note.

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02(h) and guarantees of obligations incurred by Qualified Subsidiaries not constituting Indebtedness entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03 or an Investment consisting of any extension, modification or renewal of any

Investment existing as of the date hereof and set forth on Schedule 7.03 (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the date hereof, of the original Investment so extended, modified or renewed) and pursuant to any binding commitment outstanding as of the date hereof and set forth on Schedule 7.03;

(g) the purchase or other acquisition of Equity Interests in any Person (which, upon such acquisition, shall become a Qualified Subsidiary), or all or substantially all of the property of, any Person the assets of which, upon the consummation thereof, will be owned by the Borrower, one or more Subsidiary Guarantors or one or more Qualified Subsidiaries; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i) no Default shall have occurred or be continuing either before or after such purchase or acquisition;

(ii) Section 6.12 shall be complied with with respect to such newly acquired Subsidiary and property;

(iii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries;

(iv) with respect to any transaction involving Acquisition Consideration of more than $10,000,000, unless the Administrative Agent shall otherwise agree, the Borrower shall have provided the Administrative Agent with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, and (B) any such other information and data relating to such transaction or the Person or assets to be acquired as may be reasonably requested by the Administrative Agent;

(v) immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis, the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.10 as of the most recent quarter end date (it being understood that if such most recent quarter end date is prior to September 30, 2010, the covenant levels set forth in Section 7.10 for September 30, 2010 shall apply for such purpose); and

(vi) the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(h) obligations of one or more officers or other employees of the Borrower or any of its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower or Holdings (or any other direct or indirect parent company of the Borrower) so long as no cash or other assets are paid by the Borrower or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(i) other Investments not exceeding, in the aggregate at any time outstanding, the greater of (i) $35,000,000 and (ii) 6.0% of Total Assets at the time of any Investment pursuant to this clause;

(j) payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;

(k) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related indebtedness;

(l) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Borrower or a Subsidiary of the Borrower in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for such transactions;

(m) any Investment received in connection with a disposition of assets not constituting a Material Disposition;

(n) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings or any parent of Holdings;

(o) any Investments received in compromise, settlement or resolution of (A) obligations of trade debtors or customers that were incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade debtor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(p) Investments represented by Obligations under any Secured Hedge Agreement entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;

(q) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(r) repurchases of the Senior Secured Notes to the extent permitted by Section 7.14;

(s) Investments consisting of amounts potentially due from a seller of property in an acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions and (ii) are outstanding for a period of one hundred twenty (120) days or less following the closing of such acquisition;

(t) good faith deposits in connection with any acquisition, joint venture or acquisition of assets and escrowed money in connection with Material Dispositions, acquisitions or joint ventures;

(u) Investments of a Subsidiary of the Borrower acquired after the Closing Date or of a Person merged into, amalgamated with or consolidated with a Subsidiary of the Borrower in a transaction that is not prohibited by Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such merger, acquisition, amalgamation or consolidation;

(v) Investments that are made with Excluded Contributions; and

(w) Investments in receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Subsidiary deems reasonable under the circumstances.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Loan Party (other than Holdings) is merging with another Subsidiary that is not a Qualified Subsidiary, a Loan Party shall be the continuing or surviving Person; provided further, that when any Subsidiary Guarantor is merging with a Qualified Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving Person, unless such Subsidiary Guarantor holds no assets other than de minimis assets or Equity Interests of a Qualified Subsidiary, in which event either such Subsidiary Guarantor or Qualified Subsidiary shall be the continuing or surviving Person; provided further, that when any Qualified Subsidiary is merging with another Subsidiary that is not a Loan Party, a Qualified Subsidiary shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower, to another Loan Party (other than Holdings) or to a Qualified Subsidiary;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) the Borrower may consummate the Merger; and

(e) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be the Borrower, a Subsidiary Guarantor or a Qualified Subsidiary, as the case may be, and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) or Qualified Subsidiary is a party, such Loan Party or Qualified Subsidiary is the surviving Person.

7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of damaged, negligible, surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Disposition of accounts receivable in connection with the collection or compromise thereof;

(c) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(d) the sale or other Disposition of Cash Equivalents;

(e) Dispositions of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(f) Dispositions of products, services or accounts receivables (including at a discount) in the ordinary course of business;

(g) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(h) Dispositions of property by the Borrower or any Subsidiary to the Borrower, a Subsidiary Guarantor or Qualified Subsidiary;

(i) Dispositions permitted by Section 7.04;

(j) licensing of IP Rights in the ordinary course of business or in accordance with industry practice;

(k) Dispositions of assets as a result of a foreclosure by the Borrower or any Subsidiary on any secured Investment or other transfer of title with respect to any secured Investment in default; and

(l) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that at the time of such Disposition, (i) no Default shall have occurred and be continuing, (ii) not less than 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash, (ii) the aggregate Fair Market Value of all property Disposed of in reliance on this Section 7.05(l) in any fiscal year of the Borrower shall not exceed $10,000,000 (provided that any amount so unused in any such fiscal year may be carried forward to any succeeding fiscal year so long as the aggregate Fair Market Value of any assets so Disposed in any such fiscal year pursuant to this Section 7.05(l) after giving effect to such carryover shall not exceed $20,000,000) and (iii) the Net Cash Proceeds thereof are applied in accordance with Section 2.06(b)(iii); provided that each of the following shall be deemed to be cash for the purposes of clause (ii) above:

(i) Cash Equivalents;

(ii) any liabilities (as shown on the Issuer’s most recent consolidated balance sheet) of the Borrower or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to any of the Obligations) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Borrower or such Subsidiary from further liability;

(iii) any securities, notes or other obligations received by the Borrower or any Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion; and

(iv) any Designated Noncash Consideration received by the Borrower or a Subsidiary, and (ii) any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (ii) does not exceed the greater of $10,000,000 and 2% of Total Assets at the time of receipt since the Closing Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(m) Dispositions of Equity Interests of a Subsidiary of the Borrower to the Borrower or to a Subsidiary of the Borrower or of a Qualified Subsidiary to Strategic Investors in connection with the start-up of such Qualified Subsidiary;

(n) so long as no Default shall have occurred and be continuing, any Disposition of Equity Interests held by Borrower or a Subsidiary in a Qualified Subsidiary in exchange for cash, Cash Equivalents or Equity Interests in another Qualified Subsidiary, so long as any such cash or Cash Equivalents received in such exchange are used within 365 days of such Disposition to acquire Equity Interests in a Qualified Subsidiary; provided that the requirement to so acquire such Equity Interests of a Qualified Subsidiary shall be deemed to be satisfied with respect to any Net Cash Proceeds from the sale or issuance of Equity Interests of a Qualified Subsidiary to the extent an amount equal to such Net Cash Proceeds was used to purchase Equity Interests in a Qualified Subsidiary within 365 days prior to the receipt of such Net Cash Proceeds;

(o) any Intercompany Loan Refinancing if and to the extent the proceeds thereof are applied in accordance with Section 2.06(b)(ii);

(p) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(q) any sale or Disposition deemed to occur in connection with creating or granting any Lien pursuant to Section 7.01 (but not the sale or other Disposition of the property subject to such Lien).

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors or Qualified Subsidiaries and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Borrower (other than Disqualified Stock);

(c) Borrower may declare and make dividend payments or other distributions payable solely in Equity Interests of the Borrower (other than Disqualified Stock) to Holdings;

(d) the purchase, redemption or other acquisition or retirement for value of shares of Equity Interests of a Qualified Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Equity Interests (a) pursuant to any repurchase obligation to such Strategic Investor or (b) if no Default exists or would result therefrom;

(e) the Borrower and each Subsidiary may make Permitted Payments to Holdings;

(f) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Subsidiary of the Borrower held by any current or former officer, director, employee or consultant of the Borrower or any of its Subsidiaries, and any dividend payment or other distribution by the Borrower or a Subsidiary to Holdings or any other direct or indirect parent holding company of the Borrower utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or such other direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Borrower or any of its Subsidiaries or Holdings or such other parent holding company, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan or other agreement of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years but in no event shall the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests exceed $10,000,000 in any year); provided further that such amount in any fiscal year may be further increased by an amount not to exceed:

(i) the net cash proceeds from the sale of Equity Interests of the Borrower (other than Disqualified Stock) and, to the extent contributed to the Borrower as equity capital (other than Disqualified

Stock), Equity Interests of Holdings or any other direct or indirect parent company of the Borrower, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries, Holdings or any other direct or indirect parent company of the Borrower that occurs after the Closing Date, plus

(ii) the cash proceeds of key man life insurance policies received by the Borrower and its Subsidiaries after the Closing Date, minus

(iii) the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this Section 7.06(f);

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(g) all payments to be made under the Purchase Agreement and all other payments made or to be made in connection with the Transactions (including payments made to Parent to permit it to make such payments) as set forth in the Offering Memorandum for the Senior Secured Notes, including payments to stockholders, and holders of options and warrants for common stock, of the merger consideration (or, in the case of options and warrants, the merger consideration less the exercise price thereof), and all payments made to former stockholders of the Borrower who have validly exercised appraisal rights, in connection with the Transactions;

(h) purchases of receivables pursuant to a Receivables Repurchase Obligation and distributions or payments of Receivables Fees and any other payments, in each case, in connection with a Qualified Receivables Transaction;

(i) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any Subsidiary of the Borrower which Disqualified Stock was issued after the Closing Date in accordance with the provisions of Section 7.02;

(j) the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;

(k) payment of fees and reimbursement of other expenses to the Permitted Holders in connection with the Transactions as described in the Offering Memorandum for the Senior Secured Notes under the caption “Certain Relationships and Related Transactions” or dividends to any direct or indirect parent of the Borrower to fund such payments;

(l) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have otherwise been permitted pursuant to this Section 7.06;

(m) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Borrower or any Subsidiary of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted pursuant to Section 7.02; and

(n) cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any preferred stock or convertible debt securities of the Borrower or any of its Subsidiaries.

7.07. Change in Nature of Business. Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower involving an aggregate consideration in excess of $2,500,000, whether or not in the ordinary course of business, other than on terms, taken as a whole, not materially less favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:

(a) transactions between or among the Borrower, the Subsidiary Guarantors and the Qualified Subsidiaries;

(b) (i) payments by the Borrower or any of its Subsidiaries to the Permitted Holders for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the disinterested members of the board of directors of the Borrower in good faith in an aggregate amount for all such fees for any transaction not to exceed 2.00% of the aggregate value of such transaction, and (ii) fees payable pursuant to the Sponsor Management Agreement as in effect on the Closing Date or as amended in a manner not adverse in any material respect to the Lenders;

(c) any lease or sublease entered into between the Borrower or any Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor or sublessor, which is approved by a majority of the disinterested members of the board of directors of the Borrower in good faith;

(d) existing Indebtedness and any other obligations pursuant to an agreement existing on the Closing Date as set forth on Schedule 7.02, as such agreement may be amended pursuant to Section 7.02(g);

(e) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto;

(f) payments made pursuant to Section 7.06(g);

(g) payment of reasonable directors’ fees;

(h) any issuance of Equity Interests (other than Disqualified Stock) of Holdings to Affiliates of the Borrower;

(i) Investments made pursuant to Section 7.03(b), (c), (e), (h), (j), (k), or (n) or Restricted Payments made pursuant to Section 7.06;

(j) payment of fees and the reimbursement of other expenses to the Permitted Holders in connection with the Transactions;

(k) loans (or cancellation of loans) or advances to employees in the ordinary course of business;

(l) transactions with joint ventures, customers, suppliers, contractors, joint venture partners (including, without limitation, physicians) or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Loan Documents, and which are fair to the Borrower or its Subsidiaries, as applicable, in the reasonable determination of the board of directors, chief executive officer or chief financial officer of the Borrower or its Subsidiaries, as applicable, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(m) the existence of, or the performance by the Borrower or any Subsidiary of their obligations, if any, or obligations of Holdings under the terms of, any subscription, registration rights or stockholders agreement, partnership agreement or limited liability company agreement or similar agreement to which Holdings, the Borrower or any Subsidiary is a party as of the Closing Date and listed on Schedule 7.08 and any similar agreements which the

Borrower, any Subsidiary, Holdings or any other direct or indirect parent company of the Borrower may enter into thereafter; provided, however, that the entering into by the Borrower or any Subsidiary or the performance by the Borrower or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date will only be permitted by this clause to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially disadvantageous to the Lenders, as determined in good faith by the board of directors, chief executive officer or chief financial officer of the Borrower;

(n) the Transactions, including all payments made or to be made in connection with the Transactions as described in the Offering Memorandum for the Senior Secured Notes;

(o) the entering into of any tax sharing agreement or arrangement and any Permitted Payments to Holdings;

(p) the issuance of Equity Interests (other than Disqualified Stock) in Holdings or any Subsidiary for compensation purposes in the ordinary course of business;

(q) intellectual property licenses in the ordinary course of business;

(r) transactions in which the Borrower or any Subsidiary delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the board of directors of the Borrower in good faith; and

(s) customary transactions pursuant to Qualified Receivables Transactions.

7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or the Intercreditor Agreement) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor; provided that nothing in this Section 7.09 shall prohibit any limitation, restriction or prohibition contained in the Senior Secured Notes or any Permitted Refinancing Indebtedness in respect thereof, to the extent such limitations, restrictions and prohibitions are not, when taken as a whole, materially more burdensome to the Borrower and the Guarantors than those in effect on the Closing Date, and provided, further, that the restrictions of this Section 7.09 shall not apply to encumbrances or restrictions existing or by reason of:

(a) agreements governing (x) Indebtedness (other than the Indebtedness under this Agreement and Indebtedness owed to Holdings or any of its Subsidiaries), existing on the Closing Date and (y) this Agreement as in effect on the Closing Date;

(b) the Senior Secured Notes Documents and all other agreements, instruments and other documents pursuant to which the Senior Secured Notes have been or will be issued or otherwise setting forth the terms of the Senior Secured Notes and the Intercreditor Agreement;

(c) applicable law, rule, regulation or order, including any requirement of any governmental healthcare programs;

(d) any instrument or agreement governing Indebtedness or the Equity Interests of a Subsidiary acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or any of its Subsidiaries, or the property or assets of the Person or any of its Subsidiaries, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred by this Agreement;

(e) customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;

(f) customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business;

(g) any agreement for the sale or other disposition of all or substantially all the Equity Interests or the assets of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition;

(h) Liens permitted to be incurred under Section 7.01 that limit the right of the debtor to dispose of the assets subject to such Liens;

(i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j) customary provisions imposed on the transfer of copyrighted or patented materials;

(k) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Subsidiary;

(l) contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Subsidiary of the Borrower in any manner material to the Borrower or any Subsidiary of the Borrower;

(m) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Borrower or any Subsidiary of the Borrower or any of their businesses;

(n) any instrument or agreement governing Indebtedness or preferred stock of any Subsidiary that is incurred or issued subsequent to the Closing Date and not in violation of Section 7.02; provided that the Borrower’s board of directors determines in good faith that restrictions are not reasonably likely to have a materially adverse effect on the Borrower’s and/or Guarantors’ ability to make principal and interest payments under this Agreement;

(o) customary provisions in joint venture and other similar agreements, including agreements related to the ownership and operation of dialysis clinics, relating solely to such joint venture or facilities or the Persons who own Equity Interests therein;

(p) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (a), (b), (d) and (o) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, (as determined by the Borrower in good faith) than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (a), (b), (d) and (o) above, as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(q) customary provisions in connection with a Qualified Receivables Transaction; and

(r) restrictions in the Management Agreement that require the payment of management fees to the Borrower or one of its Subsidiaries prior to payment of dividends or distributions.

7.10. Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the ratio set forth below opposite the period in which the last day of such fiscal quarter falls:

Period	Maximum Consolidated Leverage Ratio
September 30, 2010 through September 30, 2011	5.75:1.00
December 31, 2011 through September 30, 2012	5.50:1.00
December 31, 2012 through September 30, 2013	5.00:1.00
December 31, 2013 through September 30, 2014	4.75:1.00
December 31, 2014 and thereafter	4.25:1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite the period in which the last day of such fiscal quarter falls:

Period	Minimum Fixed Charge Coverage Ratio
September 30, 2010 through September 30, 2011	1.80:1.00
December 31, 2011 through September 30, 2012	1.80:1.00
December 31, 2012 through September 30, 2013	2.00:1.00
December 31, 2013 through September 30, 2014	2.25:1.00
December 31, 2014 and thereafter	2.50:1.00

7.11. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 7.05 and (ii) any Liens arising in connection with its use of such property are permitted by Section 7.01.

7.12. Amendments of Organization Documents. Amend any of its Organization Documents in any manner adverse to the Lenders.

7.13. Fiscal Year. Make any change in its fiscal year.

7.14. Prepayments, etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms thereof or any subordination agreement affecting, (i) any Indebtedness that is subordinated in right of payment to any of the Obligations, (ii) the Senior Secured Notes or any Permitted Refinancing Indebtedness thereof, other than with any Declined Proceeds in accordance with Section 2.06(b)(ii), (iii) any Indebtedness which is unsecured or (iv) any Indebtedness (including, without limitation, the Senior Secured Notes) secured by a Lien on any Collateral, which Lien is junior to, or in any manner has a lower priority in right of payment than, the Liens securing the Obligations; provided that notwithstanding the foregoing (A) so long as no Default has occurred and is continuing, in each year up to 10% of the aggregate principal amount of the Senior Secured Notes (or any Permitted Refinancing Indebtedness thereof) may be prepaid, redeemed, purchased, defeased or satisfied prior to their scheduled maturity and (B) any such prepayment, redemption, purchase, defeasance or other satisfaction may be made to the extent constituting a refinancing of Indebtedness with the proceeds of Permitted Refinancing Indebtedness incurred pursuant to Section 7.02(b), (d), (g) or (m).

7.15. Holding Company. In the case of Holdings, hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (a) the issuance of its Equity Interests to its shareholders, (b the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder (and the acknowledgment of the Intercreditor Agreement), (c) the execution and delivery of the Senior Secured Notes Documents (and any documents relating to any Permitted Refinancing Indebtedness in respect of the Senior Secured Notes) to which it is a party and the performance of its obligations thereunder, (d) the incurrence of Indebtedness that is permitted to be incurred by the Borrower under Section 7.02; provided that the net proceeds of such Indebtedness are promptly received by the Borrower (and Borrower becomes the primary obligor thereon) and not retained by Holdings and (e) activities incidental thereto.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (with respect to preservation of corporate existence of the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt of notice from the Administrative Agent; or

(d) Representations and Warranties. Any representation and warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents or the Intercreditor Agreement. Any provision of any Loan Document or the Intercreditor Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or the Intercreditor Agreement; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. With respect to any Collateral having a fair market value in excess of $3,000,000, individually or in the aggregate (i) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of this Agreement, the Collateral Documents and the Intercreditor Agreement, or (ii) any security interest created thereunder or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction.

8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of one counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and, if necessary, one local counsel and one regulatory counsel in any jurisdiction, and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.05(b)(ii) and 2.14; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder, under the other Loan Documents and the Intercreditor Agreement and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents and the Intercreditor Agreement, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents and the Intercreditor Agreement) as if set forth in full herein with respect thereto.

9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, in the other Loan Documents and the Intercreditor Agreement. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby, by the other Loan Documents or the Intercreditor Agreement that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein, in the other Loan Documents or the Intercreditor Agreement), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or the Intercreditor Agreement or applicable law;

(c) shall not, except as expressly set forth herein, in the other Loan Documents or the Intercreditor Agreement, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, any other Loan Document or the Intercreditor Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, the Intercreditor Agreement or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder, under any other Loan Document or the Intercreditor Agreement by or through any one or more co-agents, sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. If the Lender acting as Administrative Agent is replaced pursuant to Section 11.14, then such Lender shall be deemed to have submitted its resignation as Administrative Agent concurrent with such replacement. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, so long as no Default shall have occurred and be continuing, the Borrower shall have the right to approve (such approval not to be unreasonably withheld) such successor (it being understood that such approval shall be deemed given if Borrower shall have not responded to a request for such approval within 15 days after notice is given to the Borrower of the name of the successor the Required Lenders intend to appoint). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer and in consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder, under the other Loan Documents and the Intercreditor Agreement (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder, under the other Loan Documents and the Intercreditor Agreement (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, under the other Loan Documents and the Intercreditor Agreement, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, the Intercreditor Agreement or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, any of the other Loan Documents or the Intercreditor Agreement, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09. Administrative Agent May File Proofs of Claim . In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be reasonably necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10. Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Facility and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(k).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11. Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder, under any other Loan Document or the Intercreditor Agreement or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents or the Intercreditor Agreement. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements upon termination of the Facility.

9.12. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or Holdings and without limiting or expanding the obligation of the Borrower and Holdings to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties, additions to tax or interest thereto, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Facility and the repayment, satisfaction or discharge of all Obligations. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

ARTICLE X

CONTINUING GUARANTY

10.01. Guaranty. Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02. Rights of Lenders. Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03. Certain Waivers. Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04. Obligations Independent. The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05. Subrogation. Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) have been paid and performed in full in cash and the Commitments and the Facility is terminated. If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) are paid in full in cash and the Commitments are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07. Subordination. Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the payment in full in cash of all Obligations (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements). If the Secured Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.

10.09. Condition of Borrower. Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Secured Parties has any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI

MISCELLANEOUS

11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, any other Loan Document or the Intercreditor Agreement, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Article IV or of any Default is not considered an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest or fees due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement, any other Loan Document or the Intercreditor Agreement; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) any amendment, waiver or consent of the Intercreditor Agreement shall only require the consent of any Loan Party to the extent required pursuant to the terms thereof. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender (other than any Lender who was a Lender on the Closing Date or any Lender who is an Affiliate of such a Lender) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document or the Intercreditor Agreement that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

11.03. Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.04. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder, under any other Loan Document or the Intercreditor Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document and the Intercreditor Agreement, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.05. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents and the Intercreditor Agreement or any amendments, modifications or waivers of the provisions hereof or thereof; provided that under this Section 11.05(a) the Borrower shall not be required to reimburse the expenses of more than one firm of counsel to the Administrative Agent and its Affiliates, plus, if necessary, one firm of local counsel in each applicable jurisdiction and one regulatory counsel in each applicable jurisdiction, (ii) all reasonable and invoiced out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Administrative Agent, any Lender or the L/C Issuer, taken as a whole, and, if necessary, of one local counsel in any jurisdiction and one regulatory counsel in any jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement, the other Loan Documents and the Intercreditor Agreement, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the Intercreditor Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement, the other Loan Documents and the Intercreditor Agreement, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Intercreditor Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents, the Intercreditor Agreement or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 30 Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

11.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.07. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (each such consent not to be unreasonably withheld or delayed) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.07(b), (ii) by way of participation in accordance with the provisions of Section 11.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Credit Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) In any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Registrar information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including the documentation requirements of Section 3.01(e)) to the same extent as if it were a Lender and had acquired its participating interest by assignment pursuant to Section 11.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower and Holdings (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Revolving Credit Loans pursuant to Section 11.07(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.08. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document, the Intercreditor Agreement or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

The Schedules to this Agreement shall be provided to the Administrative Agent and may be viewed by any other Secured Party at the offices of the Administrative Agent upon request.

11.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or Holdings against any and all of the obligations of the Borrower or Holdings now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, such obligations of the Borrower or Holdings are due and payable, but irrespective of whether they are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 11.09, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

11.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Intercreditor Agreement constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13. Severability. If any provision of this Agreement, the other Loan Documents or the Intercreditor Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement, the other Loan Documents and the Intercreditor Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.14. Replacement of Lenders. If any Lender requests compensation under Section 3.04 or 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives any notice under Section 3.02, or a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Administrative Agent shall have received the assignment fee specified in Section 11.07(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.14 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.15. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND HOLDINGS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR HOLDINGS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE BORROWER AND HOLDINGS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers, are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Lead Arrangers has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Lead Arrangers has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arrangers and the other Lead Arranger(s) with respect to any breach or alleged breach (in each case, in the absence of gross negligence or willful misconduct) of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Holdings acknowledges that one or more Affiliates of Barclays Capital (“Barclays”), the investment banking division of Barclays Bank PLC has been retained by Holdings as a buy-side financial advisor (in such capacity, the “Borrower Financial Advisor”) in connection with the Transaction. Each of the Borrower and Holdings agrees not to assert any claim it might allege based on any actual or potential conflict of interest that might be asserted to arise or result from, on the one hand, the engagement of the Borrower Financial Advisor and, on the other hand, Barclays’ or its Affiliates’ relationship with Holdings as described and referred to herein. Nothing in this Section or elsewhere in this Agreement is intended to, or shall, diminish the obligations or liabilities of the parties under the engagement letter agreement among the Sponsor and one or more Affiliates and one or more Affiliates of Barclays Capital as a buy-side financial advisor in connection with the Transaction.

11.18. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.19. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

C.P. ATLAS ACQUISITION CORP. (which on the Closing Date shall be merged with and into AMERICAN RENAL HOLDINGS INC. with AMERICAN RENAL HOLDINGS INC. surviving such merger as the Borrower)

By:	/s/ Jared S Hendricks
Name:	Jared S. Hendricks
Title:	Vice President

C.P. ATLAS INTERMEDIATE HOLDINGS, LLC

By:	/s/ Jared S Hendricks
Name:	Jared S. Hendricks
Title:	Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	Mollie S. Canup
Name:	Mollie S. Canup
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ David H. Strickett
Name:	David H. Strickett
Title:	Senior Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Dana D. Cagle
Name:	Dana D. Cagle
Title:	Director

Execution Version

Schedules to the Credit Agreement

Schedule 2.01

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$10,625,000.00	42.500000000%
Barclays Bank PLC	$10,625,000.00	42.500000000%
Wells Fargo Bank, National Association	$3,750,000.00	15.000000000%
Total	$25,000,000.00	100.000000000%

Schedule 5.03

Certain Authorizations

UCC-1 Filings

Type of Filing	Entity	Jurisdictions

UCC-1 Financing Statement	C.P. Atlas Intermediate Holdings LLC	Delaware Secretary of State

UCC-1 Financing Statement	C.P. Atlas Acquisition Corp.	Delaware Secretary of State

UCC-1 Financing Statement	American Renal Holdings Inc.	Delaware Secretary of State

UCC-1 Financing Statement	American Renal Associates LLC	Delaware Secretary of State

UCC-1 Financing Statement	American Renal Management LLC	Delaware Secretary of State

UCC-1 Financing Statement	AKC Holding LLC	Delaware Secretary of State

UCC-1 Financing Statement	JKC Holding LLC	Delaware Secretary of State

UCC-1 Financing Statement	ARA-Boca Raton Holding LLC	Delaware Secretary of State

UCC-1 Financing Statement	ARA-Ohio Holdings LLC	Delaware Secretary of State

UCC-1 Financing Statement	ARA-Rhode Island Dialysis II LLC	Delaware Secretary of State

UCC-1 Financing Statement	Texas-ARA LLC	Delaware Secretary of State

UCC-1 Financing Statement	American Renal Texas L.P.	Texas Secretary of State

UCC-1 Financing Statement	American Renal Texas II, L.P.	Texas Secretary of State

UCC-1 Financing Statement	Acute Dialysis Services-ARA LLC	Delaware Secretary of State

Intellectual Property Filings

Entity	Jurisdictions
American Renal Associates LLC	United States Patent and Trademark Office

Schedule 5.06

Litigation

None.

Schedule 5.07(b)

Existing Liens

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Boca Raton Dialysis LLC
Delaware SOS	CIT Healthcare LLC	UCC-1	08/10/2007	20073050407

Collateral Encumbered: All accounts

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Boca Raton Dialysis LLC
Delaware SOS	Bank of the West, Trinity Division	UCC-1	09/29/2009	20093115109

Collateral Encumbered: Leased Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Debtor: ARA-Chillicothe Dialysis LLC
Delaware SOS	The CIT Group/Equipment Financing, Inc.	UCC-1	06/30/2005	52096783

Collateral Encumbered: Specific Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Chillicothe Dialysis LLC
Delaware SOS	The CIT Group/Equipment Financing, Inc.	UCC-1	09/30/2005	52096791

Collateral Encumbered: Specific Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Chillicothe Dialysis LLC
Delaware SOS	The CIT Group/Equipment Financing, Inc.	UCC-1	08/09/2005	52516822

Collateral Encumbered: Specific Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Crystal Lake Dialysis LLC
Delaware SOS	The CIT Group/Equipment Financing, Inc.	UCC-1	08/25/2005	52687193

Collateral Encumbered: Specific Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-East Providence Dialysis LLC
Delaware SOS	Bank Rhode Island	UCC-1	12/14/2006	64373858

Collateral Encumbered: All accounts

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Fall River Dialysis LLC
Delaware SOS	Bank Rhode Island	UCC-1	12/14/2006	64374278

Collateral Encumbered: All accounts

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Hazleton LLC
Pennsylvania SOS	Fleet Capital Leasing Healthcare Finance (a division of Fleet Business Credit Corporation)	UCC-1	07/19/2001	34160011

Collateral Encumbered: Leased Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Johnston Dialysis LLC
Delaware SOS	Bank Rhode Island	UCC-1	12/14/2006	64374435

Collateral Encumbered: All accounts

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Richmond Dialysis LLC
Virginia SOS	SunTrust Bank	UCC-1	03/13/2009	090313 7214-1

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Sebring Dialysis LLC
Florida Secured Transaction Registry	The CIT Group/Equipment Financing, Inc.	UCC-1	08/09/2005	200500399601

Collateral Encumbered: Specific Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-South Barrington Dialysis LLC
Delaware SOS	The CIT Group/Equipment Financing, Inc.	UCC-1	05/31/2005	51655555

Collateral Encumbered: Specific Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-South Barrington Dialysis LLC
Delaware SOS	The CIT Group/Equipment Financing, Inc.	UCC-1	06/30/2005	52096775

Collateral Encumbered: Specific Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Capitol Dialysis LLC
District of Columbia Recorder of Deeds	CIT Healthcare LLC	UCC-1	05/15/2006	20060602182

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Dialysis Care Center of Palm Coast LLC
Delaware SOS	CIT Healthcare LLC	UCC-1	01/11/2008	20080137636

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Dialysis Center of Wakefield LLC
Delaware SOS	CIT Healthcare LLC	UCC-1	05/08/2006	61549757

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Dialysis Center of West Warwick LLC
Delaware SOS	Bank Rhode Island	UCC-1	05/01/2009	20091378634

Collateral Encumbered: All accounts

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Dialysis Center of Westerly LLC
Delaware SOS	CIT Healthcare LLC	UCC-1	05/08/2006	61549211

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Dialysis Center of Woonsocket LLC
Delaware SOS	CIT Healthcare LLC	UCC-1	05/08/2006	61552637

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Ellicott City Dialysis Center LLC
Delaware SOS	CIT Healthcare LLC	UCC-1	05/25/2007	20071975597

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Kenosha Kidney Dialysis LLC
Delaware SOS	CIT Healthcare LLC	UCC-1	11/16/2007	20074382262

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Logan Dialysis Center LLC
Delaware SOS	CIT Healthcare LLC	UCC-1	06/02/2008	20081872942

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Metro St. Louis Dialysis – Florissant LLC
Delaware SOS	CIT Healthcare LLC	UCC-1	03/23/2007	20071098655

Collateral Encumbered: All assets

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Miami-ARA LLC
Florida Secured Transaction Registry	Fleet Healthcare Finance a division of Fleet Business Credit Corporation	UCC-1	06/28/2001	200100143160

Collateral Encumbered: Leased Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Fall River Dialysis LLC
Delaware SOS	Citizens Bank of Rhode Island	UCC-1	06/24/2005	51952903

Collateral Encumbered: All accounts

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Johnston Dialysis LLC
Delaware SOS	Citizens Bank of Rhode Island	UCC-1	05/04/2005	51373472

Collateral Encumbered: Leased Equipment

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: Capitol Dialysis LLC
District of Columbia Recorder of Deeds	Government of District of Columbia	Certificate of Delinquent Tax	02/08/2007	2007018791/200 7020095

Collateral Encumbered: $202.56*

Jurisdiction	Secured Party	Filing Type	Filing Date	Original Filing Number

Debtor: ARA-Kittanning Dialysis LLC
Armstrong County, Pennsylvania	Department of Labor & Industry	UCC-1	08/15/08	2008-1510-Civil

Collateral Encumbered: $3,250.00

*	Payment in the amount of $202.56 was mailed to District of Columbia Recorder of Deeds on May 6, 2010. It is anticipated that the lien will be terminated as a result of such payment.

Schedule 5.07(c)

Material Real Property

None.

Schedule 5.12

Subsidiaries and Other Equity Investments; Loan Parties

Part A

Current Legal Entities Owned	Record Owner	Percent Owned
American Renal Holdings Inc.	C.P. Atlas Holdings, Inc.	100%

American Renal Associates LLC	American Renal Holdings Inc.	100%

American Renal Management LLC	American Renal Associates LLC	100%

AKC Holding LLC	American Renal Associates LLC	100%

JKC Holding LLC	American Renal Associates LLC	100%

ARA-Boca Raton Holding LLC	American Renal Associates LLC	100%

ARA-Ohio Holdings LLC	American Renal Associates LLC	100%

ARA-Rhode Island Dialysis II LLC	American Renal Associates LLC	100%

Texas-ARA LLC	American Renal Associates LLC	100%

American Renal Texas L.P.	Texas-ARA LLC (0.5%) American Renal Associates LLC (99.5%)	99.5% American Renal Associates LLC 0.5% Texas-ARA LLC

American Renal Texas II, L.P.	Texas-ARA LLC (0.5%) American Renal Associates LLC (99.5%)	99.5% American Renal Associates LLC 0.5% Texas-ARA LLC

Acute Dialysis Services-ARA LLC	American Renal Associates LLC	100%

ARA-Yuba City Dialysis LLC	American Renal Associates LLC	60%

Kidney Center of Arvada LLC	American Renal Associates LLC	51%

Kidney Center of Lafayette LLC	American Renal Associates LLC	51%

Kidney Center of Lakewood LLC	American Renal Associates LLC	51%

Kidney Center of Longmont LLC	American Renal Associates LLC	51%

Kidney Center of Westminster LLC	American Renal Associates LLC	51%

Capitol Dialysis, LLC	American Renal Associates LLC	60%

ARA-Augusta, LLC	American Renal Associates LLC	51%

ARA-Augusta Clinic LLC	ARA-Augusta, LLC	100%

ARA-South Augusta Clinic LLC	ARA-Augusta, LLC	100%

Grovetown Dialysis Clinic, LLC	American Renal Associates LLC	51%

Louisville Dialysis Clinic, LLC	American Renal Associates LLC	51%

Waynesboro Dialysis Clinic, LLC	American Renal Associates LLC	51%

Dublin Dialysis Center, LLC	American Renal Associates LLC	100%

Atlantic Kidney Center LLC	AKC Holding, LLC	60%

Jupiter Kidney Center LLC	JKC Holding, LLC	51%

ARA-Aventura LLC	American Renal Associates LLC	60%

Miami-ARA LLC	American Renal Associates LLC	60%

ARA-Boca Raton Dialysis LLC	ARA-Boca Raton Holding, LLC	51%

Delray Beach Dialysis Center LLC	American Renal Associates LLC	51%

ARA-Daytona Beach Dialysis LLC	American Renal Associates LLC	60%

ARA-Naples Dialysis Center LLC	American Renal Associates LLC	51%

ARA-Naples South Dialysis Center LLC	American Renal Associates LLC	51%

ARA-Orange Park LLC	American Renal Associates LLC	60%

ARA-Sebring Dialysis LLC	American Renal Associates LLC	51%

ARA-Sun City Dialysis LLC	American Renal Associates LLC	60%

Bradenton Dialysis Center LLC	American Renal Associates LLC	51%

Palmetto Dialysis Center LLC	American Renal Associates LLC	51%

ARA-Titusville Dialysis LLC	American Renal Associates LLC	60%

ARA-West Jacksonville LLC	American Renal Associates LLC	51%

Middleburg Dialysis LLC	American Renal Associates LLC	51%

Hilliard Dialysis Center LLC	American Renal Associates LLC	51%

Dialysis Care Center of Palm Coast LLC	American Renal Associates LLC	51%

Goldtree Kidney Center LLC	American Renal Associates LLC	51%

Western Community Dialysis Center, LLC	American Renal Associates LLC	51%

Southwest Jacksonville Dialysis Center LLC	American Renal Associates LLC	51%

Northwest Jacksonville Dialysis Center, LLC	American Renal Associates LLC	51%

Lehigh Acres Dialysis Center, LLC	American Renal Associates LLC	51%

Florida Dialysis Center of Orlando LLC	American Renal Associates LLC	51%

ARA-N.W. Chicago LLC	American Renal Associates LLC	51%

ARA-Crystal Lake Dialysis LLC	ARA-N.W. Chicago LLC	100%

ARA-South Barrington Dialysis LLC	ARA-N.W. Chicago LLC	100%

Harvard-Woodstock Dialysis Center, LLC	ARA-N.W. Chicago LLC	100%

New Orleans Kidney Center LLC	American Renal Associates LLC	51%

Freret Street Kidney Center LLC	American Renal Associates LLC	51%

ARA-Adelphi LLC	American Renal Associates LLC	51%

Ellicott City Dialysis Center LLC	American Renal Associates LLC	51%

Universal Dialysis Center, LLC	American Renal Associates LLC	51%

Taunton Healthcare Clinic, LLC	American Renal Associates LLC	100%

Brockton Healthcare Clinic, LLC	American Renal Associates LLC	100%

ARA-Fall River Dialysis LLC	American Renal Associates LLC	58.501%

ARA-Springfield Dialysis LLC	American Renal Associates LLC	59%

ARA-Holyoke Dialysis LLC	American Renal Associates LLC	51%

Dialysis Center of Western Massachusetts LLC	American Renal Associates LLC	51%

Heritage Dialysis Center LLC	American Renal Associates LLC	51%

Waltham Dialysis LLC	American Renal Associates LLC	51%

Nephrology Center of Detroit, LLC	American Renal Associates LLC	51%

Metro St. Louis Dialysis – Florissant, LLC	American Renal Associates LLC	51%

Gateway St. Louis Dialysis, LLC	American Renal Associates LLC	51%

Woodland Park Dialysis Center, LLC	American Renal Associates LLC	51%

Mohawk Valley Dialysis Center, LLC	American Renal Associates LLC	51%

ARA-Columbus LLC	American Renal Associates LLC	60%

ARA-Bexley LLC	ARA-Columbus LLC	100%

ARA-North Columbus Dialysis LLC	ARA-Columbus LLC	100%

ARA-South Columbus Dialysis LLC	ARA-Columbus LLC	100%

ARA-South Central Ohio LLC	American Renal Associates LLC	51%

ARA-Chillicothe Dialysis LLC	ARA-South Central Ohio LLC	100%

ARA-Jackson Dialysis LLC	ARA-South Central Ohio LLC	100%

ARA-Piketon Dialysis LLC	ARA-South Central Ohio LLC	100%

Pickaway Dialysis Center LLC	American Renal Associates LLC	51%

Logan Dialysis Center LLC	American Renal Associates LLC	51%

Fairfield Kidney Center LLC	American Renal Associates LLC	51%

Kidney Care Centers of Zanesville Ohio, LLC	American Renal Associates LLC	51%

Kidney Care Centers of Cambridge Ohio, LLC	Kidney Care Centers of Zanesville Ohio, LLC	100%

Kidney Care Centers of Coshocton Ohio, LLC	Kidney Care Centers of Zanesville Ohio, LLC	100%

Boardman Dialysis Center LLC	American Renal Associates LLC	51%

Warren Dialysis Center LLC	American Renal Associates LLC	51%

Youngstown-Warren Home Dialysis, LLC	American Renal Associates LLC	51%

ARA-Hazleton LLC	American Renal Associates LLC	51%

Butler-ARA, LLC	American Renal Associates LLC	51%

Central Kittanning Dialysis Center LLC	American Renal Associates LLC	51%

ARA-Kittanning Dialysis LLC	American Renal Associates LLC	51%

ARA-Newcastle Dialysis LLC	American Renal Associates LLC	51%

ARA-Dialysis Unit at Ohio Valley Hospital LLC	American Renal Associates LLC	51%

Langhorne Dialysis LLC	American Renal Associates LLC	51%

Bristol Dialysis LLC	American Renal Associates LLC	51%

Bensalem Dialysis Center LLC	American Renal Associates LLC	51%

Woodhaven Dialysis Center, LLC	American Renal Associates LLC	51%

ARA-Rhode Island Dialysis LLC	American Renal Associates LLC	85%

ARA-Providence Dialysis LLC	ARA-Rhode Island Dialysis LLC	100%

ARA-Pawtucket Dialysis LLC	ARA-Rhode Island Dialysis LLC	100%

ARA-Tiverton Dialysis LLC	ARA-Rhode Island Dialysis LLC	100%

ARA-Cranston Dialysis LLC	American Renal Associates LLC	51%

ARA-East Providence Dialysis LLC	American Renal Associates LLC	54.825%

ARA-Johnston Dialysis LLC	American Renal Associates LLC	51%

Dialysis Center of Wakefield LLC	American Renal Associates LLC	51%

Dialysis Center of Warwick LLC	American Renal Associates LLC	66%

Dialysis Center of West Warwick LLC	American Renal Associates LLC	51%

Dialysis Center of Westerly LLC	American Renal Associates LLC	51%

Dialysis Center of Woonsocket LLC	American Renal Associates LLC	51%

Carolina Dialysis LLC	American Renal Associates LLC	51%

Spartanburg Dialysis LLC	American Renal Associates LLC	51%

North East Kidney Center, LLC	American Renal Associates LLC	90%

North Main Kidney Center, LLC	American Renal Associates LLC	90%

Beaumont-ARA Dialysis L.L.P.	American Renal Texas L.P.	60%

Jasper-ARA Dialysis L.L.P.	American Renal Texas L.P.	60%

Woodville Dialysis Center LLP	American Renal Texas L.P.	60%

Bay City Dialysis Center, LLP	American Renal Texas L.P.	51%

ARA-Forest Park Dialysis LLC	American Renal Associates LLC	60%

ARA-Mechanicsville Dialysis LLC	American Renal Associates LLC	60%

ARA-Richmond Dialysis LLC	American Renal Associates LLC	75%

ARA-South Laburnum Dialysis LLC	American Renal Associates LLC	51%

ARA-Milwaukee Dialysis LLC	American Renal Associates LLC	51%

Kenosha Kidney Dialysis LLC	American Renal Associates LLC	51%

Comprehensive Dialysis Care, LLC	American Renal Associates LLC	100%

Brazoria County Dialysis LLP	American Renal Texas L.P.	51%

Part B

None.

Schedule 5.16

Intellectual Property Matters

United States Trademark Registrations

Trademark	Reg. #	Appl. #	Owner
ARA	3,711,453	77673941	American Renal Associates LLC

AMERICANRENAL ASSOCIATES	3774101	77673955	American Renal Associates LLC

A	3774100	77673947	American Renal Associates LLC

AMERICANRENAL	3,776,872	77673890	American Renal Associates LLC

Domain Names

www.americanrenal.com

Schedule 5.19

Collateral Documents

See Schedule 5.03.

Schedule 6.12

Guarantors

C.P. Atlas Intermediate Holdings, LLC

American Renal Management LLC

American Renal Associates LLC

AKC Holding LLC

ARA-Boca Raton Holding LLC

ARA-Ohio Holdings LLC

JKC Holding LLC

ARA-Rhode Island Dialysis II LLC

Texas-ARA LLC

American Renal Texas L.P.

American Renal Texas II, L.P.

Acute Dialysis Services-ARA LLC

Schedule 6.17

Post-Closing Deliverables

The Borrower shall, within 180 days of the Closing Date, cause Liens on all Deposit Accounts and Securities Accounts other than Excluded Deposit Accounts (each such term as defined in the Security Agreement) maintained by the Borrower and the Guarantors to be created and perfected in favor of the Administrative Agent, all pursuant to such documents and instruments as shall be reasonably satisfactory in form and substance to the Administrative Agent.

Schedule 7.02

Existing Indebtedness

PRINCIPAL OUTSTANDING AS OF MAY 7, 2010
A. Bank Rhode Island:
1. Dialysis Center of West Warwick LLC
Term Loan Promissory Note dated May 4, 2009	$964,666.46
2. ARA-East Providence Dialysis LLC
Term Loan Promissory Note dated December 13, 2006, as amended May 4, 2009	$566,666.67
3. ARA-Johnston Dialysis LLC
Term Loan Promissory Note dated December 13, 2006, as amended May 4, 2009	$666,666.80
4. ARA-Fall River Dialysis LLC
Term Loan Promissory Note dated December 13, 2006, as amended May 4, 2009	$733,333.20

B. Wachovia Bank, N.A.:
1. Nephrology Centers of America LLC/Grovetown Dialysis Clinic, LLC
Promissory Note dated January 8, 2009	$189,729.95
2. Nephrology Centers of America LLC/Waynesboro Dialysis Clinic, LLC
Promissory Note dated April 28, 2008	$88,954.02

C. CIT Group/Equipment Financing, Inc.:
1. ARA-Crystal Lake Dialysis LLC
Master Security Agreement dated August 22, 2005, together with all schedules thereto, as amended September 7, 2005	$44,808.11
2. ARA-South Barrington Dialysis LLC
Master Security Agreement dated May 19, 2005, together with all schedules thereto, as amended June 29, 2005	$14,423.31
3. ARA-Chillicothe Dialysis LLC (Capital Lease)
February 16, 2005 Lease Agreement, as revised March 15, 2005	$43,674.90
August 5, 2005 Lease Agreement	$4,312.25
4. ARA-Sebring Dialysis LLC (Capital Lease)
August 5, 2005 Lease Agreement	$3,668.27

D. CIT Healthcare LLC:
1. ARA-Boca Raton Dialysis LLC
Term Loan Promissory Note dated August 10, 2007	$174,825.03
2. Capitol Dialysis, LLC
Term Loan Promissory Note dated June 23, 2006	$109,165.80
Term Loan Promissory Note dated June 28, 2006	$93,144.00
Term Loan Promissory Note dated June 5, 2007	$244,231.16
Term Loan Promissory Note dated December 7, 2007	$606,504.33
Term Loan Promissory Note dated June 6, 2008	$135,333.84
Term Loan Promissory Note dated October 16, 2008	$458,604.38
3. Dialysis Care Center of Palm Coast LLC
Working Capital Note dated January 15, 2008	$200,000.00
Term Loan Promissory Note dated January 16, 2009	$589,866.30

4. Dialysis Center of Wakefield LLC
Term Loan Promissory Note dated April 2, 2008	$889,952.48
5. Dialysis Center of Westerly LLC
Term Loan Promissory Note dated May 1, 2006	$85,865.98
6. Dialysis Center of Woonsocket LLC
Term Loan Promissory Note dated May 1, 2006	$120,856.46
Term Loan Promissory Note dated April 2, 2007	$108,473.28
7. Ellicott City Dialysis Center LLC
Term Loan Promissory Note dated as of October 17, 2009	$168,549.97
Term Loan Promissory Note dated as of July 5, 2007	$61,720.36
8. Kenosha Kidney Dialysis LLC
Working Capital Note dated as of November 20, 2007	$200,000.00
Term Loan Promissory Note dated as of November 14, 2008	$860,856.65
9. Logan Dialysis LLC
Working Capital Note dated as of June 23, 2008	$100,000.00
Term Loan Promissory Note dated as of May 30, 2009	$483,932.83
10. Metro St. Louis Dialysis – Florissant, LLC
Term Loan Promissory Note dated as of March 29, 2007	$260,018.34

E. Hibernia National Bank:
1. Beaumont-ARA Dialysis L.L.P.
Real Estate Note dated December 14, 2001	$150,403.62
2. Jasper-ARA Dialysis L.L.P.
Real Estate Note dated September 21, 2002	$96,064.58

F. SunTrust Bank:
1. ARA-Richmond Dialysis LLC
Commercial Note dated December 9, 2008	$187,783.79

G. Trinity, a division of Bank of the West:
1. ARA-Boca Raton Dialysis LLC (Capital Lease)
Commercial Master Lease Agreement dated September 30, 2009	$240,941.61

H. Nephrology Centers of America, LLC
1. American Renal Associates LLC
Promissory Note, dated May 1, 2009, made in connection with that certain Contribution and Asset Purchase Agreement, dated May 1, 2009, by and among American Renal Associates LLC, Nephrology Centers of America, LLC and Waynesboro Dialysis Clinic, LLC	$164,489.18

Promissory Note, dated May 1, 2009, by American Renal Associates LLC made in connection with that certain Contribution and Asset Purchase Agreement, dated May 1, 2009, by and among American Renal Associates LLC, Nephrology Centers of America, LLC and Grovetown Dialysis Clinic, LLC	$114,933.41

Promissory Note, dated May 1, 2009, by American Renal Associates LLC made in connection with that certain Contribution and Asset Purchase Agreement, dated May 1, 2009, by and among American Renal Associates LLC, Nephrology Centers of America, LLC and Louisville Dialysis Clinic, LLC*	$35,364.14

TOTAL ASSUMED CLINIC DEBT:	$10,262,785.46

Schedule 7.03

Existing Investments

None.

Schedule 7.08

Affiliate Transactions

Investors’ Rights Agreement dated December 16, 2005 by and among American Renal Holdings Inc. and the Investors (as defined therein).

Schedule 11.02

Administrative Agent’s Office, Certain Addresses for Notices

To the Borrower:

C.P. Atlas Acquisition Corp. (to be merged with and into American Renal Holdings Inc.)

66 Cherry Hill Drive

Beverly, MA 01915

Facsimile No. (978) 232-4060

Phone No.: (978) 922-3080

Attention: General Counsel

To Holdings:

C.P. Atlas Intermediate Holdings, LLC

c/o Centerbridge Capital Partners L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Facsimile No.: (212) 672-5001

Phone No.: (212) 672-5000

Attention: Jared S. Hendricks

To Administrative Agent:

Administrative Agent’s Office

(for payment and Requests for Credit Extensions)

Bank of America, N.A.

101 N. Tryon St.

NC1-001-04-39

Charlotte, NC 28255-0001

Attn: Sandra (Sandi) McEachern

Telephone: 980-388-1524

Facsimile: 704-409-0857

Email: sandra.a.mceachern@baml.com

To Swing Line Lender:

Bank of America, N.A.

101 N. Tryon St.

NC1-001-04-39

Charlotte, NC 28255-0001

Attn: Sandra (Sandi) McEachern

Telephone: 980-388-1524

Facsimile: 704-409-0857

Email: sandra.a.mceachern@baml.com

Remittance Instructions:

Bank of America, N.A.

New York, NY

ABA#: 026009593

Acct.#: 1366212250600

Attn: Credit Services Charlotte

Ref: American Renal Holdings Inc.

All Other Notices/Deliveries to Administrative Agent:

Bank of America, N.A.

Agency Management

NC1-002-15-36

101 South Tryon Street, 15th Floor

Charlotte, NC 28255

Attn: Mollie S. Canup

Telephone: (980) 387-5449

Facsimile: (704) 409-0011

Email: mollie.s.canup@baml.com

To L/C Issuer:

L/C Issuer’s Office:

(for payments due LC Issuer only and new LC requests and amendments):

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Mary J. Cooper

Telephone: 570.330.4235

Telecopier: 570.330.4186

Electronic Mail: mary.j.cooper@bankofamerica.com

Remittance Instructions:

Bank of America, N.A.

New York, NY

ABA #: 026-009-593

Account #: 04535-883980

Attn: Scranton Standby

Ref: American Renal Holdings Inc.

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent
Street Address
Mail Code:
City, State ZIP Code
Attention:
Telephone:
Telecopier:
Electronic Mail: @bankofamerica.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 7, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower became the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐  A Borrowing of Revolving Credit Loans

☐  A conversion or continuation of Revolving Credit Loans

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of

                         [Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

A - 1

Form of Committed Loan Notice

[The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (c) shall be satisfied on and as of the date of the Credit Extension.]1

AMERICAN RENAL HOLDINGS INC.

By:
Name:
Title:

[1]	This sentence is not required for Committed Loan Notices that request only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans.

A - 2

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent
Street Address
Mail Code:
City, State ZIP Code
Attention:
Telephone:
Telecopier:
Electronic Mail: @bankofamerica.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 7, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower became the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a),(b) and (c) shall be satisfied on and as of the date of the Credit Extension.

AMERICAN RENAL HOLDINGS INC.

By:
Name:
Title:

B - 1

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF NOTE

                    ,

FOR VALUE RECEIVED, the undersigned, hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 7, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which [shall be] [was] merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower [shall be] [became] the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

C.P. ATLAS ACQUISITION CORP. (which on the Closing Date shall be merged with and into AMERICAN RENAL HOLDINGS INC. with AMERICAN RENAL HOLDINGS INC. surviving such merger as the Borrower)[2]

By:
Name:
Title:

[2]	If document is dated following the Closing Date, executing party shall be American Renal Holdings Inc.

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent
Street Address
Mail Code:
City, State ZIP Code
Attention:
Telephone:
Telecopier:
Electronic Mail: @bankofamerica.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 7, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower became the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer3 hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above

[3]	This certificates should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

Form of Compliance Certificate

date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the Borrower during the accounting period covered by such financial statements.

3.

[select one:]

[To the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[To the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower and Holdings contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsection (a) of Section 5.05 of the Agreement shall be deemed to refer to the most recent quarterly or annual statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

AMERICAN RENAL HOLDINGS INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                         ,          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate4

($ in 000’s)

I.	Section 7.10 (a) – Consolidated Leverage Ratio.

	A.	Consolidated Net Debt at Statement Date

		1.	The aggregate principal amount of all obligations of the Borrower and its Subsidiaries for borrowed money outstanding as of such date determined on a consolidated basis on the Statement Date:	$

		2.	The aggregate principal amount of all obligations of the Borrower and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments determined on a consolidated basis on the Statement Date:	$

		3.	The aggregate principal amount of all capital lease obligations of the Borrower and its Subsidiaries determined on a consolidated basis on the Statement Date:	$

		4.	The amount of unrestricted cash and cash equivalents held by the Borrower and the Subsidiary Guarantors on the Statement Date:	$

		5.	The amount of unrestricted cash and cash equivalents held on the Statement Date by any Subsidiary that is not a Subsidiary Guarantor, up to, the greater of (x) the aggregate principal amount of Indebtedness of such Subsidiary included in Lines I.A.1, 2 and 3 and (y) the amount of such unrestricted cash and Cash Equivalents of such Subsidiary times the percentage of outstanding Equity Interests in such Subsidiary owned by the Borrower or a Subsidiary Guarantor:	$

		6.	Consolidated Net Debt (Lines I.A.1 + 2 + 3 - 4 -5):	$

[4]	In the event of any inconsistency between (x) the requirements for calculating compliance with any covenant or disclosing information in this Form of Compliance Certificate, and (y) the requirements for calculating compliance with any covenant or disclosing information in the Credit Agreement, the terms of the Credit Agreement shall govern.

Form of Compliance Certificate

B.	Consolidated EBITDA for the period of four full fiscal quarters for which internal financial statements are available immediately preceding the date above (“Measurement Period”):

	1.	Consolidated Net Income for Measurement Period:

	2.	Consolidated interest expense of the Borrower and its Subsidiaries for Measurement Period and, to the extent not reflected in such total interest expense, increased by payments made by the Borrower or any Subsidiary in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus any payments received in respect of such hedging obligations or other derivative instruments:	$

	3.	Consolidated tax expense of the Borrower and its Subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued for Measurement Period:	$

	4.	All amounts attributable to depreciation and amortization expense of the Borrower and its Subsidiaries for Measurement Period:	$

	5.	Any Non- Cash Charges of the Borrower and its Subsidiaries for Measurement Period:	$

	6.	Costs associated with the Transactions made or incurred by the Borrower and its Subsidiaries in connection with the Transactions for such period that are paid, accrued or reserved for within 365 days of the consummation of the Transactions for Measurement Period:	$

	7.	Without duplication of any Pro Forma Cost Savings, any restructuring charges (including restructuring costs related to acquisitions pursuant to Section 7.03(g) or (i) of the Agreement and to closure or consolidation of facilities) for such period and any “Specified Payments” as defined in Schedule 11.2(a)(vi) to the Purchase Agreement for Measurement Period:	$

	8.	Without duplication of any Pro Forma Cost Savings, any unusual or nonrecurring fees, cash charges and other cash expenses for such period (A) made or incurred by the Borrower and its Subsidiaries in connection with any Investment pursuant to Section 7.03(g) or (i) of the	$

Form of Compliance Certificate

Agreement, including severance, relocation and facilities closing costs, including any earnout payments, whether or not accounted for as such, that are paid, accrued or reserved for within 365 days of such Investment or (B) incurred in connection with the issuance of Equity Interests or Indebtedness by the Borrower and its Subsidiaries for Measurement Period:

9.	Cash expenses incurred the Borrower and its Subsidiaries during such period in connection with an acquisition pursuant to Section 7.03(g) or (i) of the Agreement to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such acquisition for Measurement Period:	$

10.	Annual management fees paid by the Borrower and its Subsidiaries that are permitted to be paid to the Sponsor under Section 7.08(b)(ii) of the Agreement for Measurement Period:	$

11.	Cash expenses incurred by the Borrower and its Subsidiaries during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash to the Borrower and its Subsidiaries by insurance for Measurement Period:	$

12.	The amount of any minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any Subsidiary that is not a Wholly-Owned Subsidiary to the extent (and not to exceed the amount of) Indebtedness owed by such Subsidiary is included in the Indebtedness of the Borrower for Measurement Period:	$

13.	Any cash payments made by to the Borrower and its Subsidiaries during such period in respect of Non-Cash Charges described in Line I.B.5 taken in a prior period or taken in Measurement Period:	$

14.	To the extent included in determining Consolidated Net Income, any non-cash items of income of to the Borrower and its Subsidiaries for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business) for Measurement Period:	$

15.	Consolidated EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 + 7 + +8 + 9 + 10 + 11 + 12 - 13 - 14):	$

Form of Compliance Certificate

	C.	Consolidated Leverage Ratio (Line I.A.6 ÷ Line I.B.15):		to 1

Consolidated Leverage Ratio is in compliance with Section 7.10(a)? Yes/No

II.	Section 7.10(b) - Fixed Charge Coverage Ratio

	A.	Consolidated EBITDA for Measurement Period:

		1.	Consolidated interest expense and other Fixed Charges (Lines II.B.2, 3, 4, 5, 6, 7, 8 and 9) of the Borrower and its Subsidiaries for such period and, to the extent not reflected in such total interest expense, increased by payments made by the Borrower or any Subsidiary in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus the sum of (x) any payments received in respect of such hedging obligations or other derivative instruments and (y) interest income of the Borrower and its Subsidiaries for Measurement Period.	$

		2.	Consolidated EBITDA for Measurement Period (Line I.B.15 - Line I.B.2 + Line II.A.1)	$

	B.	Fixed Charges for Measurement Period:		$

		1.	The consolidated interest expense of Borrower and its Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to hedging obligations in respect of interest rates for Measurement Period:	$

		2.	Amortization of deferred financing costs for Measurement Period:	$

		3.	Accretion or accrual of discounted liabilities not constituting Indebtedness for Measurement Period:	$

Form of Compliance Certificate

	4.	Any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition for Measurement Period:	$

	5.	Any expensing of bridge, commitment and other financing fees for Measurement Period:	$

	6.	To the extent included in Fixed Charges, the portion of consolidated interest expenses of the Borrower and its subsidiaries attributable to Indebtedness incurred in connection with the acquisition of discontinued operations for Measurement Period:	$

	7.	Any interest on Indebtedness of another Person (other than the Borrower or any of its Subsidiaries) that is guaranteed by the Borrower or one of its Subsidiaries or secured by a Lien on assets of the Borrower or one of its Subsidiaries, but only to the extent such Guarantee or Lien is called upon for the Measurement Period:	$

	8.	All cash dividends paid on any series of preferred stock of the Borrower or any of its Subsidiaries (other than to the Borrower or any Qualified Subsidiary), in each case, determined on a consolidated basis in accordance with GAAP for Measurement Period:	$

	9.	The current combined federal, state, and local statutory tax rate of the Borrower and its Subsidiaries expressed as a decimal.

	10.	Fixed Charges (Lines II.B.1 - 2 - 3 - 4 -5 - 6 + 7 + (Line II.B.8 * (1 ÷ (1-Line II.B.9)))	$

C.	Consolidated Fixed Charge Coverage Ratio (Line II.B.2 ÷ Line II.B.10):

Fixed Charge Coverage Ratio is in compliance with Section 7.10(b)? Yes/No

Form of Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity

[5]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[6]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[7]	Select as appropriate.
[8]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of May 7, 2010, among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower became the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

6.	Assigned Interest:

Assignor[s][9]	Assignee[s][10]	Aggregate Amount of Commitment/Loans for all Lenders[11]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[12]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ][13]

[9]	List each Assignor, as appropriate.
[10]	List each Assignee, as appropriate.
[11]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][14] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent[,] [and] Swing Line Lender [and L/C Issuer]

By:
Name:
Title:

[Consented to:]15

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

By:
Name:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Credit Agreement dated May 7, 2010, among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower became the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and

Form of Assignment and Assumption

based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

In a form to be agreed by the Lenders.

E-2 - 1

Form of Administrative Questionnaire

EXHIBIT F

FORM OF GUARANTY

F - 1

Form of Guaranty

GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to C.P. ATLAS ACQUISITION CORP. (the “Borrower”) which shall be merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date by BANK OF AMERICA, N.A. (the “Administrative Agent”) and the other Secured Parties, the undersigned Guarantors (whether one or more the “Guarantor”, and if more than one jointly and severally) hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as set forth below.

Reference is made to that certain Credit Agreement dated as of May 7, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, each lender from time to time party thereto (the “Lenders”) and the other parties thereto. Capitalized terms used and not defined herein (including, without limitation, the term “Obligations”, as used in Section 1 and elsewhere herein) are used with the meanings assigned to such terms in the Credit Agreement.

1. Guaranty. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising under the Credit Agreement or under any other Loan Document, or under any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or the Borrower under the Debtor Relief Laws, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor for the purpose of establishing the amount of the Guaranteed Obligations and conclusive absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense (other than a defense of payment in full of the Guaranteed Obligations) to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

2. Rights of Lenders. The Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

3. Certain Waivers. The Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

4. Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

5. Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) have been paid and performed in full in cash and the Commitments and the Facility are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty (other than obligations and liabilities under Secured Cash management Agreements and Secured Hedge Agreements) are paid in full in cash and the Commitments are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

7. Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Secured Parties or resulting from the Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations (other than obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements). If the Secured Parties so request, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

8. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Secured Parties.

9. Expenses. The Guarantor shall pay all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Administrative Agent, any Lender or the L/C Issuer, taken as a whole, and, if necessary, of one local counsel in any jurisdiction and one regulatory counsel in any jurisdiction), in connection with the enforcement or protection of its rights under this Guaranty. The agreements in this paragraph shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Guaranty and the repayment, satisfaction or discharge of all the other Guaranteed Obligations

10. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor (with the consent of the Lenders or the Required Lenders if required under the Credit Agreement). No failure by Administrative Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Secured Parties or any term or provision thereof.

11. Guarantor Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement substantially in the form attached hereto as Exhibit A (a “Guarantor Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

12. Other Guarantors. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors (taken together with the aggregate net worth of all other “Guarantors” (as such term is defined in the Credit Agreement) obligated with respect to the Guaranteed Obligations (the “Other Guarantors”)) at the date of enforcement is sought hereunder, then each Other Guarantor shall reimburse such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such Other Guarantors at the date enforcement hereunder is sought.

13. Condition of Borrower. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Guarantor requires, and that none of the Secured Parties has any duty, and the Guarantor is not relying on the Secured Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

14. Setoff. If and to the extent any payment is not made when due hereunder, the Administrative Agent may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with the Administrative Agent.

15. Representations and Warranties. Each of the representations set forth in Credit Agreement set forth in Sections 5.01, 5.02, 5.03 and 5.04 of the Credit Agreement, insofar as they relate directly to any Guarantor, are true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

16. Indemnification and Survival. Without limitation on any other obligations of the Guarantor or remedies of the Administrative Agent under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Secured Parties from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by the Secured Parties in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

17. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

18. SUBMISSION TO JURISDICTION. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

19. WAIVER OF VENUE. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN SECTION 18. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

20. SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Executed as of the date first written above.

AMERICAN RENAL ASSOCIATES LLC

By: AMERICAN RENAL HOLDINGS INC.

By:	/s/ Joseph A. Carlucci
Name: Joseph A. Carlucci
Title: Chief Executive Officer

AMERICAN RENAL MANAGEMENT LLC
AKC HOLDING LLC
JKC HOLDING LLC
ARA-BOCA RATON HOLDING LLC
ARA-RHODE ISLAND DIALYSIS II LLC
ARA-OHIO HOLDINGS LLC
TEXAS-ARA LLC
ACUTE DIALYSIS SERVICES-ARA LLC,

By: AMERICAN RENAL ASSOCIATES LLC

By:	/s/ Joseph A. Carlucci
Name: Joseph A. Carlucci
Title: Chief Executive Officer

AMERICAN RENAL TEXAS L.P.
AMERICAN RENAL TEXAS II, L.P.

By: TEXAS-ARA LLC

By:	/s/ Joseph A. Carlucci
Name: Joseph A. Carlucci
Title: Chief Executive Officer

Accepted and Agreed:

BANK OF AMERICA, N.A, as Administrative Agent

By:	/s/ Willam S. Cessna
Name: William S. Cessna
Title: Vice President

EXHIBIT G

FORM OF SECURITY AGREEMENT

G - 1

Form of Security Agreement

SECURITY AGREEMENT

By

C.P. ATLAS ACQUISITION CORP.

(to be merged with and into AMERICAN RENAL HOLDINGS INC.),

as Borrower

and

THE GUARANTORS PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of May 7, 2010

-i-

-ii-

-iii-

EXHIBIT 1 EXHIBIT 2 EXHIBIT 3 EXHIBIT 4 EXHIBIT 5 EXHIBIT 6

Form of Issuer’s Acknowledgment

Form of Securities Pledge Amendment

Form of Security Agreement Supplement

Form of Copyright Security Agreement

Form of Patent Security Agreement

Form of Trademark Security Agreement

-iv-

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of May 7, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof and the Credit Agreement (as defined below), this “Agreement”) made by C.P. ATLAS ACQUISITION CORP., a Delaware corporation (which on the Closing Date shall be merged with and into AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Company”), with the Company surviving such merger as the borrower, the “Borrower”), and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent pursuant to the Credit Agreement, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Administrative Agent”).

R E C I T A L S :

A. The Borrower, the Guarantors, the Administrative Agent and the lending institutions party to the Credit Agreement (as defined below) have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of May 7, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Each Guarantor has, pursuant to the Guaranty, unconditionally guaranteed the Obligations.

C. The Borrower and each Guarantor will receive substantial benefits from the extensions of credit to be made to the Borrower under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. This Agreement is given by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations.

E. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the L/C Issuer to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Secured Hedging Agreements and Secured Cash Management Agreements that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

F. In order to secure the obligations under the Senior Secured Notes (as hereinafter defined), the Pledgors have granted to the Notes Collateral Agent (as hereinafter defined) for the benefit of the holders of the Senior Secured Notes and certain other secured parties, a first priority security interest (subject to certain priorities upon realization of any value from the Pledged Collateral as set forth in the Intercreditor Agreement).

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “General Intangibles”, “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c) The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Commodity Account.

“Contracts” shall mean, collectively, with respect to each Pledgor, the Related Documents, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Deposit Accounts” means (1) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s or any Guarantor’s employees, (2) any Deposit Account of any Pledgor into which proceeds from any receivables in respect of participation in federal and state healthcare programs, including the Medicare or Medicaid programs, are paid into, so long as the balance of such Deposit Account is swept at the end of each Business Day into a Deposit Account subject to a Control Agreement and (3) any deposit account specially and exclusively used to hold cash deposits required to be held in escrow, and which by terms of the agreement creating the escrow obligations shall not be subject to any other Liens.

“Excluded Property” means:

(i) any rights or interests in any permit, license, lease or contract entered into by the Borrower or any Guarantor (A) that prohibits, or requires the consent of any Person other than the Borrower and its Affiliates which has not been obtained as a condition to, the creation by the Borrower or the applicable Guarantor of a Lien on any right, title or interest in such permit, license, lease or contract or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in clauses (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, any other requirement of law or principles of equity;

(ii) the Equity Interests of and other assets of Persons that are not Wholly Owned Subsidiaries to the extent and for so long as the granting of security interests in such Equity Interests and assets would be prohibited by a shareholders agreement or similar contract governing such Persons to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, any other requirement of law or principles of equity;

(iii) property owned by the Borrower or any Guarantor that is subject to a Lien permitted by Section 7.01(i) of the Credit Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Lien) prohibits or requires the consent of any Person other than the Borrower and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such item of property;

(iv) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of UCC financing statements in the grantor’s jurisdiction of organization;

(v) any Equity Interests consisting of voting stock in any CFC directly owned by the Borrower or any Guarantor in excess of 66% of the outstanding voting stock of such CFC;

(vi) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(vii) Excluded Deposit Accounts; and

(viii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the lenders under the Credit Agreement of the security to be afforded thereby.

;provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (i) through (viii) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (i) through (viii)).

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark owned by such Pledgor and (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, nameplates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals and such other assets which relate to such goodwill.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all written license agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee under any such license agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 8 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof, and in each case, required to be pledged hereunder.

“Intercreditor Agreement” means that certain intercreditor agreement dated the Closing Date (as amended, modified, supplemented or restated and in effect from time to time in accordance with the terms thereof and the Credit Agreement), among the Borrower, the Administrative Agent and the Notes Collateral Agent, and acknowledged by the Pledgors.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations or financial condition of any Pledgor.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

“Notes Collateral Agent” shall mean Wilmington Trust FSB, as collateral agent with respect to the obligations under the Senior Secured Notes.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” shall mean that certain perfection certificate dated May 7, 2010, executed and delivered by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Administrative Agent) executed and delivered by the applicable Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Security Agreement Supplement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Permitted Liens” shall have the meaning assigned to such term in Section 3.3 hereof.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 7(a) and 7(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organization Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organization Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests, and in the case of clauses (i), (ii) and (iii), required to be pledged hereunder.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Securities Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Security Agreement Supplement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.

SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.02 thereof) shall be applicable to this Agreement.

ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS

SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i) (ii) (iii) (iv) (v) (vi) (vii) (viii) (ix) (x) (xi) (xii)

all Accounts;

all Equipment, Goods, Inventory and Fixtures;

all Documents, Instruments and Chattel Paper;

all Letters of Credit and Letter-of-Credit Rights;

all Securities Collateral;

all Investment Property;

all Intellectual Property Collateral;

the Commercial Tort Claims described on Schedule 10 to the Perfection Certificate;

all General Intangibles;

all Money and all Deposit Accounts;

all Supporting Obligations;

all books and records relating to the Pledged Collateral; and

(xiii)

to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property, and from and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Administrative Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

SECTION 2.2. Filings.

(a) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon reasonable request by the Administrative Agent.

(b) Each Pledgor hereby ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.

(c) Each Pledgor hereby further authorizes the Administrative Agent to make filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder in Intellectual Property Collateral that is registered, or whose registration has been applied for, with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), and naming such Pledgor, as debtor, and the Administrative Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF PLEDGED COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Administrative Agent will have a perfected first priority security interest therein upon completion of the filings and other actions specified on Schedule 4 to the Perfection Certificate. Each Pledgor hereby agrees that all certificates or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within fifteen days after receipt thereof by such Pledgor, or such longer period as the Administrative Agent may agree to in its sole discretion) be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Administrative Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities of a Wholly Owned Subsidiary that constitute “Securities” as defined in Section 8-102(a)(15) of the UCC are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, cause the issuer to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Administrative Agent.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Administrative Agent on the date hereof in respect of the Pledged Collateral have been delivered to the Administrative Agent in completed and duly executed form for filing in each governmental, municipal or other office specified in Schedule 4 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will, at the request of the Admninistrative Agent, maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Liens permitted under Section 7.01 of the Credit Agreement (“Permitted Liens”).

SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable in excess of $500,000 (or solely with respect to intercompany Indebtedness of the Pledgors, no amounts payable) under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper, other than such Instruments and Tangible Chattel Paper listed in Schedule 8 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 8 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Administrative Agent, exceeds $500,000 in the aggregate for all Pledgors (provided that solely with respect to intercompany Indebtedness of the Pledgors, such minimum threshold shall not apply), the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within 15 days after receipt thereof or such longer period as the Administrative Agent may agree to in its sole discretion) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b) Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than Excluded Deposit Accounts and those accounts listed in Schedule 11 to the Perfection Certificate. The Administrative Agent has a security interest in each such Deposit Account (other than Excluded Deposit Accounts), which security interest, when required by Section 6.17 of the Credit Agreement, will be perfected by Control. No Pledgor shall hereafter establish and maintain any Deposit Account unless (1) it shall have given the Administrative Agent 10 days’ prior written notice of its intention to establish such new Deposit Account with a Bank and (2) such Bank and such Pledgor shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing, and notice shall have been given by the Administrative Agent to the Borrower of its intent to exercise such rights. Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account (other than Excluded Deposit Accounts) (with a copy of such instruction or notice to the Borrower) such Pledgor shall not give any instructions or orders with respect to such Deposit Account including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account. No Pledgor shall grant Control of any Deposit Account to any person other than the Administrative Agent and the Notes Collateral Agent.

(c) Securities Accounts and Commodity Accounts. (i) As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 11 to the Perfection Certificate. The Administrative Agent has a security interest in each such Securities Account and Commodity Account, which security interest, when required by Section 6.17 of the Credit Agreement, will be perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) it shall have given the Administrative Agent 10 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary and (2) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Administrative Agent and within one (1) Business Day of actual receipt thereof, deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account subject to Administrative Agent’s Control. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur, and notice shall have been given by the Administrative Agent to the Borrower of its intent to exercise such rights. Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its Control over any Securities Account and Commodity Account (with a copy of such instruction or notice to the Borrower) such Pledgor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or Financial Asset maintained in such Securities Account or Commodity Account. No Pledgor shall grant Control over any Investment Property to any person other than the Administrative Agent and the Notes Collateral Agent.

(ii) As between the Administrative Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Administrative Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records, (i) listed in Schedule 8 to the Perfection Certificate or (ii) whose value does not exceed $500,000 in the aggregate for all Pledgors. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Administrative Agent thereof and shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under

Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, or such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Administrative Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $500,000 in the aggregate for all Pledgors. The Administrative Agent agrees with such Pledgor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Pledgor that is not a Supporting Obligation, such Pledgor shall promptly notify the Administrative Agent thereof and such Pledgor shall, at the request of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the Letter of Credit or (ii) use commercially reasonable efforts to arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be paid to the applicable Pledgor unless an Event of Default has occurred and is continuing. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clauses (i) and (ii) have not been taken, does not exceed $500,000 in the aggregate for all Pledgors.

(f) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 10 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall promptly (but in any event within 15 days or such longer period as the Administrative Agent may agree, in its sole discretion) notify the Administrative Agent in writing signed by such Pledgor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Administrative Agent does not have a security interest, does not exceed $500,000 in the aggregate for all Pledgors.

SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Exhibit 3 hereto, within thirty (30) days of the date on which it was acquired or created and, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as may be necessary or as the Administrative Agent may reasonably request in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Pledged Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Pledged Collateral. If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1. Title. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and

Permitted Liens, such Pledgor owns and has rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes or where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In addition, no Liens or claims exist on the Securities Collateral, other than Permitted Collateral Liens.

SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Obligations, and (b) upon completion of the filings and other actions described in Schedule 4 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), (i) will constitute a perfected security interest in all the Pledged Collateral in which a security interest may be perfected in the United States by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions and (ii) will constitute a perfected security interest in all Pledged Collateral in which a security interest may be perfected in the United States upon the timely receipt and recording of the Patent Security Agreement, Copyright Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral is and shall be prior to all other Liens on the Pledged Collateral except for Permitted Liens.

SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Each Pledgor shall, at its own cost and expense, take any and all commercially reasonable actions necessary to defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent except with respect to such Pledged Collateral that such Pledgor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Pledgor’s business, and the priority thereof against any Lien not other than Permitted Liens, at its own cost and expense, subject to the rights of such Pledgor under Section 9.10 of the Credit Agreement and corresponding provisions of the Loan Documents to obtain a release of the Liens created under the Loan Documents.

SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file, any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Liens.

SECTION 4.5. Location of Inventory and Equipment. It shall not move any Equipment or Inventory (other than Equipment or Inventory sold, leased or disposed of in accordance with the Credit Agreement) to any location, other than any location that is listed in the relevant Schedules to the Perfection Certificate or at such other locations as such Pledgor may determine from time to time, provided that such Pledgor shall give written notice to the Administrative Agent (in the form of a certificate of a Responsible Officer) specifying any such other location within 30 days after the date on which any Equipment or Inventory is moved to such location; provided that in no event shall any Equipment or Inventory be moved to any location outside of the continental United States.

SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable.

SECTION 4.7. Consents, etc. In the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Administrative Agent, such Pledgor agrees to use its best efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.8. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects.

SECTION 4.9. Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Administrative Agent has exercised its right to foreclose after an Event of Default and after notice thereof is given to the Pledgors by the Administrative Agent, such proceeds shall be held in trust for the benefit of the Administrative Agent and promptly after receipt thereof shall be paid to the Administrative Agent upon demand for application in accordance with the Credit Agreement.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person which are to be pledged pursuant to this Agreement, accept the same in trust for the benefit of the Administrative Agent and promptly (but in any event within fifteen days after receipt thereof, or such longer period as the Administrative Agent may agree to in its sole discretion) deliver to the Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2. Voting Rights; Distributions; etc.

(a) Unless and until an Event of Default shall have occurred and is continuing and the Administrative Agent shall have notified the Pledgors that their rights under this Section 5.2(a) are being suspended:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement, the other Loan Documents and applicable law; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Administrative Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor and be promptly delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(iii) So long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(b) Upon the occurrence and during the continuance of any Event of Default, after the Administrative Agent shall have notified the Pledgors of the suspension of their rights under Section 5.2(a):

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(c) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent instruments as the Administrative Agent may reasonably request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(b)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(b)(ii) hereof.

(d) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor and shall forthwith be delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

SECTION 5.3. Certain Agreements of Pledgors as Issuers and Holders of Equity Interests.

(a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organization Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. Nothing in this Section 6.1 shall require Pledgors to grant any license that is prohibited by any requirement of law, or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any Contract (for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, any other requirement of law or principles of equity); provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.

SECTION 6.2. Protection of Administrative Agent’s Security. Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, on a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Administrative Agent of any adverse determination in any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) following such Pledgor obtaining knowledge thereof, promptly notify the Administrative Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Administrative Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral created therein hereby, without the consent of the Administrative Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Administrative Agent from time to time upon the Administrative Agent’s reasonable request therefor, reasonably detailed statements and amended schedules further identifying and describing the United States federal registered and applied for Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral.

SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, or if any intent-to use trademark application is no longer subject to clause (vi) of the definition of “Excluded Property,” the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly provide to the Administrative Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Administrative Agent to modify this Agreement by amending Schedules 9(a) and 9(b) to the Perfection Certificate to include any Intellectual Property Collateral that is registered, or whose registration has been applied for, with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) of such Pledgor acquired or arising after the date hereof.

SECTION 6.4. Litigation. Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Pledgor agrees to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Material Intellectual Property Collateral owned by such Pledgor.

SECTION 6.5. Permitted Disposal of Intellectual Property Collateral. Nothing in this Agreement prevents any Pledgor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property Collateral to the extent permitted by the Credit Agreement if such Pledgor determines in its reasonable business judgment that such action is desirable in the conduct of its business.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Administrative Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2. Legend. After the occurrence and during the continuance of an Event of Default and upon the Administrative Agent’s request, each Pledgor shall legend, at the request of the Administrative Agent and in form and manner satisfactory to the Administrative Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.

ARTICLE VIII

TRANSFERS

SECTION 8.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement and the other Loan Documents.

ARTICLE IX

REMEDIES

SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Administrative Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (B) store and keep any Pledged Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Administrative Agent may also, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Administrative Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4. Certain Sales of Pledged Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Administrative Agent, for the benefit of the Administrative Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), qualifications under applicable blue sky or other state securities laws and compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Administrative Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Administrative Agent such number of prospectuses, offering circulars or other documents incident thereto as the Administrative Agent from time to time may reasonably request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Administrative Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) If the Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Administrative Agent all such information as the Administrative Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Administrative Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Pledgors, the Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Administrative Agent, each Pledgor shall execute and deliver to the Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Administrative Agent, each Pledgor shall use commercially reasonable efforts to make available to the Administrative Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Administrative Agent may reasonably request to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and each Pledgor shall use commercially reasonable efforts to make such persons available to perform their prior functions on the Administrative Agent’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1. Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Concerning Administrative Agent.

(a) The Administrative Agent has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for any acts or omissions of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.

(b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, generally accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(c) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Pledged Collateral also constitutes collateral granted to the Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the provisions hereof shall control.

(e) The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 6.02(g) of the Credit Agreement. If any Pledgor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 11.2. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

THIS SECURITY AGREEMENT IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF MAY 7, 2010 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME), AMONG C.P. ATLAS ACQUISITION CORP. (TO BE MERGED WITH AND INTO AMERICAN RENAL HOLDINGS INC.), THE GRANTORS PARTY THERETO, BANK OF AMERICA, N.A., AS CREDIT AGREEMENT ADMINISTRATIVE AGENT, WILMINGTON TRUST FSB, AS SENIOR SECURED NOTES COLLATERAL AGENT AND EACH ADDITIONAL NOTES COLLATERAL AGENT FROM TIME TO TIME PARTY THERETO.

SECTION 11.3. Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgors in accordance with the provisions of Section 11.05 of the Credit Agreement. Neither the provisions of this Section 11.3 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 11.3 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Collateral Documents which the Administrative Agent may deem necessary to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.4. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Hedging Agreement or a Secured Cash Management Agreements, such Secured Hedging Agreement or Secured Cash Management Agreement, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.5. Termination; Release. When all the Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall terminate. Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement or the other Loan Documents, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

SECTION 11.6. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.7. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.7.

SECTION 11.8. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 11.15 and 11.16 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.9. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.10. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

SECTION 11.11. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.12. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 11.13. No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.14. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.14 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 11.15. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement, any Secured Hedging Agreement, any Secured Cash Management Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Hedging Agreement, Secured Cash Management Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Secured Hedging Agreement, any Secured Cash Management Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.4 hereof; or

(vi) any other circumstances which might otherwise constitute a defense (other than a defense of payment in full of the Obligations) available to, or a discharge of, any Pledgor.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

C.P. ATLAS ACQUISITION CORP. (which on the Closing Date shall be merged with and into AMERICAN RENAL HOLDINGS INC. with AMERICAN RENAL HOLDINGS INC. surviving such merger), as Pledgor

By:		/s/ Jared S. Hendricks
	Name:	Jared S. Hendricks
	Title:	Vice President

AMERICAN RENAL HOLDINGS INC., as Pledgor

By:		/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chief Executive Officer

AMERICAN RENAL ASSOCIATES LLC, as Pledgor

By: AMERICAN RENAL HOLDINGS INC.

By:		/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chief Executive Officer

AMERICAN RENAL MANAGEMENT LLC
AKC HOLDING LLC
JKC HOLDING LLC
ARA-BOCA RATON HOLDING LLC
ARA-RHODE ISLAND DIALYSIS II LLC
ARA-OHIO HOLDINGS LLC
TEXAS-ARA LLC
ACUTE DIALYSIS SERVICES-ARA LLC, as Pledgors

By: AMERICAN RENAL ASSOCIATES LLC

By:		/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chief Executive Officer

AMERICAN RENAL TEXAS L.P.
AMERICAN RENAL TEXAS II, L.P., as Pledgors

By: TEXAS-ARA LLC

By:		/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chief Executive Officer

C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, as Pledgor

By:		/s/ Jared S. Hendricks
	Name:	Jared S. Hendricks
	Title:	Vice President

BANK OF AMERICA, N.A.,
as Administrative Agent

By:		/s/ Mollie S. Canup
	Name:	Mollie S. Canup
	Title:	Vice President

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of May 7, 2010, made by C.P. ATLAS ACQUISITION CORP., a Delaware corporation (which on the Closing Date shall be merged with and into American Renal Holdings Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as the borrower, the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of May 7, 2010, is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of May 7, 2010, made by C.P. ATLAS ACQUISITION CORP., a Delaware corporation C.P. ATLAS ACQUISITION CORP., a Delaware corporation (which on the Closing Date shall be merged with and into American Renal Holdings Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as the borrower, the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

SECURITY AGREEMENT SUPPLEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of May 7, 2010, made by C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).

This Security Agreement Supplement supplements the Security Agreement and is delivered by the undersigned, [                    ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement.

Annexed hereto are supplements to schedules 1(a), 1(b), 1(c), 2, 3, 5, 6(a), 6(b), 7(a), 7(b), 8(a), 8(b), 8(c), 9, 10, 11 and 12 to the Perfection Certificate with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement.

This Security Agreement Supplement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this Security Agreement Supplement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [                    ], 20[    ], by [INSERT NAME OF PLEDGOR THAT OWNS ANY REGISTERED COPYRIGHTS] (“Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgor is party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgor is required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgor hereby agrees with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Copyright registrations of such Pledgor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 5. Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 6. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 7. Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGOR]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

UNITED STATES COPYRIGHT REGISTRATIONS AND COPYRIGHT

APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [                    ], 20[    ], by [INSERT NAME OF PLEDGOR THAT OWNS ANY PATENTS] (“Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgor is party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgor is required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgor hereby agrees with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Patents and patent applications of such Pledgor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 5. Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 6. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

SECTION 7. Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGOR]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

UNITED STATES PATENTS AND PATENT APPLICATIONS

Patents:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [                    ], 20[    ], by [INSERT NAME OF PLEDGOR THAT OWNS ANY REGISTERED OR APPLIED FOR TRADEMARKS] (“Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgor is party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgor is required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgor hereby agrees with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Trademark registrations and applications of such Pledgor listed on Schedule I attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 5. Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 6. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

SECTION 7. Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[PLEDGOR]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

UNITED STATES TRADEMARK REGISTRATIONS AND TRADEMARK

APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

EXHIBIT H

EXHIBIT H-1

FORM OF

TAX STATUS CERTIFICATE

(For Non-Bank Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May [    ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower became the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certification of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

J-1-1

Form of Tax Status Certificate

[Lender]

By:
Name:
Title:

[Address]

Dated:                     , 20[    ]

J-1-2

Form of Tax Status Certificate

EXHIBIT H-2

FORM OF

TAX STATUS CERTIFICATE

(For Non-Bank Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May [    ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower became the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

J-2-1

Form of Tax Status Certificate

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

J-2-2

Form of Tax Status Certificate

EXHIBIT H-3

FORM OF TAX

STATUS CERTIFICATE

(For Non-Bank Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May [    ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower became the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.07(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent share-holder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certification of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

J-3-1

Form of Tax Status Certificate

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

J-3-2

Form of Tax Status Certificate

EXHIBIT H-4

FORM OF TAX

STATUS CERTIFICATE

(For Non-Bank Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May [    ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower became the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

H - 1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

H - 2

EXHIBIT I

FORM OF PERFECTION CERTIFICATE

Form of Perfection Certificate

PERFECTION CERTIFICATE

May 7, 2010

Reference is hereby made to (i) that certain Security Agreement dated as of May 7, 2010 (the “Credit Agreement Security Agreement”), among C.P. Atlas Acquisition Corp., a Delaware corporation (which on the Closing Date shall be merged with and into American Renal Holdings, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as the issuer, the “Issuer”) the Guarantors party thereto (collectively, the “Guarantors”) and Bank of America, N.A. as collateral agent (in such capacity, the “Credit Agreement Collateral Agent”), (ii) that certain Credit Agreement dated as of May 7, 2010 (the “Credit Agreement”) among the Issuer, certain other parties thereto and Bank of America, N.A, as Administrative Agent, Swing Line Lender and L/C Issuer, (iii) that certain Indenture dated as of May 7, 2010 ( the “Indenture”), relating to the Issuer’s 8.375% Senior Secured Notes due 2018 among the Issuer, the Guarantors and the Trustee thereunder, (iv) that certain Security Agreement related to the Indenture dated as of May 7, 2010 (the “Indenture Security Agreement” and, together with the Credit Agreement Security Agreement, the “Security Agreements”), among the Issuer, the Guarantors and the collateral agent thereunder (the “Indenture Collateral Agent” and together with the Credit Agreement Collateral Agent, the “Agents”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement and the Security Agreements, as applicable.

As used herein, the term “Companies” means Issuer and each of the Guarantors.

As of the date hereof, the undersigned hereby certify to the Agents as follows:

I. Names.

A. The exact legal name of each Company and Qualified Subsidiary, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company and Qualified Subsidiary is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company and Qualified subsidiary that is a registered organization, the Federal Taxpayer Identification Number of each Company and Qualified Subsidiary and the jurisdiction of formation of each Company and Qualified Subsidiary.

B. Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company and Qualified Subsidiary has had in the past five years, or any other organization to which each Company and Qualified Subsidiary became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, together with the date of the relevant change. Except as set forth on Schedule 1(c), no Company or Qualified Subsidiary has changed its jurisdiction of organization at any time during the past four months.

J-3-1

Form of Tax Status Certificates

II. Current Locations. The chief executive office of each Company and Qualified Subsidiary is located at the address set forth in Schedule 2 hereto.

III. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company and Qualified Subsidiary in the ordinary course of business or consists of goods which have been acquired by such Company or Qualified Subsidiary in the ordinary course of business from a person in the business of selling goods of that kind.

IV. Schedule of Filings. Attached hereto as Schedule 4 is a schedule of (i) the appropriate filing offices for the Uniform Commercial Code financing statements naming each Company as a debtor and each Agent as secured party to be filed on the Closing Date, (ii) the appropriate filing offices for the filings described in Schedule 8(a), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 5 and (iv) any other actions required to create and perfect the security interests in the Collateral granted to each Agent pursuant to the applicable Security Agreements.

V. Real Property. Attached hereto as Schedule 5 is a list of all (i) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by each Company as of the Closing Date having a cost or book value (whichever is greater) in excess of $2,000,000 (such real property, the “Mortgaged Property”) and (ii) addresses of each Mortgaged Property.

VI. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 6(a)(i) and Schedule 6(a)(ii) is a true and correct list of all of the stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries (including, for the avoidance of doubt, the Qualified Subsidiaries and their respective Subsidiaries) and the record and beneficial owners (other than Strategic Investors) of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreements. Also set forth in Schedule 6(b) is each equity investment of each Company and Qualified Subsidiary that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreements.

VII. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7(a) is a true and correct list of all Intercompany Notes held by each Company and attached hereto as Schedule 7(b) is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof in an amount in excess of $500,000.

VIII. Intellectual Property. (a) Attached hereto as Schedule 8(a) is a schedule setting forth each Company’s and Qualified Subsidiary’s Patents and Trademarks applied for or registered with the United States Patent and Trademark Office (the “USPTO”), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each registered or applied for Patent or Trademark owned by each Company and Qualified Subsidiary.

Form of Perfection Certificate

(b) Attached hereto as Schedule 8(b) is a schedule setting forth each Company’s and Qualified Subsidiary’s United States Copyrights registered with the United States Copyright Office (the “USCO”), including the name of the registered owner and the registration number of each registered Copyright owned by each Company and Qualified Subsidiary.

(c) Attached hereto as Schedule 8(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses (whether or not recorded with the USPTO or the USCO), in each case, under which a Company or Qualified Subsidiary is the exclusive licensee of a United States patent, trademark or copyright as applicable, including the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

9. Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in each Security Agreement) in excess of $1,000,000 held by each Company, including a brief description thereof.

10. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 10 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Deposit Accounts) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

11. Letter-of-Credit Rights. Attached hereto as Schedule 11 is a true and correct list of all Letters of Credit in excess of $1,000,000 issued in favor of each Company, as beneficiary thereunder.

12. Other Collateral. Attached hereto as Schedule 12 is a true and correct list of each written agreement with any Governmental Authority, if any, to which such Company is a party that gives rise to receivables in favor of such Company in an aggregate amount that has exceeded, or is reasonably expected to exceed, $500,000 in any fiscal year.

[The Remainder of this Page has been intentionally left blank]

Form of Perfection Certificate

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this              day of May, 2010.

AMERICAN RENAL HOLDINGS, INC.

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Form of Perfection Certificate

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Y/N)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Formation

C.P. Atlas Intermediate Holdings, LLC	LLC	Y	4801243	27-2170865	DE

C.P. Atlas Acquisition Corp.	Corporation	Y	4801254	27-2414193	DE

American Renal Holdings Inc.	Corporation	Y	3068790	04-3477845	DE

American Renal Associates LLC	LLC	Y	4055521	84-1694930	DE

American Renal Management LLC	LLC	Y	3166202	04-3527505	DE

AKC Holding LLC	LLC	Y	3953963	01-0833124	DE

JKC Holding LLC	LLC	Y	3955059	01-0833133	DE

ARA-Boca Raton Holding LLC	LLC	Y	3868887	55-0885438	DE

ARA-Ohio Holdings LLC	LLC	Y	3736877	88-0519793	DE

ARA-Rhode Island Dialysis II LLC	LLC	Y	3780279	05-0598781	DE

Texas-ARA LLC	LLC	Y	3216695	04-3537394	DE

American Renal Texas L.P.	LP	Y	13407410	04-3535002	TX

American Renal Texas II, L.P.	LP	Y	800556055	83-0438331	TX

Acute Dialysis Services-ARA LLC	LLC	Y	4431280	26-1148649	DE

ARA-Yuba City Dialysis LLC	LLC	Y	200034010027	06-1602517	CA

Kidney Center of Arvada LLC	LLC	Y	4392757	26-0673481	DE

Kidney Center of Lafayette LLC	LLC	Y	4392762	26-0673602	DE

Kidney Center of Lakewood LLC	LLC	Y	4392772	26-0673671	DE

Kidney Center of Longmont LLC	LLC	Y	4392774	26-0673763	DE

Kidney Center of Westminster LLC	LLC	Y	4392778	26-0673832	DE

Capitol Dialysis, LLC	LLC	Y	L05168	06-1593517	DC

ARA-Augusta, LLC	LLC	Y	0052215	36-4466284	GA

ARA-Augusta Clinic LLC	LLC	Y	0155609	26-0002956	GA

ARA-South Augusta Clinic LLC	LLC	Y	0155610	26-0002976	GA

Grovetown Dialysis Clinic, LLC	LLC	Y	4682295	26-4777788	DE

Louisville Dialysis Clinic, LLC	LLC	Y	4682297	26-4777847	DE

Waynesboro Dialysis Clinic, LLC	LLC	Y	4682298	26-4778024	DE

Dublin Dialysis Center, LLC	LLC	Y	4725041	27-0817599	DE

Atlantic Kidney Center LLC	LLC	Y	3953964	01-0833127	DE

Jupiter Kidney Center LLC	LLC	Y	3953971	01-0833136	DE

ARA-Aventura LLC	LLC	Y	L01000020151	06-1635994	FL

Miami-ARA LLC	LLC	Y	L01000001628	04-3548124	FL

ARA-Boca Raton Dialysis LLC	LLC	Y	3864896	11-3728333	DE

Delray Beach Dialysis Center LLC	LLC	Y	3953959	01-0833122	DE

ARA-Daytona Beach Dialysis LLC	LLC	Y	3664549	13-4264685	DE

ARA-Naples Dialysis Center LLC	LLC	Y	4041015	13-4310692	DE

ARA-Naples South Dialysis Center LLC	LLC	Y	4795368	27-2035849	DE

ARA-Orange Park LLC	LLC	Y	L01000017845	04-3579269	FL

ARA-Sebring Dialysis LLC	LLC	Y	L02000013610	13-4264684	FL

ARA-Sun City Dialysis LLC	LLC	Y	L01000007338	06-1619146	FL

Bradenton Dialysis Center LLC	LLC	Y	4173314	43-2106855	DE

Palmetto Dialysis Center LLC	LLC	Y	4408129	26-0722021	DE

ARA-Titusville Dialysis LLC	LLC	Y	L02000025577	05-0537651	FL

ARA-West Jacksonville LLC	LLC	Y	L01000019345	02-0538733	FL

Middleburg Dialysis LLC	LLC	Y	3935279	01-0833118	DE

Hilliard Dialysis Center LLC	LLC	Y	3953973	01-0833120	DE

Dialysis Care Center of Palm Coast LLC	LLC	Y	4347782	11-3815233	DE

Goldtree Kidney Center LLC	LLC	Y	4440223	26-1225415	DE

Western Community Dialysis Center, LLC	LLC	Y	4458061	26-1402857	DE

Southwest Jacksonville Dialysis Center LLC	LLC	Y	4490394	26-1767398	DE

Northwest Jacksonville Dialysis Center, LLC	LLC	Y	4506804	26-1983634	DE

Lehigh Acres Dialysis Center, LLC	LLC	Y	4596159	26-3299536	DE

Florida Dialysis Center of Orlando, LLC	LLC	Y	4723979	27-0799606	DE

ARA-N.W. Chicago LLC	LLC	Y	3724855	52-2413892	DE

ARA-Crystal Lake Dialysis LLC	LLC	Y	3724856	52-2413908	DE

ARA-South Barrington Dialysis LLC	LLC	Y	3724859	52-2413920	DE

Harvard-Woodstock Dialysis Center, LLC	LLC	Y	4782472	27-1777121	DE

New Orleans Kidney Center LLC	LLC	Y	4228277	06-1795600	DE

Freret Street Kidney Center LLC	LLC	Y	4708122	27-0519972	DE

ARA-Adelphi LLC	LLC	Y	W06503858	04-3581515	MD

Ellicott City Dialysis Center LLC	LLC	Y	4327099	83-0478289	DE

Universal Dialysis Center, LLC	LLC	Y	4754990	27-1346759	DE

Taunton Healthcare Clinic, LLC	LLC	Y	4749534	27-1274230	DE

Brockton Healthcare Clinic, LLC	LLC	Y	4749529	27-1274145	DE

ARA-Fall River Dialysis LLC	LLC	Y	3699132	16-1682392	DE

ARA-Springfield Dialysis LLC	LLC	Y	043571591	04-3571591	MA

ARA-Holyoke Dialysis LLC	LLC	Y	3614407	13-4264683	DE

Dialysis Center of Western Massachusetts LLC	LLC	Y	4398483	26-0673349	DE

Heritage Dialysis Center LLC	LLC	Y	4398481	26-0673134	DE

Waltham Dialysis LLC	LLC	Y	3925263	01-0833115	DE

Nephrology Center of Detroit, LLC	LLC	Y	4693398	27-0276649	DE

Metro St. Louis Dialysis – Florissant, LLC	LLC	Y	4268911	14-1984113	DE

Gateway St. Louis Dialysis, LLC	LLC	Y	4781752	27-1766821	DE

Woodland Park Dialysis Center, LLC	LLC	Y	4778822	27-1777182	DE

Mohawk Valley Dialysis Center, LLC	LLC	Y	N/A	27-0623715	NY

ARA-Columbus, LLC	LLC	Y	1243736	04-3581976	OH

ARA-Bexley LLC	LLC	Y	1270369	06-1637858	OH

ARA-North Columbus Dialysis LLC	LLC	Y	1304920	01-0671615	OH

ARA-South Columbus Dialysis LLC	LLC	Y	1304603	30-0101257	OH

ARA-South Central Ohio LLC	LLC	Y	3704624	13-4264686	DE

ARA-Chillicothe Dialysis LLC	LLC	Y	3709840	56-2402997	DE

ARA-Jackson Dialysis LLC	LLC	Y	3704639	13-4264688	DE

ARA-Piketon Dialysis LLC	LLC	Y	3709844	56-2403001	DE

Pickaway Dialysis Center LLC	LLC	Y	4227349	56-2614118	DE

Logan Dialysis Center LLC	LLC	Y	4470715	26-1538057	DE

Fairfield Kidney Center LLC	LLC	Y	4161842	33-1139040	DE

Kidney Care Centers of Zanesville Ohio, LLC	LLC	Y	4497941	26-1867893	DE

Kidney Care Centers of Cambridge Ohio, LLC	LLC	Y	4497939	26-1867830	DE

Kidney Care Centers of Coshocton Ohio, LLC	LLC	Y	4519030	26-2324188	DE

Boardman Dialysis Center LLC	LLC	Y	4618371	26-3842733	DE

Warren Dialysis Center LLC	LLC	Y	4618373	26-3842709	DE

Youngstown-Warren Home Dialysis, LLC	LLC	Y	4750939	27-1281093	DE

ARA-Hazleton LLC	LLC	Y	2970794	06-1602515	PA

Butler-ARA, LLC	LLC	Y	2918380	25-1867782	PA

Central Kittanning Dialysis Center LLC	LLC	Y	4228173	06-1795597	DE

ARA-Kittanning Dialysis LLC	LLC	Y	3665122	13-4264677	DE

ARA-Newcastle Dialysis LLC	LLC	Y	3720186	13-4268241	DE

ARA-Dialysis Unit at Ohio Valley Hospital, LLC	LLC	Y	4512367	26-2091152	DE

Langhorne Dialysis LLC	LLC	Y	4129326	11-3774987	DE

Bristol Dialysis LLC	LLC	Y	4147267	13-4331815	DE

Bensalem Dialysis Center LLC	LLC	Y	4294993	32-0194330	DE

Woodhaven Dialysis Center, LLC	LLC	Y	4671328	26-4568741	DE

ARA-Rhode Island Dialysis LLC	LLC	Y	3593907	46-0511315	DE

ARA-Providence Dialysis LLC	LLC	Y	3605548	05-0579441	DE

ARA-Pawtucket Dialysis LLC	LLC	Y	3605554	05-0579443	DE

ARA-Tiverton Dialysis LLC	LLC	Y	3605569	05-0579445	DE

ARA-Cranston Dialysis LLC	LLC	Y	3699131	16-1682389	DE

ARA-East Providence Dialysis LLC	LLC	Y	3745440	52-2421786	DE

ARA-Johnston Dialysis LLC	LLC	Y	3699134	16-1682390	DE

Dialysis Center of Wakefield LLC	LLC	Y	3983721	14-1931451	DE

Dialysis Center of Warwick LLC	LLC	Y	Cert. of Cancellation 3983727	14-1931457	DE

Dialysis Center of West Warwick LLC	LLC	Y	3983728	14-1931459	DE

Dialysis Center of Westerly LLC	LLC	Y	3983732	14-1931453	DE

Dialysis Center of Woonsocket LLC	LLC	Y	3955150	01-0833227	DE

Carolina Dialysis LLC	LLC	Y	4096098	13-4319575	DE

Spartanburg Dialysis LLC	LLC	Y	4588569	26-3195879	DE

North East Kidney Center, LLC	LLC	Y	4794203	27-2004525	DE

North Main Kidney Center, LLC	LLC	Y	4794202	27-2004562	DE

Beaumont-ARA Dialysis L.L.P.	LLP	Y	800347186	04-3537427	TX

Jasper-ARA Dialysis L.L.P.	LLP	Y	800206614	04-3537428	TX

Woodville Dialysis Center LLP	LLP	Y	800660148	33-1139041	TX

Bay City Dialysis Center, LLP	LLP	Y	801128898	27-0264226	TX

ARA-Forest Park Dialysis LLC	LLC	Y	S128313-6	34-2013422	VA

ARA-Mechanicsville Dialysis LLC	LLC	Y	S101418-4	26-0067522	VA

ARA-Richmond Dialysis LLC	LLC	Y	S087508-0	46-0511318	VA

ARA-South Laburnum Dialysis LLC	LLC	Y	S087592-4	13-4264678	VA

ARA-Milwaukee Dialysis LLC	LLC	Y	3805188	56-2461231	DE

Kenosha Kidney Dialysis LLC	LLC	Y	4185137	84-1713713	DE

Comprehensive Dialysis Care, LLC	LLC	Y	7895601	27-2042108	DE

Brazoria County Dialysis LLP	LLP	Y	801242673	27-2071319	TX

Schedule 1(b)

Prior Organizational Names

Company/Qualified Subsidiary	Prior Name	Date of Change

American Renal Holdings Inc.	American Renal Holdings LLC	Dec. 16, 2005

American Renal Associates LLC	American Renal Associates, Inc.	Dec. 31, 2007

Central Kittanning Dialysis Center LLC	ARA-Laburnum Dialysis Center LLC	Nov. 17, 2006

Schedule 1(c)

Changes in Jurisdiction

None.

Schedule 2

Chief Executive Offices

Company/Qualified Subsidiary	Address	County	State
C.P. Atlas Intermediate Holdings, LLC	c/o Centerbridge Capital Partners L.P. 375 Park Avenue, 12th Floor New York, NY 10152	New York	NY

C.P. Acquisition Corp.	c/o Centerbridge Capital Partners L.P. 375 Park Avenue, 12th Floor New York, NY 10152	New York	NY

American Renal Holdings Inc.	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

American Renal Associates LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

American Renal Management LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

AKC Holding LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

JKC Holding LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

ARA-Boca Raton Holding LLC	1905 Clint Moore Road Boca Raton, FL	Palm Beach	FL

ARA-Ohio Holdings LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

ARA-Rhode Island Dialysis II LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Texas-ARA LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

American Renal Texas L.P.	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

American Renal Texas II, L.P.	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Acute Dialysis Services-ARA LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

ARA-Yuba City Dialysis LLC	640 Plumas Street Yuba City, CA 95991-4434	Sutter	CA

Kidney Center of Arvada LLC	5265 Vance Street, Suite 100 Arvada, CO 80002	Jefferson	CO

Kidney Center of Lafayette LLC	2655 Crescent Drive, Suite C Lafayette, CO 80026	Boulder	CO

Company/Qualified Subsidiary	Address	County	State
Kidney Center of Lakewood LLC	6166 W. Alameda Avenue Lakewood, CO 80226	Denver	CO

Kidney Center of Longmont LLC	1960 Ken Pratt Blvd, Suite A Longmont, CO 80501	Boulder	CO

Kidney Center of Westminster LLC	8410 Decatur Street Westminster, CO 80031	Adams	CO

Capitol Dialysis, LLC	140 Q Street N. E., Suite 100, Washington, DC 20002	DC	DC

ARA-Augusta, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

ARA-Augusta Clinic LLC	1000 Telfair Street Augusta, GA 30901	Richmond	GA

ARA-South Augusta Clinic LLC	1649 Gordon Highway Augusta, GA 30906	Richmond	GA

Grovetown Dialysis Clinic, LLC	442 Park 20 West Drive Grovetown, GA 30813	Columbia	GA

Louisville Dialysis Clinic, LLC	1201 Peachtree Street Louisville, GA 30434	Jefferson	GA

Waynesboro Dialysis Clinic, LLC	163 South Liberty Street Waynesboro, GA 30830	Burke	GA

Dublin Dialysis Center, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Atlantic Kidney Center LLC	4700 N. Congress Avenue, Suite 104, West Palm Beach, FL 33407	Clay	FL

Jupiter Kidney Center LLC	1701 Military Trail Suite 140 Jupiter, FL 33458	Palm Beach	FL

ARA-Aventura LLC	19010 N.E. 29th Avenue Aventura, FL 33180	Miami-Dade	FL

Miami-ARA LLC	100 N.W. 170th Street, Ste. 106 North Miami Beach, FL 33169	Miami-Dade	FL

ARA-Boca Raton Dialysis LLC	1905 Clint Moore Road Suite 211 Boca Raton, FL 33496-2659	Palm Beach	FL

Delray Beach Dialysis Center LLC	5130 Linton Boulevard Delray Beach, FL 33484	Palm Beach	FL

ARA-Daytona Beach Dialysis LLC	720 Clyde Morris Blvd. Daytona Beach, FL 32114	Volusia	FL

ARA-Naples Dialysis Center LLC	4529 Executive Drive Naples, FL 34119	Collier	FL

Company/Qualified Subsidiary	Address	County	State
ARA-Naples South Dialysis Center LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

ARA-Orange Park LLC	2020 Kingsley Avenue, Suite B Orange Park, FL 32073	Clay	FL

ARA-Sebring Dialysis LLC	4245 Sun N Lake Blvd Sebring, FL 33872-2158	Highlands	FL

ARA-Sun City Dialysis LLC	952 Cypress Village Blvd. Sun City, FL 33573	Hillsborough	FL

Bradenton Dialysis Center LLC	5837 West 21st Avenue Bradenton, FL 34209	Manatee	FL

Palmetto Dialysis Center LLC	627-635 E. Street Palmetto, FL 34221	Manatee	FL

ARA-Titusville Dialysis LLC	801 Garden Street Titusville, FL 32796	Brevard	FL

ARA-West Jacksonville LLC	425 N. Lee Street, Ste.103 Jacksonville, FL 32204	Duval	FL

Middleburg Dialysis LLC	2070 Palmetto Street, Suite 9 Middleburg, FL 32068	Clay	FL

Hilliard Dialysis Center LLC	551858 US Highway 1, Suite 118 Hilliard, FL 32046	Nassau	FL

Dialysis Care Center of Palm Coast LLC	Roma Court Unit #2, 3 and 4 515 Palm Coast Parkway SW Palm Coast, FL 32137	Flagler	FL

Goldtree Kidney Center LLC	1407-A Goldtree Drive Port S. Lucie, FL 34952	St. Lucie	FL

Western Community Dialysis Center, LLC	11301 Okeechobee Blvd Royal Palm Beach, FL 33411	Palm Beach	FL

Southwest Jacksonville Dialysis Center LLC	Normandy Village Shopping Center 7764 Normandy Blvd, Ste 21 Jacksonville, FL 32221	Duval	FL

Northwest Jacksonville Dialysis Center, LLC	1725 Oakhurst Ave, Suite 100 Jacksonville, FL 32208	Duval	FL

Lehigh Acres Dialysis Center, LLC	3227 Lee Blvd., Unit 1 Lehigh Acres, FL 33971	Lee	FL

Florida Dialysis Center of Orlando, LLC	1711 35th Street, Units 109 & 110 Orlando, FL 32839	Orange	FL

ARA-N.W. Chicago LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Company/Qualified Subsidiary	Address	County	State
ARA-Crystal Lake Dialysis LLC	6298 Northwest Highway, Suite 300 Crystal Lake, IL 60014	McHenry	IL

ARA-South Barrington Dialysis LLC	33 W. Higgins Road, Suites 920-945 South Barrington, IL 60010	Lake	IL

Harvard-Woodstock Dialysis Center, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

New Orleans Kidney Center LLC	3434 Prytania Street New Orleans, LA 70115	Orleans	LA

Freret Street Kidney Center LLC	66 Cherry Hill Drive Beverly, MA 01915 (lease negotiation pending for local address)	Essex	MA

ARA-Adelphi LLC	1801 Metzerott Road Adelphi, MD 20783	Prince George’s	MD

Ellicott City Dialysis Center LLC	3000 North Ridge Road Ellicott City, MD 21043	Howard	MD

Universal Dialysis Center, LLC	3804 Bladensburg Road Cottage City, MD	Prince George’s	MD

Taunton Healthcare Clinic, LLC	Mill River Plaza One Washington Street Taunton, MA 02780	Bristol	MA

Brockton Healthcare Clinic, LLC	76 Campanelli Industrial Dr. Brockton, MA 02301	Plymouth	MA

ARA-Fall River Dialysis LLC	221 and 223 Weaver Street Fall River, MA 02720	Bristol	MA

ARA-Springfield Dialysis LLC	125 Liberty Street, Suite 101 Springfield, MA 01103	Hampden	MA

ARA-Holyoke Dialysis LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Dialysis Center of Western Massachusetts LLC	601 Memorial Drive Suite H Chicopee, MA 01020	Hampden	MA

Heritage Dialysis Center LLC	67 Cooper Street Agawam, MA 01001	Hampden	MA

Waltham Dialysis LLC	135 Beaver Street Suite 111 Waltham, MA 02452	Middlesex	MA

Nephrology Center of Detroit, LLC	20001 Livernois Avenue, Suite 500 Detroit, MI 48221	Wayne	MI

Company/Qualified Subsidiary	Address	County	State
Metro St. Louis Dialysis – Florissant, LLC	10160 West Florissant Avenue, St. Louis, MO 63136	St. Louis	MO

Gateway St. Louis Dialysis, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Woodland Park Dialysis Center, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Mohawk Valley Dialysis Center, LLC	115 Town Square Center Amsterdam, NY 12010	Montgomery	NY

ARA-Columbus, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

ARA-Bexley LLC	1805 East Main Street Columbus, Ohio 43205	Franklin	OH

ARA-North Columbus Dialysis LLC	5700 Karl Road Columbus, OH 43229	Franklin	OH

ARA-South Columbus Dialysis LLC	2046 Lockbourne Road Columbus, Ohio 43207	Franklin	OH

ARA-South Central Ohio LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

ARA-Chillicothe Dialysis LLC	465 Shawnee Lane Chillicothe, OH 45601	Ross	OH

ARA-Jackson Dialysis LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

ARA-Piketon Dialysis LLC	7143 Route 23 South Piketon, OH 45661	Pike	OH

Pickaway Dialysis Center LLC	1180 North Court Street Circleville, OH 43113	Pickaway	OH

Logan Dialysis Center LLC	12900 State Route 664 South Suite B7 Logan, OH 43138	Hocking	OH

Fairfield Kidney Center LLC	618 Pleasantville Road Lancaster, OH 43130	Fairfield	OH

Kidney Care Centers of Zanesville Ohio, LLC	3239 Maple Avenue Zanesville, OH 43701	Muskingum	OH

Kidney Care Centers of Cambridge Ohio, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Kidney Care Centers of Coshocton Ohio, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Company/Qualified Subsidiary	Address	County	State
Boardman Dialysis Center LLC	7153 Tiffany Blvd., Boardman, OH 44514	Mahoning	OH

Warren Dialysis Center LLC	8720 East Market Street, Suite 1A Howland, OH 44484	Trumbull	OH

Youngstown-Warren Home Dialysis, LLC	3622 Belmont Ave, Suite 21 Youngstown, OH 44505	Mahoning	OH

ARA-Hazleton LLC	128 Airport Road 2 Beltway Commons Hazle Township, PA 18201	Luzerne	PA

Butler-ARA, LLC	229 W. Diamond Street Butler, Pennsylvania 16001	Butler	PA

Central Kittanning Dialysis Center LLC	One Nolte Drive, Suite 720 Kittanning, PA 16201	Armstrong	PA

ARA-Kittanning Dialysis LLC	85 Glade Drive, Unit C Kittanning, PA 16201	Armstrong	PA

ARA-Newcastle Dialysis LLC	Cascade Galleria 100 South Jefferson Street, Suite 187 New Castle, PA 16101	Lawrence	PA

ARA-Dialysis Unit at Ohio Valley Hospital, LLC	27 Heckel Road, Suite 113 McKees Rocks, PA 15136	Allegheny	PA

Langhorne Dialysis LLC	880 Town Center Drive Langhorne, PA 19047	Bucks	PA

Bristol Dialysis LLC	1900 Frost Road, Keystone Park Bristol, PA 19007	Bucks	PA

Bensalem Dialysis Center LLC	1336 Bristol Avenue Units 12 & 13 Bensalem, PA 19020	Bucks	PA

Woodhaven Dialysis Center, LLC	1336 Bristol Pike, Suite B Bensalem, PA 19020	Bucks	PA

ARA-Rhode Island Dialysis LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

ARA-Providence Dialysis LLC	9 Plenty Street Providence, R.I. 02907	Providence	RI

ARA-Pawtucket Dialysis LLC	201 Armistice Blvd. Pawtucket, RI 02860	Providence	RI

ARA-Tiverton Dialysis LLC	22 Hurst Lane Tiverton, RI 02878	Newport	RI

ARA-Cranston Dialysis LLC	49 Freeway Drive Cranston, RI 02920-7935	Providence	RI

Company/Qualified Subsidiary	Address	County	State
ARA-East Providence Dialysis LLC	318 Waterman Avenue East Providence, RI 02914	Providence	RI

ARA-Johnston Dialysis LLC	1526 Atwood Avenue Johnston, RI 02919	Providence	RI

Dialysis Center of Wakefield LLC	10 High Street, Suite C, D & E Wakefield, RI 02879	Washington	RI

Dialysis Center of Warwick LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Dialysis Center of West Warwick LLC	1775 Bald Hill Road Warwick, RI 02886	Kent	RI

Dialysis Center of Westerly LLC	1 Rhody Road Westerly, RI 02891	Washington	RI

Dialysis Center of Woonsocket LLC	2100 Diamond Hill Road Woonsocket, RI 02895	Providence	RI

Carolina Dialysis LLC	115 Interstate Park Spartanburg, SC 29303	Spartanburg	SC

Spartanburg Dialysis LLC	128 Dillon Drive Spartanburg, SC 29307	Spartanburg	SC

North East Kidney Center, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

North Main Kidney Center, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Beaumont-ARA Dialysis L.L.P.	1085 South 23rd Street Beaumont, Texas 77707	Jefferson	TX

Jasper-ARA Dialysis L.L.P.	930 Marvin Hancock Drive Jasper, Texas 75951	Jasper	TX

Woodville Dialysis Center LLP	712 W. Bluff Street Pecan Plaza Woodville, TX 75979	Tyler	TX

Bay City Dialysis Center, LLP	1115 Avenue G Bay City, TX 77414	Matagorda	TX

ARA-Forest Park Dialysis LLC	1603 Santa Rosa Road Suite 1000 Richmond, VA 23229	Henrico	VA

ARA-Mechanicsville Dialysis LLC	8400 North Run Medical Drive, Suite 100 Mechanicsville, VA 23116	Hanover	VA

Company/Qualified Subsidiary	Address	County	State
ARA-Richmond Dialysis LLC	5320 Patterson Ave Richmond, VA 23226	Henrico	VA

ARA-South Laburnum Dialysis LLC	4817 S. Laburnum Ave. Richmond, VA 23231-2713	Henrico	VA

ARA-Milwaukee Dialysis LLC	4775 North Green Bay Avenue Milwaukee, WI 53209	Milwaukee	WI

Kenosha Kidney Dialysis LLC	6125 Green Bay Road Suite 200-300 Kenosha, WI 53142	Kenosha	WI

Comprehensive Dialysis Care, LLC	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Brazoria County Dialysis LLP	66 Cherry Hill Drive Beverly, MA 01915	Essex	MA

Schedule 3

Extraordinary Transactions

None.

Schedule 4

Schedule of Filings

(i) Uniform Commercial Code Filings

Entity	Filing Office
C.P. Atlas Intermediate Holdings, LLC	Delaware Secretary of State
C.P. Atlas Acquisition Corp.	Delaware Secretary of State
American Renal Holdings Inc.	Delaware Secretary of State
American Renal Associates LLC	Delaware Secretary of State
American Renal Management LLC	Delaware Secretary of State
AKC Holding LLC	Delaware Secretary of State
JKC Holding LLC	Delaware Secretary of State
ARA-Boca Raton Holding LLC	Delaware Secretary of State
ARA-Ohio Holdings LLC	Delaware Secretary of State
ARA-Rhode Island Dialysis II LLC	Delaware Secretary of State
Texas-ARA LLC	Delaware Secretary of State
American Renal Texas L.P.	Texas Secretary of State
American Renal Texas II, L.P.	Texas Secretary of State
Acute Dialysis Services-ARA LLC	Delaware Secretary of State

(ii) Intellectual Property Filings

Entity	Filing Office
American Renal Associates LLC	United States Patent and Trademark Office

(iii) Mortgage and Fixture Filings

None.

4(iv) Other Actions Required to Create and Perfect Security Interests

Actions with respect to Pledged Securities

•

The security interest in the Pledged Securities may be perfected by filing, and to the extent applicable under the UCC and to the extent certificated, the interest in the certificated Pledged Securities may be perfected by possession.

•

Actions with respect to Pledged Collateral

•

Delivery of original promissory notes to the Credit Agreement Collateral Agent, endorsed (without recourse) in blank or accompanied by an endorsement executed in blank by a duly authorized officer of the applicable Company.

Other Actions

•	None.

Schedule 5

Real Property

(i)	None.

(ii)	None.

Schedule 6

(a)(i) Certificated Equity Interests

Current Legal Entities Owned	Record Owner	Percent Pledged*
American Renal Holdings Inc.	C.P. Atlas Intermediate Holdings, LLC	100%

*	For each equity interests in each Qualified Subsidiary listed herein, if, and for so long as, such equity interests constitute Excluded Property, the percent pledged shall be 0%.

(a)(ii) Uncertificated Equity Interests

Current Legal Entities Owned	Record Owner	Percent Pledged*
C.P. Atlas Intermediate Holdings, LLC	C.P. Atlas Holdings, Inc.	N/A
C.P. Atlas Acquisition Corp.	C.P. Atlas Intermediate Holdings, LLC	N/A
American Renal Associates LLC	American Renal Holdings Inc.	100%
American Renal Management LLC	American Renal Associates LLC	100%
AKC Holding LLC	American Renal Associates LLC	100%
JKC Holding LLC	American Renal Associates LLC	100%
ARA-Boca Raton Holding LLC	American Renal Associates LLC	100%
ARA-Ohio Holdings LLC	American Renal Associates LLC	100%
ARA-Rhode Island Dialysis II LLC	American Renal Associates LLC	100%
Texas-ARA LLC	American Renal Associates LLC	100%
American Renal Texas L.P.	Texas-ARA LLC (0.5%) American Renal Associates LLC (99.5%)	99.5% American Renal Associates LLC 0.5% Texas-ARA LLC
American Renal Texas II, L.P.	Texas-ARA LLC (0.5%) American Renal Associates LLC (99.5%)	99.5% American Renal Associates LLC 0.5% Texas-ARA LLC
Acute Dialysis Services-ARA LLC	American Renal Associates LLC	100%
ARA-Yuba City Dialysis LLC	American Renal Associates LLC	60%

Current Legal Entities Owned	Record Owner	Percent Pledged*
Kidney Center of Arvada LLC	American Renal Associates LLC	51%
Kidney Center of Lafayette LLC	American Renal Associates LLC	51%
Kidney Center of Lakewood LLC	American Renal Associates LLC	51%
Kidney Center of Longmont LLC	American Renal Associates LLC	51%
Kidney Center of Westminster LLC	American Renal Associates LLC	51%
Capitol Dialysis, LLC	American Renal Associates LLC	60%
ARA-Augusta, LLC	American Renal Associates LLC	51%
ARA-Augusta Clinic LLC	ARA-Augusta, LLC	N/A
ARA-South Augusta Clinic LLC	ARA-Augusta, LLC	N/A
Grovetown Dialysis Clinic, LLC	American Renal Associates LLC	51%
Louisville Dialysis Clinic, LLC	American Renal Associates LLC	51%
Waynesboro Dialysis Clinic, LLC	American Renal Associates LLC	51%
Dublin Dialysis Center, LLC	American Renal Associates LLC	100%
Atlantic Kidney Center LLC	AKC Holding, LLC	60%
Jupiter Kidney Center LLC	JKC Holding, LLC	51%
ARA-Aventura LLC	American Renal Associates LLC	60%
Miami-ARA LLC	American Renal Associates LLC	60%
ARA-Boca Raton Dialysis LLC	ARA-Boca Raton Holding, LLC	51%
Delray Beach Dialysis Center LLC	American Renal Associates LLC	51%
ARA-Daytona Beach Dialysis LLC	American Renal Associates LLC	60%
ARA-Naples Dialysis Center LLC	American Renal Associates LLC	51%
ARA-Naples South Dialysis Center LLC	American Renal Associates LLC	51%
ARA-Orange Park LLC	American Renal Associates LLC	60%
ARA-Sebring Dialysis LLC	American Renal Associates LLC	51%
ARA-Sun City Dialysis LLC	American Renal Associates LLC	60%
Bradenton Dialysis Center LLC	American Renal Associates LLC	51%
Palmetto Dialysis Center LLC	American Renal Associates LLC	51%

Current Legal Entities Owned	Record Owner	Percent Pledged*
ARA-Titusville Dialysis LLC	American Renal Associates LLC	60%
ARA-West Jacksonville LLC	American Renal Associates LLC	51%
Middleburg Dialysis LLC	American Renal Associates LLC	51%
Hilliard Dialysis Center LLC	American Renal Associates LLC	51%
Dialysis Care Center of Palm Coast LLC	American Renal Associates LLC	51%
Goldtree Kidney Center LLC	American Renal Associates LLC	51%
Western Community Dialysis Center, LLC	American Renal Associates LLC	51%
Southwest Jacksonville Dialysis Center LLC	American Renal Associates LLC	51%
Northwest Jacksonville Dialysis Center, LLC	American Renal Associates LLC	51%
Lehigh Acres Dialysis Center, LLC	American Renal Associates LLC	51%
Florida Dialysis Center of Orlando, LLC	American Renal Associates LLC	51%
ARA-N.W. Chicago LLC	American Renal Associates LLC	51%
ARA-Crystal Lake Dialysis LLC	ARA-N.W. Chicago LLC	N/A
ARA-South Barrington Dialysis LLC	ARA-N.W. Chicago LLC	N/A
Harvard-Woodstock Dialysis Center, LLC	ARA-N.W. Chicago LLC	N/A
New Orleans Kidney Center LLC	American Renal Associates LLC	51%
Freret Street Kidney Center LLC	American Renal Associates LLC	51%
ARA-Adelphi LLC	American Renal Associates LLC	51%
Ellicott City Dialysis Center LLC	American Renal Associates LLC	51%
Universal Dialysis Center, LLC	American Renal Associates LLC	51%
Taunton Healthcare Clinic, LLC	American Renal Associates LLC	100%
Brockton Healthcare Clinic, LLC	American Renal Associates LLC	100%
ARA-Fall River Dialysis LLC	American Renal Associates LLC	58.501%
ARA-Springfield Dialysis LLC	American Renal Associates LLC	59%
ARA-Holyoke Dialysis LLC	American Renal Associates LLC	51%

Current Legal Entities Owned	Record Owner	Percent Pledged*
Dialysis Center of Western Massachusetts LLC	American Renal Associates LLC	51%
Heritage Dialysis Center LLC	American Renal Associates LLC	51%
Waltham Dialysis LLC	American Renal Associates LLC	51%
Nephrology Center of Detroit, LLC	American Renal Associates LLC	51%
Metro St. Louis Dialysis – Florissant, LLC	American Renal Associates LLC	51%
Gateway St. Louis Dialysis, LLC	American Renal Associates LLC	51%
Woodland Park Dialysis Center, LLC	American Renal Associates LLC	51%
Mohawk Valley Dialysis Center, LLC	American Renal Associates LLC	51%
ARA-Columbus, LLC	American Renal Associates LLC	60%
ARA-Bexley LLC	ARA-Columbus LLC	N/A
ARA-North Columbus Dialysis LLC	ARA-Columbus LLC	N/A
ARA-South Columbus Dialysis LLC	ARA-Columbus LLC	N/A
ARA-South Central Ohio LLC	American Renal Associates LLC	51%
ARA-Chillicothe Dialysis LLC	ARA-South Central Ohio LLC	N/A
ARA-Jackson Dialysis LLC	ARA-South Central Ohio LLC	N/A
ARA-Piketon Dialysis LLC	ARA-South Central Ohio LLC	N/A
Pickaway Dialysis Center LLC	American Renal Associates LLC	51%
Logan Dialysis Center LLC	American Renal Associates LLC	51%
Fairfield Kidney Center LLC	American Renal Associates LLC	51%
Kidney Care Centers of Zanesville Ohio, LLC	American Renal Associates LLC	51%
Kidney Care Centers of Cambridge Ohio, LLC	Kidney Care Centers of Zanesville Ohio, LLC	N/A
Kidney Care Centers of Coshocton Ohio, LLC	Kidney Care Centers of Zanesville Ohio, LLC	N/A
Boardman Dialysis Center LLC	American Renal Associates LLC	51%
Warren Dialysis Center LLC	American Renal Associates LLC	51%

Current Legal Entities Owned	Record Owner	Percent Pledged*
Youngstown-Warren Home Dialysis, LLC	American Renal Associates LLC	51%
ARA-Hazleton LLC	American Renal Associates LLC	51%
Butler-ARA, LLC	American Renal Associates LLC	51%
Central Kittanning Dialysis Center LLC	American Renal Associates LLC	51%
ARA-Kittanning Dialysis LLC	American Renal Associates LLC	51%
ARA-Newcastle Dialysis LLC	American Renal Associates LLC	51%
ARA-Dialysis Unit at Ohio Valley Hospital, LLC	American Renal Associates LLC	51%
Langhorne Dialysis LLC	American Renal Associates LLC	51%
Bristol Dialysis LLC	American Renal Associates LLC	51%
Bensalem Dialysis Center LLC	American Renal Associates LLC	51%
Woodhaven Dialysis Center, LLC	American Renal Associates LLC	51%
ARA-Rhode Island Dialysis LLC	American Renal Associates LLC	85%
ARA-Providence Dialysis LLC	ARA-Rhode Island Dialysis LLC	N/A
ARA-Pawtucket Dialysis LLC	ARA-Rhode Island Dialysis LLC	N/A
ARA-Tiverton Dialysis LLC	ARA-Rhode Island Dialysis LLC	N/A
ARA-Cranston Dialysis LLC	American Renal Associates LLC	51%
ARA-East Providence Dialysis LLC	American Renal Associates LLC	54.825%
ARA-Johnston Dialysis LLC	American Renal Associates LLC	51%
Dialysis Center of Wakefield LLC	American Renal Associates LLC	51%
Dialysis Center of Warwick LLC	American Renal Associates LLC	66%
Dialysis Center of West Warwick LLC	American Renal Associates LLC	51%
Dialysis Center of Westerly LLC	American Renal Associates LLC	51%
Dialysis Center of Woonsocket LLC	American Renal Associates LLC	51%
Carolina Dialysis LLC	American Renal Associates LLC	51%
Spartanburg Dialysis LLC	American Renal Associates LLC	51%

Current Legal Entities Owned	Record Owner	Percent Pledged*
North East Kidney Center, LLC	American Renal Associates LLC	90%
North Main Kidney Center, LLC	American Renal Associates LLC	90%
Beaumont-ARA Dialysis L.L.P.	American Renal Texas L.P.	60%
Jasper-ARA Dialysis L.L.P.	American Renal Texas L.P.	60%
Woodville Dialysis Center LLP	American Renal Texas L.P.	60%
Bay City Dialysis Center, LLP	American Renal Texas L.P.	51%
ARA-Forest Park Dialysis LLC	American Renal Associates LLC	60%
ARA-Mechanicsville Dialysis LLC	American Renal Associates LLC	60%
ARA-Richmond Dialysis LLC	American Renal Associates LLC	75%
ARA-South Laburnum Dialysis LLC	American Renal Associates LLC	51%
ARA-Milwaukee Dialysis LLC	American Renal Associates LLC	51%
Kenosha Kidney Dialysis LLC	American Renal Associates LLC	51%
Comprehensive Dialysis Care, LLC	American Renal Associates LLC	100%
Brazoria County Dialysis LLP	American Renal Texas L.P.	51%

*	For each equity interests in each Qualified Subsidiary listed herein, if, and for so long as, such equity interests constitute Excluded Property, the percent pledged shall be 0%.

(b) Other Equity Interests

None.

Schedule 7

Instruments and Tangible Chattel Paper

(a) Intercompany Notes

Promisee Entity	Promisor Entity	Principal Amount		Date of Issuance	Maturity
American Renal Associates LLC	ARA-Daytona Beach Dialysis LLC	$300,000	*	March 19, 2010	August 19, 2011
American Renal Associates LLC	ARA-Daytona Beach Dialysis LLC	$321,258		March 19, 2010	August 19, 2011
American Renal Associates LLC	ARA-Forest Park Dialysis LLC	$300,000	*	March 19, 2010	December 19, 2012
American Renal Associates LLC	ARA-Forest Park Dialysis LLC	$496,761		March 19, 2010	December 19, 2012
American Renal Associates LLC	ARA-Milwaukee Dialysis LLC	$300,000	*	March 22, 2010	June 22, 2012
American Renal Associates LLC	ARA-Milwaukee Dialysis LLC	$1,030,958		March 22, 2010	November 22, 2012
American Renal Associates LLC	ARA-Naples Dialysis Center LLC	$300,000	*	March 15, 2010	September 15, 2012
American Renal Associates LLC	ARA-Naples Dialysis Center LLC	$676,479		March 15, 2010	September 15, 2012
American Renal Associates LLC	ARA-New Castle Dialysis LLC	$300,000	*	March 16, 2010	December 16, 2012
American Renal Associates LLC	ARA-New Castle Dialysis LLC	$850,409		March 16, 2010	December 16, 2012
American Renal Associates LLC	ARA-Piketon Dialysis LLC	$300,000	*	March 18, 2010	April 18, 2013
American Renal Associates LLC	ARA-Piketon Dialysis LLC	$415,032		March 18, 2010	April 18, 2013
American Renal Associates LLC	ARA-South Laburnum Dialysis LLC	$300,000	*	March 19, 2010	March 19, 2013
American Renal Associates LLC	ARA-South Laburnum Dialysis LLC	$891,390		March 19, 2010	March 19, 2013
American Renal Associates LLC	ARA-Sun City Dialysis LLC	$300,000	*	March 16, 2010	May 16, 2012
American Renal Associates LLC	ARA-Sun City Dialysis LLC	$604,244		March 16, 2010	May 16, 2012
American Renal Associates LLC	ARA-Yuba City Dialysis LLC	$300,000	*	March 15, 2010	February 15, 2011
American Renal Associates LLC	ARA-Yuba City Dialysis LLC	$338,032		March 15, 2010	March 15, 2013
American Renal Associates LLC	Bensalem Dialysis Center LLC	$300,000	*	March 18, 2010	April 18, 2013
American Renal Associates LLC	Bensalem Dialysis Center LLC	$2,071,639		March 18, 2010	March 18, 2013
American Renal Associates LLC	Bradenton Dialysis Center LLC	$300,000	*	March 16, 2010	March 16, 2013

Promisee Entity	Promisor Entity	Principal Amount		Date of Issuance	Maturity
American Renal Associates LLC	Bradenton Dialysis Center LLC	$1,136,263		March 16, 2010	March 16, 2013
American Renal Associates LLC	Bristol Dialysis LLC	$300,000	*	March 18, 2010	September 18, 2012
American Renal Associates LLC	Bristol Dialysis LLC	$1,058,589		March 18, 2010	September 18, 2012
American Renal Associates LLC	Carolina Dialysis LLC	$300,000	*	March 18, 2010	September 18, 2012
American Renal Associates LLC	Carolina Dialysis LLC	$1,996,423		March 18, 2010	September 18, 2012
American Renal Associates LLC	Delray Beach Dialysis Center LLC	$300,000	*	March 11, 2010	November 11, 2012
American Renal Associates LLC	Delray Beach Dialysis Center LLC	$779,771		March 11, 2010	November 11, 2012
American Renal Associates LLC	Dialysis Center of Western Massachusetts LLC	$300,000	*	March 19, 2010	July 19, 2013
American Renal Associates LLC	Dialysis Center of Western Massachusetts LLC	$1,706,406		March 19, 2010	March 19, 2013
American Renal Associates LLC	Fairfield Kidney Center LLC	$300,000	*	March 18, 2010	December 18, 2012
American Renal Associates LLC	Fairfield Kidney Center LLC	$563,488		March 18, 2010	December 18, 2012
American Renal Associates LLC	Goldtree Kidney Center LLC	$300,000	*	March 12, 2010	February 12, 2014
American Renal Associates LLC	Goldtree Kidney Center LLC	$742,360		March 12, 2010	February 12, 2014
American Renal Associates LLC	Heritage Dialysis Center LLC	$300,000	*	March 19, 2010	March 19, 2014
American Renal Associates LLC	Heritage Dialysis Center LLC	$1,884,888		March 19, 2010	March 19, 2013
American Renal Associates LLC	Hilliard Dialysis Center LLC	$300,000	*	March 19, 2010	March 19, 2012
American Renal Associates LLC	Hilliard Dialysis Center LLC	$404,072		March 19, 2010	April 19, 2012
American Renal Associates LLC	Kidney Center of Arvada LLC	$300,000	*	March 16, 2010	January 16, 2014
American Renal Associates LLC	Kidney Center of Arvada LLC	$1,516,786		March 16, 2010	March 16, 2013
American Renal Associates LLC	Kidney Center of Lafayette LLC	$300,000	*	March 16, 2010	December 16, 2013
American Renal Associates LLC	Kidney Center of Lafayette LLC	$1,504,424		March 16, 2010	March 16, 2013
American Renal Associates LLC	Kidney Center of Lakewood LLC	$300,000	*	March 16, 2010	December 16, 2013
American Renal Associates LLC	Kidney Center of Lakewood LLC	$1,673,347		March 16, 2010	March 16, 2013
American Renal Associates LLC	Kidney Center of Longmont LLC	$300,000	*	March 16, 2010	December 16, 2013
American Renal Associates LLC	Kidney Center of Longmont LLC	$1,612,968		March 16, 2010	March 16, 2013

Promisee Entity	Promisor Entity	Principal Amount		Date of Issuance	Maturity
American Renal Associates LLC	Kidney Center of Westminster LLC	$300,000	*	March 16, 2010	December 16, 2013
American Renal Associates LLC	Kidney Center of Westminster LLC	$1,450,089		March 16, 2010	March 16, 2013
American Renal Associates LLC	Langhorne Dialysis LLC	$300,000	*	March 18, 2010	October 18, 2012
American Renal Associates LLC	Langhorne Dialysis LLC	$1,160,911		March 18, 2010	October 18, 2012
American Renal Associates LLC	Middleburg Dialysis LLC	$300,000	*	March 19, 2010	November 19, 2011
American Renal Associates LLC	Middleburg Dialysis LLC	$279,426		March 19, 2010	November 19, 2011
American Renal Associates LLC	New Orleans Kidney Center LLC	$300,000	*	March 16, 2010	December 16, 2012
American Renal Associates LLC	New Orleans Kidney Center LLC	$636,087		March 16, 2010	December 16, 2012
American Renal Associates LLC	Pickaway Dialysis Center LLC	$300,000	*	March 18, 2010	October 18, 2012
American Renal Associates LLC	Pickaway Dialysis Center LLC	$565,799		March 18, 2010	October 18, 2012
American Renal Associates LLC	Waltham Dialysis LLC	$300,000	*	March 9, 2010	February 9, 2012
American Renal Associates LLC	Waltham Dialysis LLC	$667,883		March 9, 2010	February 9, 2012
American Renal Associates LLC	Woodville Dialysis Center LLP	$300,000	*	March 16, 2010	September 16, 2012
American Renal Associates LLC	Woodville Dialysis Center LLP	$421,610		March 16, 2010	September 16, 2012
American Renal Associates LLC	ARA-Dialysis Unit at Ohio Valley Hospital, LLC	$1,050,000		November 1, 2009	November 1, 2014
American Renal Associates LLC	Kidney Care Center of Zanesville Ohio, LLC	$2,200,00		May 30, 2009	May 30, 2014
American Renal Associates LLC	Lehigh Acres Dialysis Center, LLC	$1,250,000		January 31,2010	January 31, 2015
American Renal Associates LLC	Northwest Jacksonville Dialysis Center, LLC	$1,300,000		October 31, 2009	October 31, 2014
American Renal Associates LLC	Southwest Jacksonville Dialysis Center LLC	$900,000		October 31, 2009	October 31, 2014
American Renal Associates LLC	Western Community Dialysis Center, LLC	$1,150,000		September 22, 2009	September 22, 2015

*	Denotes the lesser of: (i) THREE HUNDRED THOUSAND DOLLARS ($300,000.00) or (ii) the aggregate principal amount of Revolving Loans then outstanding, together with interest on the unpaid principal amount outstanding from time to time thereunder at the applicable interest rates.

(b) Other Promissory Notes, Instruments, Tangible Chattel Paper, Electronic Chattel

Paper and Other Evidences of Debt

None.

Schedule 8(a)

Patents and Trademarks

UNITED STATES PATENTS:

None.

UNITED STATES TRADEMARKS:

Registrations:

Trademark	Reg. #	Appl. #	Owner
ARA	3,711,453	77673941	American Renal Associates LLC
AMERICANRENAL ASSOCIATES	3,774,101	77673955	American Renal Associates LLC
A	3,774,100	77673947	American Renal Associates LLC
AMERICANRENAL	3,776,872	77673890	American Renal Associates LLC

Applications:

None.

Schedule 8(b)

Copyrights

None.

Schedule 8(c)

Intellectual Property Licenses

None.

Schedule 9

Commercial Tort Claims

None.

Schedule 10

Deposit Accounts

Depositor	Bank	Account Number

Acute Dialysis Services-ARA LLC	Eastern Bank	600522007

American Renal Associates LLC	Eastern Bank	600257497

American Renal Associates LLC	Eastern Bank	600257893

American Renal Associates LLC	Eastern Bank	5600257497

American Renal Management LLC	Eastern Bank	600257505

American Renal Management LLC	Eastern Bank	5600257505

ARA-Boca Raton Holding LLC	Eastern Bank	600378681

ARA-Ohio Holdings LLC	Eastern Bank	600420160

Securities Accounts

Depositor	Bank	Account Number

American Renal Associates LLC	Eastern Bank Capital Markets	159000714

Commodities Accounts

None.

Schedule 11

Letter of Credit Rights

None.

Schedule 12

Other Collateral

None.

EXHIBIT J-1

OPINION MATTERS-COUNSEL TO LOAN PARTIES

(see attached)

J-1 - 1

Opinion Matters–Counsel to Loan Parties

May 7, 2010

Bank of America, N.A., as Administrative

Agent under the Credit Agreement, as hereinafter

defined (the “Administrative Agent”)

and

The Lenders listed on Schedule I hereto

Re:    Credit Agreement, dated as of May 7, 2010 (the “Credit Agreement”), among C.P. Atlas Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), C.P. Atlas Acquisition Corp., a Delaware corporation (the “Borrower”; to be merged with and into American Renal Holdings Inc., a Delaware corporation (the “Company”)), the lending institutions identified in the Credit Agreement (the “Lenders”) and the Administrative Agent

Ladies and Gentlemen:

We have acted as counsel to Holdings, the Borrower, the Company, the subsidiaries of Holdings named on Part A of Schedule II attached hereto (the “Delaware Subsidiaries”) and the subsidiaries of Holdings named on Part B of Schedule II attached hereto (the “Texas Subsidiaries” and, together with the Delaware Subsidiaries, each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; Holdings, the Borrower, the Company and the Subsidiary Guarantors are referred to herein collectively as the “Credit Parties”) in connection with the preparation, execution and delivery of the following documents:

(i) the Credit Agreement;

(ii) the Guaranty;

(iii) the promissory note delivered to Wells Fargo Bank, National Association pursuant to the Credit Agreement on the date hereof;

-3-	May 7, 2010

(iv) the Security Agreement;

(v) the Trademark Security Agreement in respect of United States Trademark registrations and applications, dated as of the date hereof, between American Renal Associates LLC (“ARA LLC”) and the Administrative Agent (the “Trademark Security Agreement”); and

(vi) the Intercreditor Agreement.

The documents described in the foregoing clauses (i) through (vi) are collectively referred to herein as the “Credit Documents”, and the documents described in the foregoing clauses (iv) and (v) are collectively referred to herein as the “Security Documents”. Unless otherwise indicated, capitalized terms used but not defined herein or in the schedules hereto shall have the respective meanings set forth in the Credit Agreement. This opinion is delivered to you pursuant to Section 4.01(a)(viii) of the Credit Agreement.

We have examined the following:

the Credit Agreement, signed by each Credit Party that is a party thereto and by the Administrative Agent and certain of the Lenders;

each other Credit Document, signed by each Credit Party that is a party thereto;

forms of the Notes to be delivered to the Lenders pursuant to the Credit Agreement after the date hereof; and

unfiled copies of the financing statements listed on Schedule III attached hereto (the “Delaware Financing Statements”), naming the Credit Parties indicated on such Schedule III as debtors and the Administrative Agent as secured party, which we understand will be filed in the Office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”).

In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such corporate and limited liability company records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Credit Parties, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions

-4-	May 7, 2010

hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Documents.

In addition, we have assumed that (1) the Credit Parties have rights in the Collateral existing on the date hereof and will have rights in property which becomes Collateral after the date hereof and (2) “value” (as defined in Section 1-201(44) of the Uniform Commercial Code as in effect on the date hereof in the State of New York (the “New York UCC”)) has been given by the Lenders to the Credit Parties for the security interests and other rights in the Collateral.

In rendering the opinion set forth in paragraph 5 below with respect to the forms of Notes, we have assumed that at the time of any execution and delivery of Notes after the date hereof, the Board of Directors of the Borrower (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board of Directors) has not taken any action to rescind or otherwise reduce the prior authorization of the issuance of such Notes.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

Each of Holdings and the Borrower (a) has been duly incorporated or formed, as applicable.

Each of Holdings, the Borrower, the Company and each Delaware Subsidiary (a) is validly existing and in good standing as a corporation or limited liability company, as applicable, under the law of the State of Delaware, (b) has the corporate or limited liability company power and authority, as applicable, to execute and deliver each of the Credit Documents to which it is a party and to

-5-	May 7, 2010

borrow and perform its obligations thereunder and to grant the security interests to be granted by it pursuant to the Security Documents to which it is a party and (c) has duly authorized, executed and delivered each Credit Document to which it is a party.

The execution and delivery by each Credit Party of the Credit Documents to which it is a party, the Borrower’s borrowings in accordance with the terms of the Credit Agreement and the performance of each such Credit Party’s payment obligations under the Credit Documents and the granting of the security interests to be granted by each such Credit Party pursuant to the Security Documents to which it is a party (a) will not result in any violation of (1) the certificate of incorporation or by-laws or the certificate of formation or limited liability company agreement of such Credit Party (other than the Texas Subsidiaries, as to which we express no opinion) or (2) assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any federal or New York statute, the Delaware General Corporation Law or the Delaware Limited Liability Company Act or any rule or regulation issued pursuant to any federal or New York statute, the Delaware General Corporation Law or the Delaware Limited Liability Company Act or any order known to us issued by any court or governmental agency or body and (b) will not breach or result in a default under or result in the creation of any lien upon or security interest in any Credit Party’s properties pursuant to the terms of any agreement or instrument identified on Schedule IV hereto.

No consent, approval, authorization, order, filing, registration or qualification of or with any federal or New York governmental agency or body or any Delaware governmental agency or body acting pursuant to the Delaware General Corporation Law or the Delaware Limited Liability Company Act is required for the execution and delivery by any Credit Party of the Credit Documents to which it is a party, the borrowings by the Borrower in accordance with the terms of the Credit Agreement or the performance by any Credit Party of its respective payment obligations under the Credit Documents or the granting of any security interests under the Security Documents, except filings required for the perfection of security interests granted pursuant to the Security Documents.

Assuming that each of the Credit Documents is a valid and legally binding obligation of each of the parties thereto, other than the Credit Parties, and assuming that (a) each of the Texas Subsidiaries is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Credit Documents to which it is a party in accordance with its organizational documents, (b) execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not violate the laws of the jurisdiction in which it is organized or any other applicable laws (excepting the law of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the federal laws of the United States) and (c) execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not constitute

-6-	May 7, 2010

a breach or violation of any agreement or instrument which is binding upon such Credit Party (except that we do not make the assumption in the foregoing clause (c) with respect to the agreements and instruments that are the subject of clause (b) of opinion paragraph 3 of this opinion letter), each Credit Document constitutes and each Note delivered to a Lender after the date hereof, assuming the due execution and delivery by the Credit Party which is the maker of such Note, will constitute the valid and legally binding obligation of each Credit Party which is a party thereto, enforceable against such Credit Party in accordance with its terms.

To our knowledge, there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official of the United States or any state of the United States to which any Credit Party is a party or to which the business, assets or property of any Credit Party is subject, and no such action, suit or proceeding is threatened to which any Credit Party would be a party or to which the business, assets or property of any Credit Party would be subject, that in either case questions the validity of the Credit Documents.

No Credit Party is an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.

Assuming that the Borrower will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Borrower, the borrowings by the Borrower in accordance with the terms of the Credit Agreement and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

The Security Agreement creates in favor of the Administrative Agent for the benefit of the Lenders a security interest in the Collateral described therein in which a security interest may be created under Article 9 of the New York UCC.

The Security Agreement creates in favor of the Administrative Agent for the benefit of the Lenders a security interest under the New York UCC in the investment property (as defined in Section 9-102 of the New York UCC) identified on Schedules 6(a)(i) and 6(a)(ii) to the Perfection Certificate, which includes pledged Equity Interests which are certificated and which are separately identified on Schedule 6(a)(i) to the Perfection Certificate (the “Certificated Pledged Securities”), and other pledged Equity Interests which are uncertificated.

The Administrative Agent will have a perfected security interest in the Certificated Pledged Securities for the benefit of the Lenders under the New York UCC upon delivery to the Administrative Agent for the benefit of the Lenders in the State of New York of the certificates representing the Certificated Pledged Securities in registered form, indorsed in blank by an effective indorsement or accompanied by undated powers with respect thereto duly indorsed in blank by an effective indorsement. Assuming neither the Administrative Agent nor any of the Lenders has notice of any adverse claim to the Certificated Pledged Securities, the Administrative Agent will acquire the security interest in the Certificated Pledged Securities for the benefit of the Lenders free of any adverse claim.

-7-	May 7, 2010

The Administrative Agent will have a perfected security interest in that portion of the Collateral constituting instruments (as defined in Section 9-102 of the New York UCC) identified on Schedule 7 to the Perfection Certificate for the benefit of the Lenders under the New York UCC upon delivery of such instruments to the Administrative Agent for the benefit of the Lenders in the State of New York.

The Administrative Agent will have a perfected security interest for the benefit of the Lenders in that portion of the Collateral constituting the U.S. trademark registrations of ARA LLC listed, and correctly identified, on Schedule I to the Trademark Security Agreement, upon (a) the taking of all actions required under the law of the jurisdiction of organization of ARA LLC with respect to the perfection of a security interest in such intangible property and (b) the timely filing and recording of the Trademark Security Agreement, including Schedules thereto, in the United States Patent and Trademark Office, in the manner specified by such office and in accordance with its rules and regulations.

Although we express no opinion as to the law of the State of Delaware (other than the Delaware General Corporation Law and the Delaware Limited Liability Company Act), we have reviewed Article 9 of the Uniform Commercial Code in effect in the State of Delaware as set forth in the Commerce Clearing House, Inc. Secured Transactions Guide as supplemented through April 27, 2010 (the “Delaware UCC”) and, based solely on such review, we advise you that (a) the Delaware Financing Statements to be filed in the Delaware Filing Office are in appropriate form for filing in the Delaware Filing Office and (b) upon the filing of the Delaware Financing Statements in the Delaware Filing Office, the Administrative Agent will have a perfected security interest for the benefit of the Lenders in that portion of the Collateral in which a security interest is perfected by filing a financing statement in the Delaware Filing Office.

Our opinions in paragraphs 5, 9 and 10 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a

-8-	May 7, 2010

proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Our opinion in paragraph 5 above also is subject to the qualification that certain provisions of the Security Documents may not be enforceable in whole or in part, although the inclusion of such provisions does not render the Security Documents invalid, and the Security Documents and the law of the State of New York contain adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

Our opinions in paragraphs 9, 11 and 12, and our advice in the second preceding paragraph above, are limited to Article 9 of the New York UCC or the Delaware UCC, as the case may be, and our opinion in paragraph 10 is limited to Articles 8 and 9 of the New York UCC, and, therefore, those opinion and advice paragraphs do not address (i) collateral of a type not subject to Article 8 or 9, as the case may be, of the New York UCC or the Delaware UCC and (ii) what law governs perfection of the security interests granted in the collateral covered by this opinion letter.

We express no opinion and render no advice with respect to:

perfection of any security interest in (1) any collateral of a type represented by a certificate of title and (2) any collateral consisting of money or cash equivalents;

the effect of § 9-315(a)(2) of the applicable Uniform Commercial Code with respect to any proceeds of Collateral that are not identifiable;

perfection of any security interest whose priority is subject to Section 9-334 of the applicable Uniform Commercial Code;

except as provided in paragraph 11, the priority of any security interest;

the effect of Section 552 of the Bankruptcy Code (11 U.S.C. 552) (relating to property acquired by a pledgor after the commencement of a case under the United States Bankruptcy Code with respect to such pledgor) and Section 506(c) of the Bankruptcy Code (11 U.S.C. 506(c)) (relating to certain costs and expenses of a trustee in preserving or disposing of collateral);

any matters subject to any statute, judicial ruling or decree, and any administrative or governmental regulation of the United States of America or any state or other political

-9-	May 7, 2010

subdivision thereof pertaining to the operation of hospitals and other health care facilities or the provision of health care services, including, but not limited to, the laws, regulations and policies of Medicare and Medicaid; the Health Insurance Portability and Accountability Act of 1996; the Balanced Budget Act of 1997; Titles XVIII and XIX of the Social Security Act, 42 U.S.C. § 1395 et seq. and § 1396 et seq.; the federal anti-kickback statute, 42 U.S.C. §1320a-7b(b); the civil monetary penalties law, 42 U.S.C. § 1320a-7a; the civil False Claims Act, 31 U.S.C. §§ 3729-3733; the Administrative False Claims Act, 42 U.S.C. § 1320a-7b(a); the “Stark” physician self-referral law, 42 U.S.C. § 1395nn, and similar state laws; the Emergency Medical Treatment and Active Labor Act; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (P.L. 108-173); the Deficit Reduction Act of 2005; the American Recovery and Reinvestment Act of 2009; the Patient Protection and Affordable Care Act (PPACA) of 2010; federal, state and local licensing, certification and accreditation regulations; and state laws relating to Certificates of Need, and the rules and regulations promulgated thereunder (collectively, the “Health Care Laws”);

the effect of any provision of the Credit Documents that is intended to establish any standard other than a standard set forth in the New York UCC as the measure of the performance by any party thereto of such party’s obligations of good faith, diligence, reasonableness or care or of the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities;

the effect of any provision of the Credit Documents that is intended to permit modification thereof only by means of an agreement in writing signed by the parties thereto;

the effect of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

the effect of any provision of the Credit Documents imposing penalties or forfeitures;

the enforceability of any provision of the Credit Documents to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; and

the effect of any provision of the Credit Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Documents which relate to forum

-10-	May 7, 2010

selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. §1404(a) a United States district court has discretion to transfer an action from one federal court to another.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by laws other than those of the State of Delaware or the State of New York and the federal laws of the United States, we understand that you are relying upon the opinions of McDermott Will & Emery LLP with respect to certain matters of Texas law. We also understand you are relying upon the opinion of McDermott Will & Emery LLP with respect to certain matters relating to Health Care Laws.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent; provided that this opinion may be furnished to, but may not be relied upon by, any person, firm or corporation to which you assign an interest in the Credit Agreement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

THE LENDERS

Bank of America, N.A.

Barclays Bank PLC

Wells Fargo Bank, National Association

SCHEDULE II

PART A

DELAWARE SUBSIDIARIES

American Renal Management LLC

American Renal Associates LLC

AKC Holding LLC

ARA-Boca Raton Holding LLC

ARA-Ohio Holdings LLC

JKC Holding LLC

ARA-Rhode Island Dialysis II LLC

Texas-ARA LLC

Acute Dialysis Services-ARA LLC

PART B

TEXAS SUBSIDIARIES

American Renal Texas L.P.

American Renal Texas II, L.P

SCHEDULE III

DELAWARE FINANCING STATEMENTS

The following financing statements on form UCC-1, naming the Person listed below as debtor and the Administrative Agent as secured party for the benefit of the Lenders, to be filed in the Delaware Filing Office:

Debtors:

C.P. Atlas Intermediate Holdings, LLC

C.P. Atlas Acquisition Corp.

American Renal Holdings Inc.

American Renal Management LLC

American Renal Associates LLC

AKC Holding LLC

ARA-Boca Raton Holding LLC

ARA-Ohio Holdings LLC

JKC Holding LLC

ARA-Rhode Island Dialysis II LLC

Texas-ARA LLC

Acute Dialysis Services-ARA LLC

SCHEDULE IV

AGREEMENTS

1.	Purchase Agreement.

2.	Senior Secured Notes Indenture.

EXHIBIT J-2

OPINION MATTERS-LOCAL COUNSEL TO LOAN PARTIES

(see attached)

J-2 - 1

Opinion Matters–Local Counsel to Loan Parties

May 7, 2010

To:	Bank of America, N.A., as Administrative Agent

  under the Credit Agreement referred to below

Banc of America Securities LLC

Barclay Capital Inc.

Wells Fargo Securities, LLC

as Joint Lead Arrangers and Book Managers

The Lenders under the Credit Agreement referred to below

Re:	American Renal Holdings, Inc.

Ladies and Gentlemen:

We have acted as special Texas counsel to American Renal Texas L.P., a Texas limited partnership (“TLP”) and American Renal Texas II, L.P., a Texas limited partnership (“TLP II” and together with TLP are collectively referred to herein as the “Credit Parties” and individually as a “Credit Party”), in connection with the execution and delivery of Subject Documents referred to below. This opinion is being delivered pursuant to Section 4.01(a)(ix) of the Credit Agreement dated as of May 7, 2010 (the “Credit Agreement”), by and among C.P. Atlas Acquisition Corp., a Delaware corporation (to be merged with and into American Renal Holdings Inc., a Delaware corporation (the “Borrower”)), the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as administrative agent (the “Administrative Agent”) and the other parties thereto. Terms not otherwise defined herein are used herein as defined in the Credit Agreement.

In our examination of the documents referred to below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently verify, we have, to the extent we deemed appropriate, without independent investigation, relied upon certificates, statements and representations of the Credit Parties and their officers and other representatives, and of public officials, including the facts set forth in the Officer’s Certificate referred to below.

May 7, 2010

I. SCOPE OF REVIEW

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following, all (except as otherwise indicated) dated as of May 7, 2010, and all delivered pursuant to the Credit Agreement:

(a) the Guaranty;

(b) the Security Agreement;

(c) the Intercreditor Agreement;

(d) the Credit Agreement;

(e) with respect to each Credit Party, a certificate of the Secretary of State of Texas, certifying as to the Certificate of Limited Partnership of such Credit Party (collectively, the “Charters”);

(f) with respect to each Credit Party, a certificate of an authorized representative of such Credit Party certifying as to (i) the Charters, (ii) the Agreement of Limited Partnership of such Credit Party (collectively, together with the Charters, the “Organizational Documents”), (iii) resolutions adopted on May 7, 2010, by the general partner of such Credit Party, and (iv) the incumbency and specimen signatures of certain officers;

(g) with respect to each Credit Party, a certificate of the Secretary of State of Texas, dated as of a recent date, attesting to the existence of such Credit Party in such state and a Certificate of Good Standing from the Texas Comptroller of Accounts;

(h) a certificate (“Officer’s Certificate”) executed by the general partner of the Credit Parties as to various factual matters regarding our opinions below; and

(i) with respect to each Credit Party, an unfiled copy of a financing statement (individually a “UCC Financing Statement” and collectively the “UCC Financing Statements”) naming such Credit Party as debtor and the Administrative Agent as secured party, to be filed in office of the Secretary of State of Texas with respect to the security interests granted to the Administrative Agent pursuant to the Security Agreement (a copy of each UCC Financing Statement being attached as Annex I).

The documents referred to in clauses (a) through (c) above are herein collectively called the “Subject Documents”.

In rendering the opinions set forth herein, we have, with your consent, relied only upon the examination of the documents described above and have made no independent verification or investigation of the factual matters set forth therein. We did not participate in the negotiation or preparation of the documents and except as set forth herein have not advised the Credit Parties with respect to such documents or transactions contemplated therein.

May 7, 2010

For purposes hereof, the following terms have the following meaning: (i) “Applicable Laws” means those laws, rules and regulations of the State of Texas which, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents, it being understood that the term Applicable Laws does not include any laws of the type mentioned in Parts IIIA(2) or IIIA(3) hereof, or any law, rule, regulation, ordinance, administrative decision or order of any municipality, county or similar political subdivision or any agency or instrumentality thereof; (ii) “Governmental Authority” means any executive, legislative, judicial, administrative or regulatory body of the State of Texas; and (iii) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to the laws of the State of Texas to the extent specifically referred to herein.

As used herein, unless the context otherwise requires, (i) “UCC” means the Uniform Commercial Code, it being understood that the designation of a state before the UCC means the UCC as in effect in such state (i.e., the “Texas UCC” means the UCC as in effect in the State of Texas ); (ii) “Collateral” means any and all collateral in which a security interest has purportedly been granted to the Administrative Agent pursuant to the Security Agreement, including the Pledged Collateral (as defined in the Security Agreement); (iii) “UCC Collateral” means any or all Collateral in which a security interest can be granted under Article 9 of the UCC; and (iv) terms defined in the UCC are used herein as defined in the Texas UCC.

We are admitted to the Bar in the State of Texas. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas. In this respect we call to your attention that the Subject Documents are governed by the laws of jurisdictions other than those described above and we express no opinion as to the effect of any such other laws on the opinions expressed herein.

Our opinions are also subject to the following assumptions and qualifications:

II. ASSUMPTIONS

A. We have assumed, with your permission, that:

(1) each of the Subject Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such parties in accordance with its terms;

(2) the execution, delivery and performance by each Credit Party of any of its obligations under the Subject Documents to which it is a party does not and will not conflict with, contravene, violate or constitute a default under (A) any rule, law or regulation to which such Credit Party is subject (other than the Applicable Laws as to which we express our opinion in paragraph 3 herein), or (B) any judicial or administrative order or decree of any governmental authority; and

May 7, 2010

(3) no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than the Governmental Approvals as to which we express our opinion in paragraph 4 herein) is required to authorize or is required in connection with the execution, delivery or performance by any Credit Party of any Subject Document to which it is a party or the transactions contemplated thereby.

B. We have assumed with your permission (i) as to each Credit Party, the address pertaining to it, is as set forth in Schedule 1 to the Officer’s Certificate, and (ii) the name of the Administrative Agent is Bank of America, N.A.

C. We have assumed with your permission that (i) value has been given pursuant to Section 9-203 of the applicable UCC, and (ii) each Credit Party has rights in the Collateral or the power to transfer rights in the Collateral to the Administrative Agent.

D. We have assumed with your permission that the description of the Collateral in the Security Agreement, to the extent that such description entails all-inclusive or general language rather than specifically identifying language to describe the personal property to be covered thereby, is sufficient to enable its identification.

E. We have assumed with your permission that none of the Credit Parties is a transmitting utility (as defined in UCC Section 9-102(80)), a trust or trustee, or a decedent’s estate.

III. QUALIFICATIONS

A. We express no opinion as to:

(1) the effect on the opinions herein stated of (a) the compliance or non-compliance of any party to the Subject Documents (other than the Credit Parties) with any federal, state, or other laws or regulations applicable to them, or, (b) the legal or regulatory status or the nature of the business of such parties; or

(2) compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under, any (a) federal or state environmental law, (b) federal or state antitrust law, (c) federal or state taxation law, (d) federal or state worker health or safety law, (e) federal or state patent, trademark or copyright statute, rule or regulation, (f) statutory or other requirement relating to the disposition of hazardous waste or environmental protection, (g) federal or state receivership or conservatorship law, (h) securities registration or antifraud provisions under any federal or state securities law, (i) federal or state labor or employment law, (j) federal or state employee benefits or pension law, (k) zoning, health, safety, building,

May 7, 2010

environmental, permitting, land use or subdivision law, ordinance, code, rule or regulation, (l) labor, pension and employee benefit law, rule or regulation, (m) Federal Reserve margin regulations, (n) usury law.

B. We express no opinion as to:

(1) the creation or perfection of any security interest in any property excluded from the provisions of the UCC pursuant to Section 9-109 of the New York or Texas UCC;

(2) any Collateral that consists of consumer goods, farm products, agricultural liens, manufactured homes, fixtures, crops, timber, minerals (including oil and gas) before extraction, as-extracted collateral, accounts or general intangibles with respect to any governmental unit, an interest in a decedent’s estate, letter of credit rights, commercial tort claims, or items which are subject to a requirement of any jurisdiction which provides for a registration or certificate of title or a filing other than under the UCC;

(3) except for our opinion in paragraph 5, the perfection of any security interest in any of the UCC Collateral;

(4) the priority of your security interests in any of the Collateral (including the UCC Collateral);

(5) the extent to which any restriction on the right of any Credit Party to transfer or assign its interest in any UCC Collateral is rendered ineffective pursuant to Section 9-406 or 9-408 of any applicable UCC; or

(6) any actions that may be required to be taken periodically under the UCC or other applicable law in order for the effectiveness of the UCC Financing Statements, or the validity or perfection of any security interest, to be maintained.

C. We call to your attention that:

(1) the security interest of the Administrative Agent in any Collateral may be subject to the rights of account debtors in respect of such Collateral, claims and defenses of such account debtors and the terms of agreements with such account debtors; and

(2) the rights of the Credit Parties to assign receivables consisting of claims against any federal, state or local government or governmental agency (including, without limitation, the United States or any agency or department thereof) may be limited by the Federal Assignment of Claims Act, the Social Security Act, and corresponding or similar state or local statutes.

D. In the case of investment property:

(1) we express no opinion as to the perfection, priority, or enforceability of the security interest of the Administrative Agent in any securities issued by any person organized outside of the United States;

May 7, 2010

(2) we call to your attention that in the case of the issuance of additional shares or other distributions in respect of Collateral consisting of securities, unless the Administrative Agent’s security interest therein has been perfected by the filing of a financing statement the security interest of the Administrative Agent therein will be perfected only to the extent the Administrative Agent has control (as defined in Section 8-106 of the applicable UCC) and/or other action appropriate to the nature of the distribution is taken, in either case, in accordance with the provisions of the UCC and other applicable law; and

(3) you should be aware that in the case of Collateral consisting of securities, the Administrative Agent or the Lenders may not be entitled to exercise voting rights with respect to such securities or to receive dividends or other distributions directly from the issuer thereof prior to becoming record holder of such securities, nor may such securities be sold or further transferred by the Administrative Agent or the Lenders without registration under the Securities Act of 1933, except pursuant to an exemption from registration contained in such act, and qualification or exemption under any applicable state securities or “blue sky” laws.

E. You should be aware that the security interest created by a Credit Party in proceeds of Collateral and the perfection of such security interest is limited to the extent set forth in Section 9-315 of the applicable UCC.

F. Our opinions below are subject to the qualification that the Subject Documents contain adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

IV. OPINIONS

Based upon the foregoing and subject to the assumptions, limitations, qualifications, exceptions and other limitations set forth herein, we are of the opinion that:

1. Based solely on the certificates of existence referred to in Part I, each of the Credit Parties is in existence and good standing under the laws of the State of Texas.

2. The execution and delivery of each of such Subject Documents to which it is a party and the consummation by each of the Credit Parties of the transactions contemplated thereby have been duly authorized by requisite limited partnership action on the part of each of the Credit Parties. Each of the Credit Parties has duly executed and delivered each of the Subject Documents to which it is party.

May 7, 2010

3. The execution and delivery by each Credit Party of the Subject Documents to which it is a party and performance by each of the Credit Parties of their obligations under such Subject Documents, each in accordance with its terms, do not (a) conflict with the Organizational Documents of such Credit Party or (b) violate any provision of Applicable Law.

4. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of any of the Subject Documents by any Credit Parties except (a) filings necessary to perfect Liens created by the Subject Documents in the Collateral, (b) as may be required to be made or obtained by you as a result of your involvement in the transactions contemplated by the Subject Documents, and (c) such as have been obtained or made and are in full force and effect.

5. The UCC Financing Statements are in proper form for filing in the Office of the Secretary of State of Texas, and upon the filing of the UCC Financing Statements of each Credit Party in such office, the security interests in the UCC Collateral granted by such Credit Party to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement will be perfected to the extent that such security interests may be perfected under the Texas UCC by the filing of a financing statement in the office of the Secretary of State of Texas.

6. No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to the State or to any jurisdiction therein on account of the execution and delivery of the Subject Documents or the creation of the indebtedness evidenced or secured by any of the Subject Documents or the recording or filing of the UCC Financing Statements, except for nominal filing or recording fees.

7. The choice of law provisions in the Subject Documents will be upheld and enforced by the courts of the State of Texas and Federal courts sitting in and applying the laws of the State of Texas.

This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

This opinion is rendered only to you and your successors and permitted transferees under the Credit Agreement, and is solely for your and their benefit. This opinion may not be relied upon by any other person or entity or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose, in each case without our prior written consent.

May 7, 2010

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP

Annex I	UCC Financing Statements

May 7, 2010

ANNEX I

UCC Financing Statements

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
James P. Murphy (212) 701-3345
B. SEND ACKNOWLEDGMENT TO: (Name and Address)

James P. Murphy
Legal Assistant Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names
OR	1a. ORGANIZATION’S NAME American Renal Texas L.P.
	1b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
	66 Cherry Hill Drive		Beverly	MA	01915	USA
1d. SEE INSTRUCTIONS	ADD’L INFO RE	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any
ORGANIZATION
	DEBTOR	Limited Partnership	Texas	13407410		☐ NONE
2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names
OR	2a. ORGANIZATION’S NAME American Renal Texas LP.
	2b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
	66 Cherry Hill Drive		Beverly	MA	01915	USA
2d. SEE INSTRUCTIONS	ADD’L INFO RE	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any
ORGANIZATION
	DEBTOR	Limited Partnership	Texas	13407410		☐ NONE
3. SECURED PARTY’S NAME (or NAME OF TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
OR	3a. ORGANIZATION’S NAME Bank of America, N.A., as Administrative Agent
	3b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
	101 S Tryon St., 15th Floor		Charlotte	NC	28255-0001	USA

4. This FINANCING STATEMENT covers the following collateral:

  All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐LESSEE/LESSOR ☐CONSIGNEE/CONSIGNOR ☐BAILEE/BAILOR ☐SELLER/BUYER ☐AG. LIEN ☐NON-UCC FILING
6.☐	This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS Attach Addendum [if applicable]	7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐All Debtors ☐Debtor 1 ☐Debtor 2
8. OPTIONAL FILER REFERENCE DATA
TO BE FILED WITH SECRETARY OF STATE OF TEXAS. FILE FIRST - CREDIT AGREEMENT [08060.672] [13]

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
James P. Murphy (212) 701-3345
B. SEND ACKNOWLEDGMENT TO: (Name and Address)

James P. Murphy
Legal Assistant Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names
OR	1a. ORGANIZATION’S NAME American Renal Texas II, L.P.
	1b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
	66 Cherry Hill Drive		Beverly	MA	01915	USA
1d. SEE INSTRUCTIONS	ADD’L INFO RE	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any
ORGANIZATION
	DEBTOR	Limited Partnership	Texas	800556055		☐ NONE
2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names
OR	2a. ORGANIZATION’S NAME
	2b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID # if any
ORGANIZATION
	DEBTOR					☐ NONE
3. SECURED PARTY’S NAME (or NAME OF TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
OR	3a. ORGANIZATION’S NAME Bank of America, N.A., as Administrative Agent
	3b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
	101 S Tryon St., 15th Floor		Charlotte	NC	28255-0001	USA

4. This FINANCING STATEMENT covers the following collateral:

  All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐LESSEE/LESSOR ☐CONSIGNEE/CONSIGNOR ☐BAILEE/BAILOR ☐SELLER/BUYER ☐AG. LIEN ☐NON-UCC FILING
6.☐	This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS Attach Addendum [if applicable]	7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐All Debtors ☐Debtor 1 ☐Debtor 2
8. OPTIONAL FILER REFERENCE DATA
TO BE FILED WITH SECRETARY OF STATE OF TEXAS. FILE FIRST - CREDIT AGREEMENT [08060.670] [12]

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

EXHIBIT K

[FORM OF]

SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 4.01(a)(v) of the Credit Agreement, dated as of May 7, 2010 (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (the “Borrower”), which shall be merged with and into AMERICAN RENAL HOLDINGS INC. (the “Company”) on the Closing Date, upon and following which the Borrower shall be the Company, C.P. ATLAS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I hereby certify on behalf of the Loan Parties as follows:

1. I am the duly qualified and acting Chief Financial Officer of the Borrower and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of the Borrower and the preparation of consolidated financial statements of the Borrower and its subsidiaries. In connection with the following certifications, I have reviewed the financial statements of the Borrower and its subsidiaries and have reviewed the Credit Agreement, the other Loan Documents and each other document relating to the Transaction. I am providing this certificate solely in my capacity as an officer of the Borrower.

2. The fair value of the property of the Company (as used herein “Company” means the Borrower and the Guarantors on a consolidated basis) is not as of the date hereof, nor will it be immediately after giving effect to the Transaction, less than the total amount of liabilities, including contingent liabilities, of the Company.

3. On the date hereof, and after giving effect to the Transaction, the present fair salable value of the assets of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company.

4. On the date hereof, the Company will be able to pay its debts and other liabilities as such debts and other liabilities become absolute and matured.

5. On the date hereof, the Company is not, and after giving effect to the Transaction will not be, left with property remaining in its hands constituting “unreasonably small capital” with which to conduct its business. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Company.

K - 1

[Form of] Solvency Certificate

For purposes of this certificate, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have hereunto set my hand this     th day of May 2010.

C.P. ATLAS ACQUISITION CORP. (which on the Closing Date shall be merged with and into AMERICAN RENAL HOLDINGS INC. with AMERICAN RENAL HOLDINGS INC. surviving such merger as the Borrower)

By:
Name:
	Title:	Chief Financial Officer

K - 2

[Form of] Solvency Certificate

EXHIBIT L

[FORM OF]

INTERCREDITOR AGREEMENT

L-1

[Form of] Intercreditor Agreement

INTERCREDITOR AGREEMENT

dated as of May 7, 2010,

among

C.P. ATLAS ACQUISITION CORP.

(to be merged with and into AMERICAN RENAL HOLDINGS INC.),

the other GRANTORS party hereto,

BANK OF AMERICA, N.A.,

as Credit Agreement Administrative Agent,

and

WILMINGTON TRUST FSB,

as Senior Secured Notes Collateral Agent,

and

each ADDITIONAL COLLATERAL AGENT from time to time party hereto,

INTERCREDITOR AGREEMENT dated as of May 7, 2010 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among C.P. ATLAS ACQUISITION CORP., a Delaware corporation (which on the Closing Date shall be merged with and into AMERICAN RENAL HOLDINGS INC., a Delaware corporation (the “Company”), with the Company surviving such merger as the borrower, the “Borrower”), the other GRANTORS (as defined below) party hereto, BANK OF AMERICA, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity, the “Credit Agreement Administrative Agent”), WILMINGTON TRUST FSB, as collateral agent for the Senior Secured Notes Secured Parties (as defined below) (in such capacity, the “Senior Secured Notes Collateral Agent”) and each ADDITIONAL COLLATERAL AGENT from time to time party hereto as collateral agent for any First Lien Obligations (as defined below) of any other Class (as defined below).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Collateral Agent” has the meaning assigned to the term in Article VII.

“Additional First Lien Obligations” means all obligations of the Borrower and the other Grantors that shall have been designated as such pursuant to Article VII.

“Additional First Lien Obligations Documents” means the indentures or other agreements under which Additional First Lien Obligations of any Series are issued or incurred and all other instruments, agreements and other documents evidencing or governing Additional First Lien Obligations of such Series or providing any guarantee, Lien or other right in respect thereof.

“Additional Secured Parties” means the holders of any Additional First Lien Obligations.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Amend” means, in respect of any agreement, to amend, restate, supplement, waive or otherwise modify such agreement, in whole or in part. The terms “Amended” and “Amendment” shall have correlative meanings.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, principal accounting officer, any vice president, treasurer, general counsel, secretary or another executive officer of such Person.

“Bailee Collateral Agent” has the meaning assigned to such term in Section 4.01(a).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Class”, when used in reference to (a) any First Lien Obligations, refers to whether such First Lien Obligations are the Credit Agreement Obligations, the Senior Secured Notes Obligations or the Additional First Lien Obligations of any Series, (b) any Collateral Agent, refers to whether such Collateral Agent is the Credit Agreement Administrative Agent, the Senior Secured Notes Collateral Agent or the Additional Collateral Agent with respect to the Additional First Lien Obligations of any Series, (c) any Bailee Collateral Agent, refers to whether such Bailee Collateral Agent is the Credit Agreement Administrative Agent, the Senior Secured Notes Collateral Agent or the Additional Collateral Agent with respect to the Additional First Lien Obligations of any Series, (d) any Secured Parties, refers to whether such Secured Parties are the Credit Agreement Secured Parties, the Senior Secured Notes Secured Parties or the holders of the Additional First Lien Obligations of any Series, (e) any Secured Credit Documents, refers to whether such Secured Credit Documents are the Credit Agreement Documents, the Senior Secured Notes Documents or the Additional First Lien Obligations Documents with respect to Additional First Lien Obligations of any Series, and (f) any Security Documents, refers to whether such Security Documents are part of the Credit Agreement Documents, the Senior Secured Notes Documents or the Additional First Lien Obligations Documents with respect to Additional First Lien Obligations of any Series.

“Collateral” means all assets of the Borrower or any of the Grantors now or hereafter subject to a Lien securing any First Lien Obligation.

“Collateral Agent Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit I.

“Collateral Agents” means the Credit Agreement Administrative Agent, the Senior Secured Notes Collateral Agent and each Additional Collateral Agent.

“Control” has the meaning assigned thereto in the definition of “Affiliate”.

“Controlled Shared Collateral” has the meaning assigned to such term in Section 4.01(a).

“Credit Agreement” means the Credit Agreement dated as of May 7, 2010 by and among the Borrower, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as administrative agent, and one or more other financing arrangements (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder; provided that any such amendment, supplement, modification, refinancing, consolidating or restructuring of Indebtedness under such agreement may only provide for the making of revolving loans and/or issuance of letters of credit; provided further that the collateral agent for any such other financing arrangement or agreement becomes a party hereto by executing and delivering a Collateral Agent Joinder Agreement.

“Credit Agreement Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Credit Agreement Collateral Agreement” has the meaning assigned to the term “Security Agreement” in the Credit Agreement.

“Credit Agreement Documents” has the meaning assigned to the term “Loan Documents” in the Credit Agreement.

“Credit Agreement Obligations” has the meaning assigned to the term “Obligations” in the Credit Agreement.

“Credit Agreement Secured Parties” has the meaning assigned to the term “Secured Parties” in the Credit Agreement.

“Discharge” means, with respect to First Lien Obligations of any Class, (a) payment in full in cash of the principal of and interest on (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding), and premium, if any, on, all Indebtedness outstanding under Secured Credit Documents of such Class, (b) payment in full of all other First Lien Obligations of such Class that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, (c) in the case of the Credit Agreement Obligations, cancellation of or the entry into arrangements reasonably satisfactory to the Credit Agreement Administrative Agent and each applicable issuing lender with respect to all letters of credit issued and outstanding under the Credit Agreement Documents and (d) termination or expiration of all commitments to lend under the Credit Agreement Documents.

“Event of Default” means an “Event of Default” (or similar event, however denominated) as defined in any Secured Credit Document.

“First Lien Obligations” means (a) all the Credit Agreement Obligations, (b) all the Senior Secured Notes Obligations and (c) all the Additional First Lien Obligations.

“Grantor Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit II.

“Grantors” means, at any time, Holdings, the Borrower and each Subsidiary that, at such time, pursuant to Security Documents of any Class have granted a Lien on any of its assets to secure any First Lien Obligations of such Class.

“Holdings” means C.P. Atlas Intermediate Holdings, LLC, a Delaware limited liability company.

“Indebtedness” has the meaning assigned to such term in the Senior Secured Notes Indenture or in the Credit Agreement, as applicable.

“Impairment” has the meaning assigned to such term in Section 2.02.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, receivership, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or its assets or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors or its assets, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities, assignment for the benefit of creditors or other winding up of or relating to the Borrower or any other Grantor or its assets, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency and whether or not in a court supervised proceeding; or

(c) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.02.

“Intervening Lien” has the meaning assigned to such term in Section 2.02.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Pari Passu Lien Indebtedness” shall have the meaning assigned to such term in the Senior Secured Notes Indenture.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Priority Payment Lien Obligations” shall mean (a) Credit Agreement Obligations secured by Liens permitted by clause (25) of the definition of “Permitted Liens” in the Senior Secured Notes Indenture as in effect on the date hereof (or analogous clause of a successor or amended agreement permitted by the Credit Agreement) and (b) to the extent secured equally and ratably with the Credit Agreement Obligations referred to in the foregoing clause (a), Credit Agreement Obligations secured by Liens permitted by clause (18) or clause (21) of the definition of “Permitted Liens” in the Senior Secured Notes Indenture as in effect on the date hereof (or analogous clauses of a successor or amended agreement permitted by the Credit Agreement).

“Proceeds” has the meaning assigned to such term in Section 2.01(b).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease, retire, restructure or replace, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Secured Credit Documents” means, with respect to the Collateral Agent or Secured Parties of any Class, the Secured Credit Documents of such Class.

“Related Secured Parties” means, with respect to the Collateral Agent of any Class, the Secured Parties of such Class.

“Secured Credit Documents” means, collectively, (a) the Credit Agreement Documents, (b) the Senior Secured Notes Documents and (c) the Additional First Lien Obligations Documents.

“Secured Parties” means (a) the Credit Agreement Secured Parties, (b) the Senior Secured Notes Secured Parties and (c) the Additional Secured Parties.

“Security Documents” means (a) the Credit Agreement Collateral Agreement and the other Collateral Documents (as defined in the Credit Agreement), (b) the Senior Secured Notes Collateral Agreement and the other Senior Secured Notes Documents and (c) any other agreement entered into in favor of the Collateral Agent of any other Class for the purpose of securing the First Lien Obligations of such Class.

“Senior Secured Notes Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Senior Secured Notes Collateral Agreement” has the meaning assigned to the term “Security Agreement” in the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture, the Senior Secured Notes Collateral Agreement and all other instruments, agreements and other documents evidencing or governing the Senior Secured Notes Obligations or providing any Guarantee (as defined in the Senior Secured Notes Indenture), Lien (including any mortgage) or other right in respect thereof.

“Senior Secured Notes Indenture” means that certain Indenture, dated as of May 7, 2010, among the Borrower, the other Grantors party thereto, as guarantors, and Wilmington Trust FSB, as trustee and collateral agent, governing the Borrower’s 8.375% Senior Secured Notes due 2018, as the same may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under such Senior Secured Notes Indenture or any successor or replacement Senior Secured Notes Indenture and whether by the same or any other Senior Secured Notes Trustee and whether or not increasing the amount of Indebtedness that may be incurred thereunder; provided that the collateral agent for any such other financing arrangement or Senior Secured Notes Indenture becomes a party hereto by executing and delivering a Collateral Agent Joinder Agreement.

“Senior Secured Notes Obligations” has the meaning assigned to the term “Notes Obligations” in the Senior Secured Notes Indenture.

“Senior Secured Notes Secured Parties” has the meaning assigned to the term “Secured Parties” in the Senior Secured Notes Indenture.

“Senior Secured Notes Trustee” means the trustee under the Senior Secured Notes Indenture.

“Series”, when used in reference to Additional First Lien Obligations, refers to such Additional First Lien Obligations as shall have been issued or incurred pursuant to the same indentures or other agreements and with respect to which the same Person acts as the Additional Collateral Agent.

“Shared Collateral” means, at any time, Collateral on which Collateral Agents or Secured Parties of any two or more Classes have at such time a valid and perfected Lien (including as a result of the agreements set forth in Section 4.01). If First Lien Obligations of more than two Classes are outstanding at any time, then any Collateral shall constitute Shared Collateral with respect to First Lien Obligations of any Class only if the Collateral Agent or Secured Parties of such Class have at such time a valid and perfected Lien on such Collateral.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Concerning the Credit Agreement Administrative Agent, the Senior Secured Notes Collateral Agent and Each Additional Collateral Agent.

(a) Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by the Credit Agreement Administrative Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to the Credit Agreement Administrative Agent pursuant to the authorization thereof under the Credit Agreement. It is understood and agreed that the Credit Agreement Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the Credit Agreement Administrative Agent for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

(b) Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by the Senior Secured Notes Collateral Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to the Senior Secured Notes Collateral Agent pursuant to the authorization thereof under the Senior Secured Notes Indenture. It is understood and agreed that the Senior Secured Notes Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the Senior Secured Notes Collateral Agent for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

(c) Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by any Additional Collateral Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to such

Additional Collateral Agent pursuant to the authorization thereof under the Additional First Lien Obligations Documents relating to such Class of First Lien Obligations. It is understood and agreed that no Additional Collateral Agent shall be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the Additional Collateral Agent for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

ARTICLE II

Lien Priorities; Proceeds

SECTION 2.01. Relative Priorities.

(a) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien on any Shared Collateral securing any First Lien Obligation, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or any Secured Credit Document, or any other circumstance whatsoever (but, in each case, subject to Section 2.01(b) and Section 2.02), each Collateral Agent, for itself and on behalf of its Related Secured Parties, agrees that valid and perfected Liens on any Shared Collateral securing First Lien Obligations of any Class shall be of equal priority.

(b) Each Collateral Agent, for itself and on behalf of its Related Secured Parties, agrees that, notwithstanding (x) any provision of any Secured Credit Document to the contrary (but subject to Section 2.02) and (y) the date, time, method, manner or order of grant, attachment or perfection of any Lien on any Shared Collateral securing any First Lien Obligation, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or any Secured Credit Document, or any other circumstance whatsoever (but, in each case, subject to Section 2.02), if (i) such Collateral Agent or any of its Related Secured Parties takes any action to enforce rights or exercise remedies in respect of any Shared Collateral (including any such action referred to in Section 3.01(a)), (ii) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Borrower or any other Grantor or (iii) such Collateral Agent or any of its Related Secured Parties receives any payment with respect to any Shared Collateral pursuant to any intercreditor agreement (other than this Agreement), then the proceeds of any sale, collection or other liquidation of any Shared Collateral obtained by such Collateral Agent or any of its Related Secured Parties on account of such enforcement of rights or exercise of remedies, and any such distributions or payments received by such Collateral Agent or any of its Related Secured Parties (all such proceeds, distributions and payments being collectively referred to as “Proceeds”), shall be applied as follows:

(i) FIRST, to the payment of all amounts owing to and all costs and expenses incurred by any Collateral Agent, the Credit Agreement Administrative Agent and the Senior Secured Notes Trustee (in their capacities as such), pursuant to the terms of any Secured Credit Document or in connection with any enforcement of rights or exercise of remedies pursuant thereto, including all court costs and the reasonable fees and expenses of agents and legal counsel and, in each case, including all costs and expenses incurred in enforcing its rights to obtain such payment;

(ii) SECOND, to the payment in full of any Priority Payment Lien Obligations (including any post-petition interest with respect thereto, whether or not allowable in any Insolvency or Liquidation Proceeding) and the termination of any commitments thereunder;

(iii) THIRD, to the payment in full of all other First Lien Obligations of each Class secured by a valid and perfected Lien on such Shared Collateral at the time due and payable (the amounts so applied to be distributed, as among such Classes of First Lien Obligations, ratably in accordance with the amounts of the First Lien Obligations of each such Class on the date of such application); provided that amounts applied under this clause THIRD during any period when the First Lien Obligations of any such Class shall not be due and payable in full (other than contingent obligations not then due) shall be allocated to the First Lien Obligations of such Class as if such First Lien Obligations were at the time due and payable in full, and any amounts allocated to the payment of the First Lien Obligations of such Class that are not yet due and payable shall be transferred to, and held by, the Collateral Agent of such Class solely as collateral for the First Lien Obligations of such Class (and shall not constitute Shared Collateral for purposes hereof) until the date on which the First Lien Obligations of such Class shall have become due and payable in full (at which time such amounts shall be applied to the payment thereof); and

(iv) FOURTH, after payment in full of all the First Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or as a court of competent jurisdiction may direct.

(c) For the avoidance of doubt, any amounts to be distributed pursuant to this Section 2.01 shall be distributed by the applicable Collateral Agent to the following agents for further distribution to its Related Secured Parties: (i) in the case of any amount representing payment with respect to a Priority Payment Lien Obligation, to the Credit Agreement Administrative Agent, (ii) in the case of any amount representing payment with respect to a Credit Agreement Obligation, to the Credit Agreement Administrative Agent, (iii) in the case of any amount representing payment with respect to a Senior Secured Notes Obligation, to the Senior Secured Notes Trustee, (iv) in the case of any amount representing payment with respect to any Additional First Lien Obligation, to the applicable Additional Collateral Agent for the corresponding Additional First Lien Obligation Documents.

SECTION 2.02. Impairments. It is the intention of the parties hereto that the Secured Parties of any given Class of Pari Passu Lien Indebtedness (and not the Secured Parties of any other Class of Pari Passu Lien Indebtedness) bear the risk of any determination by a court of competent jurisdiction that (i) any First Lien Obligations of such Class of Pari Passu Lien Indebtedness are unenforceable under applicable law or are subordinated to any other obligations (other than to any Pari Passu Lien Indebtedness), (ii) the Secured Parties of such Class of Pari Passu Lien Indebtedness do not have a valid and perfected Lien on any of the Collateral securing any First Lien Obligations of any other Class of Pari Passu Lien Indebtedness and/or (iii) any Person (other than any Collateral Agent or Secured Party) has a Lien on any Shared Collateral that is senior in priority to the Lien on such Shared Collateral securing First Lien Obligations of such Class of Pari Passu Lien Indebtedness, but junior to the Lien on such Shared Collateral securing any other class of Priority Payment Lien Obligations or Pari Passu Lien Indebtedness (any such Lien being referred to as an “Intervening Lien”, and any such Person being referred to as an “Intervening Creditor”) (any condition with respect to First Lien Obligations of such Class of Pari Passu Lien Indebtedness being referred to as an “Impairment” of such Class). In the event an Impairment exists with respect to First Lien Obligations of any Class of Pari Passu Lien Indebtedness, the results of such Impairment shall be borne solely by the Secured Parties of such Class of Pari Passu Lien Indebtedness, and the rights of the Secured Parties of such Class of Pari Passu Lien Indebtedness (including the right to receive distributions in respect of First Lien Obligations of such Class of Pari Passu Lien Indebtedness pursuant to Section 2.01(b)) set forth herein shall be modified to the extent necessary so that the results of such Impairment are borne solely by the Secured Parties of such Class. In furtherance of the foregoing, in the event First Lien Obligations of any Class of Pari Passu Lien Indebtedness shall be subject to an Impairment in the form of an Intervening Lien of any Intervening Creditor, the value of any Shared Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted solely from the Shared Collateral or Proceeds to be distributed in respect of First Lien Obligations of such Class.

SECTION 2.03. Payment Over. Each Collateral Agent, on behalf of itself and its Related Secured Parties, agrees that if such Collateral Agent or any of its Related Secured Parties shall at any time obtain possession of any Shared Collateral or receive any Proceeds (other than as a result of any application of Proceeds pursuant to Section 2.01(b)), (i) such Collateral Agent or its Related Secured Party, as the case may be, shall promptly inform each other Collateral Agent thereof, (ii) such Collateral Agent or its Related Secured Party shall hold such Shared Collateral or Proceeds in trust for the benefit of the Secured Parties of any Class entitled thereto pursuant to Section 2.01(b) and, with respect to any Shared Collateral constituting Controlled Shared Collateral, such Collateral Agent shall comply with the provisions of Section 4.01 and (iii) in the case of any such Proceeds, such Proceeds shall be applied in accordance with Section 2.01(b) as promptly as practicable.

SECTION 2.04. Determinations with Respect to Amounts of Obligations and Liens. Whenever the Collateral Agent of any Class shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any other Class, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any other Class (and whether such Lien constitutes a valid and perfected Lien), it may request that such information be furnished to it in writing by the Collateral Agent of such other Class and shall be entitled to make such determination on the basis of the information so furnished; provided that if, notwithstanding the request of the Collateral Agent of such Class, the Collateral Agent of such other Class shall fail or refuse reasonably promptly to provide the requested information, the Collateral Agent of such Class shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of an Authorized Officer of the Borrower. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other Person as a result of such determination or any action taken or not taken pursuant thereto.

ARTICLE III

Rights and Remedies; Matters Relating to Shared Collateral

SECTION 3.01. Exercise of Rights and Remedies.

(a) Subject to paragraph (b) of this Section and Section 4.01(a), nothing in this Agreement shall affect the ability of any Collateral Agent or any of its Related Secured Parties (i) to enforce any rights and exercise any remedies with respect to any Shared Collateral available under any Related Secured Credit Documents or applicable law, including any right of set-off and any determinations regarding the release of Liens on, or any sale, transfer or other disposition of, any Shared Collateral, or any other rights or remedies available to a secured creditor under the Uniform Commercial Code of any jurisdiction, the Bankruptcy Code or any other Bankruptcy Law, or (ii) to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding). Subject to paragraph (b) of this Section and Section 4.01(a), any such exercise of rights and remedies by any Collateral Agent or any of its Related Secured Parties may be made in such order and in such manner as such Collateral Agent or its Related Secured Parties may, subject to the provisions of their Related Secured Credit Documents, determine in their sole discretion.

(b) Notwithstanding paragraph (a) of this Section:

(i) each Collateral Agent and its Related Secured Parties shall remain subject to, and bound by, all covenants or agreements made herein by or on behalf of such Collateral Agent or its Related Secured Parties;

(ii) each Collateral Agent agrees, on behalf of itself and its Related Secured Parties, that, prior to the commencement of any enforcement of rights or any exercise of remedies with respect to any Shared Collateral by such Collateral Agent or any of its Related Secured Parties, such Collateral Agent or its Related Secured Party, as the case may be, shall provide prior written notice thereof to each other Collateral Agent, such notice to be provided as far in advance of such commencement as reasonably practicable, and shall regularly inform each other Collateral Agent of developments in connection with such enforcement or exercise; and

(iii) subject to the terms and conditions of each Collateral Agent’s Related Secured Credit Documents, each Collateral Agent agrees, on behalf of itself and its Related Secured Parties, that such Collateral Agent and its Related Secured Parties, to the extent requested by the other Collateral Agent, shall cooperate in a commercially reasonable manner with each other Collateral Agent and its Related Secured Parties in any enforcement of rights or any exercise of remedies with respect to any Shared Collateral; provided however that nothing in this section shall require any Collateral Agent to cooperate with any other Collateral Agent if it has not received the appropriate or necessary consents, waivers, direction or indemnity from its Related Secured Parties.

SECTION 3.02. Prohibition on Contesting Liens. Each Collateral Agent agrees, on behalf of itself and its Related Secured Parties, that neither such Collateral Agent nor any of its Related Secured Parties will, and each hereby waives any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any other Collateral Agent or any of its Related Secured Parties in all or any part of the Shared Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any of its Related Secured Parties to enforce this Agreement.

SECTION 3.03. Prohibition on Challenging this Agreement. Each Collateral Agent agrees, on behalf of itself and its Related Secured Parties, that neither such Collateral Agent nor any of its Related Secured Parties will attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any of its Related Secured Parties to enforce this Agreement.

SECTION 3.04. Release of Liens. The parties hereto agree and acknowledge that the release of Liens on any Shared Collateral securing First Lien Obligations of any Class, whether in connection with a sale, transfer or other disposition of such Shared Collateral or otherwise, shall be governed by and subject to the Secured Credit Documents of such Class, and that nothing in this Agreement shall be deemed to amend or affect the terms of the Secured Credit Documents of such Class with respect thereto.

SECTION 3.05. Insurance and Condemnation Awards. So long as the Discharge of the Credit Agreement Obligations has not occurred, the Credit Agreement Administrative Agent and its Related Secured Parties shall have the exclusive right, subject to the rights of the Grantors under and solely to the extent provided in the Credit Agreement Documents, to settle and adjust claims in respect of Shared Collateral under policies of insurance covering Shared Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Shared Collateral; provided that any Proceeds arising therefrom shall be subject to Article II.

ARTICLE IV

Collateral

SECTION 4.01. Bailment for Perfection of Security Interests.

(a) Each Collateral Agent agrees that if it shall at any time hold a Lien on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any deposit, securities or other account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Collateral Agent, or of agents or bailees of such Collateral Agent (such Shared Collateral being referred to herein as the “Controlled Shared Collateral”), such Collateral Agent shall, solely for the purpose of perfecting the Liens of any other Collateral Agent granted on such Shared Collateral under its Related Secured Credit Documents and subject to the terms and conditions of this Article, also hold such Controlled Shared Collateral as gratuitous bailee and sub-agent for each such other Collateral Agent (any Collateral Agent that shall be holding any Controlled Shared Collateral as gratuitous bailee and sub-agent being referred to herein as the “Bailee Collateral Agent”). In furtherance of the foregoing, each Collateral Agent appoints each Bailee Collateral Agent as such Collateral Agent’s gratuitous bailee and sub-agent hereunder with respect to any Controlled Shared Collateral that such Bailee Collateral Agent possesses or controls at any time solely for the purpose of perfecting a Lien on such Controlled Shared Collateral. Notwithstanding anything herein to the contrary, it is understood and agreed that as of the date hereof and until such time as the Credit Agreement Obligations are Discharged, the Credit Agreement Administrative Agent shall have the sole right to give any instructions, directions and entitlement orders (including any blockage or withdrawal instructions) with respect to any deposit, securities or other accounts, or any funds or property contained thereinto and to exercise any other remedies under any control agreement entered into with respect to a deposit account, a securities account or any other account (whether or not the Senior Secured Notes Collateral Agent is also a party thereto); provided that any amounts withdrawn therefrom shall be subject to Article II. It is further understood and agreed that as of the date hereof and until such time as the Credit Agreement Obligations are Discharged, the Credit Agreement Administrative Agent shall be granted possession of all possessory Controlled Shared Collateral and, thereafter, possession shall be determined by Section 4.01(d).

(b) In furtherance of the foregoing, each Grantor hereby grants a security interest in the Controlled Shared Collateral to each Collateral Agent that possesses or controls Controlled Shared Collateral as permitted in Section 4.01(a) for the benefit of the Secured Parties under any other Class of First Lien Obligations which have been granted a Lien on the Controlled Shared Collateral possessed or controlled by such Collateral Agent.

(c) Subject to Section 4.01(a), for purposes of this Section, the Bailee Collateral Agent shall be entitled to deal with the applicable Controlled Shared Collateral in accordance with the terms of its Related Secured Credit Documents as if the Liens thereon of the Collateral Agent or Secured Parties of any other Class (and the agreements set forth in paragraph (a) of this Section) did not exist; provided that any Proceeds arising from any such Controlled Shared Collateral shall be subject to Article II. The obligations and responsibilities of any Bailee Collateral Agent to any other Collateral Agent or any of its Related Secured Parties under this Article shall be limited solely to holding or controlling the applicable Controlled Shared Collateral as gratuitous bailee and sub-agent in accordance with this Article. Without limiting the foregoing, (i) no Bailee Collateral Agent shall have any obligation or responsibility to ensure that any Controlled Shared Collateral is genuine or owned by any of the Grantors, (ii) no Bailee Collateral Agent shall, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship or other implied duties in respect of any other Collateral Agent or any other Secured Party and (iii) without affecting the agreement of any Bailee Collateral Agent to act as a gratuitous bailee and sub-agent solely for the purpose set forth in paragraph (a) of this Section or the right of any other Collateral Agent to enforce the rights and exercise the remedies (in each case other than through such Bailee Collateral Agent) as set forth in Section 3.01 and subject to the proviso in Section 4.01(a), each Collateral Agent agrees that such Collateral Agent shall not issue any instructions to any Bailee Collateral Agent, in its capacity as a gratuitous bailee and sub-agent of such Collateral Agent, with respect to the Controlled Shared Collateral or otherwise seek to exercise control over any Bailee Collateral Agent.

(d) The Bailee Collateral Agent of any Class shall, upon the Discharge of the First Lien Obligations of such Class, transfer the possession and control of the applicable Controlled Shared Collateral, together with any necessary endorsements but without recourse or warranty, (i) if First Lien Obligations of any other Class are outstanding at such time, to the Collateral Agent of such other Class (or, if First Lien Obligations of more than one other Class are outstanding at such time, to the Collateral Agent of the same Class as the Class of the First Lien Obligations the aggregate principal amount of which outstanding at such time exceeds the aggregate principal amount of the First Lien Obligations of any other Class outstanding at such time) and (ii) if no First Lien Obligations are outstanding at such time, to the applicable Grantor or as directed by a court of competent jurisdiction, in each case so as to allow such Person to obtain possession and control of such Controlled Shared Collateral. In connection with any transfer under clause (i) above by any Bailee Collateral Agent, such Bailee Collateral Agent agrees to take all actions in its power as shall be necessary or reasonably requested by the transferee Collateral Agent to permit the transferee Collateral Agent to obtain, for the benefit of its Related Secured Parties, a first priority security interest in the applicable Controlled Shared Collateral.

SECTION 4.02. Delivery of Documents. Promptly after the execution and delivery to any Collateral Agent by any Grantor of any Security Document (other than (a) any Security Document in effect on the date hereof and (b) any Additional First Lien Obligations Document referred to in paragraph (b) of Article VII, but including any amendment, amendment and restatement, waiver or other modification of any such Security Document or Additional First Lien Obligations Document), the Borrower shall deliver to each Collateral Agent party hereto at such time a copy of such Security Document.

ARTICLE V

Other Agreements

SECTION 5.01. Concerning Secured Credit Documents and Collateral.

(a) The Secured Credit Documents of any Class may be Amended, in whole or in part, in accordance with their terms, in each case without notice to or the consent of the Collateral Agent or any Secured Parties of any other Class; provided that nothing in this paragraph shall affect any limitation on any such Amendment that is set forth in the Secured Credit Documents of any such other Class.

(b) The Grantors agree that each Security Document (other than any Credit Agreement Document executed and delivered prior to the date hereof, without limitation of the applicability of this Agreement thereto) creating a Lien on any Shared Collateral securing any First Lien Obligations (i) shall contain a legend substantially in the form of Annex I, or similar provisions approved by the Credit Agreement Administrative Agent, which approval shall not be unreasonably withheld, and (ii) shall provide that all powers, rights and remedies under such Security Document with respect to Shared Collateral may be exercised solely by the Collateral Agent of the applicable Class on behalf of the Secured Parties of such Class in accordance with the terms thereof, and that no other Secured Party of the applicable Class shall have any right individually to realize upon any of the Liens on Shared Collateral granted thereunder to secure First Lien Obligations of such Class.

(c) The Grantors agree that they shall not grant to any Person any Lien on any Shared Collateral securing First Lien Obligations of any Class other than through the Collateral Agent of such Class (it being understood that the foregoing shall not be deemed to prohibit grants of set-off rights to Secured Parties of any Class); provided that the foregoing shall not prohibit the granting of any Liens permitted by the terms of the Secured Credit Documents.

(d) The Grantors agree that they shall not, and shall not permit any Subsidiary to, grant or permit or suffer to exist any additional Liens on any asset or property to secure any Class of First Lien Obligations unless it has granted a Lien on such asset or property to secure each other Class of First Lien Obligations; provided that the foregoing shall not prohibit (i) any class of First Lien Obligations from being secured by Equity Interests (as defined in the Credit Agreement) that do not secure any other class of First Lien Obligations due to the Rule 3-16 Exception (as defined in the Senior Secured Notes Collateral Agreement) or (ii) the granting of any Liens permitted by the terms of the Secured Credit Documents.

SECTION 5.02. Refinancings. The First Lien Obligations of any Class may be Refinanced, in whole or in part, in each case, without notice to, or the consent of the Collateral Agent or Secured Party of any other Class, all without affecting the priorities provided for herein (including, without limitation, the priority in right of payment of the Priority Payment Lien Obligations) or the other provisions hereof; provided that nothing in this paragraph shall affect any limitation on any such Refinancing that is set forth in the Secured Credit Documents of any such other Class; and provided further that, if any obligations of the Grantors in respect of such Refinancing indebtedness shall be secured by Liens on any Shared Collateral, such obligations and the holders thereof shall be subject to and bound by the provisions of this Agreement and, if not already, the collateral agent under such obligations shall become a party hereto by executing and delivering a Collateral Agent Joinder Agreement.

SECTION 5.03. Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Lien Obligations of any Class previously made shall be rescinded for any reason whatsoever (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law), then the terms and conditions of Article II shall be fully applicable thereto until all the First Lien Obligations of such Class shall again have been paid in full in cash.

SECTION 5.04. Reorganization Modifications. In the event the First Lien Obligations of any Class are modified pursuant to applicable law, including Section 1129 of the Bankruptcy Code, any reference to the First Lien Obligations of such Class or the Secured Credit Documents of such Class shall refer to such obligations or such documents as so modified.

SECTION 5.05. Further Assurances. Each of the Collateral Agents and the

Grantors agrees that it will execute, or will cause to be executed, such reasonable further documents, agreements and instruments, and take all such reasonable further actions, as may be required under any applicable law, or which any Collateral Agent may reasonably request, to effectuate the terms of this Agreement.

ARTICLE VI

No Reliance; No Liability

SECTION 6.01. No Reliance; Information. Each Collateral Agent, on behalf of its Related Secured Parties, acknowledges that (a) its Related Secured Parties have, independently and without reliance upon any Collateral Agent or any Related Secured Parties, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the Secured Credit Documents to which they are party and (b) its Related Secured Parties will, independently and without reliance upon any Collateral Agent or any of its Related Secured Parties, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decision in taking or not taking any action under this Agreement or any other Secured Credit Document. The Collateral Agent or Secured Parties of any Class shall have no duty to disclose to any Collateral Agent or any Secured Party of any other Class any information relating to the Borrower or any of the Grantors or their Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the First Lien Obligations, that is known or becomes known to any of them or any of their Affiliates. If the Collateral Agent or any Secured Party of any Class, in its sole discretion, undertakes at any time or from time to time to provide any such information to, as the case may be, the Collateral Agent or any Secured Party of any other Class, it shall be under no obligation (i) to make, and shall not be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

SECTION 6.02. No Warranties or Liability.

(a) Each Collateral Agent, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that no Collateral Agent or Secured Party of any other Class has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Secured Credit Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Collateral Agent and the Secured Parties of any Class will be entitled to manage and supervise their loans and other extensions of credit in the manner set forth in their Related Secured Credit Documents. No Collateral Agent shall, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship or other implied duties in respect of any other Collateral Agent or any other Secured Party.

(b) No Collateral Agent or Secured Parties of any Class shall have any express or implied duty to the Collateral Agent or any Secured Party of any other Class to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a default or an Event of Default under any Secured Credit Document (other than, in each case, this Agreement), regardless of any knowledge thereof that they may have or be charged with.

SECTION 6.03. Rights of Senior Secured Notes Collateral Agent.

Notwithstanding anything contained herein to the contrary, the Senior Secured Notes Collateral Agent shall be entitled to the same rights, protections, immunities and indemnities as set forth in the Senior Secured Notes Indenture as if the provisions setting forth those rights, protections, immunities and indemnities are fully set forth herein.

ARTICLE VII

Additional First Lien Obligations

The Borrower may from time to time, subject to any limitations contained in any Secured Credit Documents in effect at such time, designate additional indebtedness and related obligations that are, or are to be, secured by Liens on any assets of the Borrower or any of the Grantors that would, if such Liens were granted, constitute Shared Collateral as Additional First Lien Obligations by delivering to each Collateral Agent party hereto at such time a certificate of an Authorized Officer of the Borrower:

(a) describing the indebtedness and other obligations being designated as Additional First Lien Obligations, and including a statement of the maximum aggregate outstanding principal amount of such indebtedness as of the date of such certificate;

(b) setting forth the Additional First Lien Obligations Documents under which such Additional First Lien Obligations are issued or incurred or the Guarantees of or Liens securing such Additional First Lien Obligations are, or are to be, granted or created, and attaching copies of such Additional First Lien Obligations Documents as each Grantor has executed and delivered to the Person that serves as the collateral agent, collateral trustee or a similar representative for the holders of such Additional First Lien Obligations (such Person being referred to as the “Additional Collateral Agent”) with respect to such Additional First Lien Obligations on the closing date of such Additional First Lien Obligations, certified as being true and complete by an Authorized Officer of the Borrower;

(c) identifying the Person that serves as the Additional Collateral Agent;

(d) certifying that the incurrence of such Additional First Lien Obligations, the creation of the Liens securing such Additional First Lien Obligations and the designation of such Additional First Lien Obligations as “Additional First Lien Obligations” hereunder do not violate or result in a default under any provision of any Secured Credit Document of any Class in effect at such time;

(e) identifying such Additional First Lien Obligations as either Priority Payment Lien Obligations or Pari Passu Lien Indebtedness, and if identified as Priority Payment Lien Obligations, certifying that the designation of such Additional First Lien Obligations as Priority Payment Lien Obligations does not violate or result in a default under any provision of any Secured Credit Document of any Class in effect at such time;

(f) certifying that the Additional First Lien Obligations Documents (A) meet the requirements of Section 5.01(b) and (B) authorize the Additional Collateral Agent to become a party hereto by executing and delivering a Collateral Agent Joinder Agreement and provide that, upon such execution and delivery, such Additional First Lien Obligations and the holders thereof shall become subject to and bound by the provisions of this Agreement; and

(g) attaching a fully completed Collateral Agent Joinder Agreement executed and delivered by the Additional Collateral Agent.

Upon the delivery of such certificate and the related attachments as provided above and as so long as the statements made therein are true and correct as of the date of such certificate, the obligations designated in such notice shall become Additional First Lien Obligations for all purposes of this Agreement. Notwithstanding anything herein contained to the contrary, each Collateral Agent may conclusively rely on such certificate delivered by the Borrower, and upon its receipt of such certificate, each Collateral Agent shall execute the Collateral Agent Joinder Agreement evidencing its acknowledgment thereof, and shall incur no liability to any Person for such execution.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to any Grantor, to it (or, in the case of any Grantor other than the Borrower, to it in care of the Borrower) at American Renal Holdings Inc., 66 Cherry Hill Drive, Beverly, MA 01915 (fax: (978) 232-4060); Attention: General Counsel;

(b) if to the Credit Agreement Administrative Agent, to it at Bank of America, N.A., 101 N. Tryon St., NC1-001-04-39, Charlotte, NC 28255-0001 (fax: 704-409-0857); Attention: Agency Management;

(c) if to the Senior Secured Notes Collateral Agent, to it at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402-1544 (fax: (612) 217-5651); Attention: American Renal Holdings Administrator; and

(d) if to any Additional Collateral Agent, to it at the address set forth in the applicable Collateral Agent Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. As agreed to in writing by any party hereto from time to time, notices and other communications to such party may also be delivered by e-mail to the e-mail address of a representative of such party provided from time to time by such party.

SECTION 8.02. Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except as contemplated by the Secured Credit Documents and then pursuant to an agreement or agreements in writing entered into by each Collateral Agent then party hereto; provided that no such agreement shall by its terms amend, modify or otherwise affect the rights or obligations of any Grantor without the Borrower’s prior written consent; provided further that (i) (A) this Agreement may be supplemented by a Collateral Agent Joinder Agreement, and an Additional Collateral Agent may become a party hereto, in accordance with Article VII and (B) this Agreement may be supplemented by a Grantor Joinder Agreement, and a Subsidiary may become a party hereto, in accordance with Section 8.12, and (ii) in connection with any Refinancing of First Lien Obligations of any Class, the Collateral Agents then party hereto shall enter (and are hereby authorized to enter without the consent of any other Secured Party), at the request of any Collateral Agent or the Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing and are reasonably satisfactory to each such Collateral Agent; provided that such Collateral Agent shall not be required to enter into such amendments or modifications unless it shall have received a certificate of an Authorized Officer of the Borrower, in form reasonably satisfactory to such Collateral Agent, certifying that such Refinancing and such amendment or modification are permitted hereunder.

SECTION 8.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. No other Person shall have or be entitled to assert rights or benefits hereunder.

SECTION 8.04. Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding against the Borrower or any of the Subsidiaries.

SECTION 8.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.07. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any party hereto or its properties in the courts of any jurisdiction.

(c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.01, such service to be effective upon receipt. Nothing in this Agreement will affect the right of any party hereto or any Secured Party to serve process in any other manner permitted by law.

SECTION 8.08. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.09. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.10. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 8.11. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. Except as expressly provided in this Agreement, none of the Borrower, any other Grantor, any other Subsidiary or any other creditor of any of the foregoing shall have any rights or obligations hereunder, and none of the Borrower, any other Grantor or any other Subsidiary may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms. For the avoidance of doubt, nothing contained herein shall be construed to constitute a waiver or an amendment of any covenant of the Borrower or any other Grantor contained in any Secured Credit Document, which restricts the incurrence of any Indebtedness or the grant of any Lien.

SECTION 8.12. Additional Grantors. In the event any Subsidiary shall have granted a Lien on any of its assets to secure any First Lien Obligations, the Borrower shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by any Subsidiary of a Grantor Joinder Agreement, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.13. Specific Performance. Each Collateral Agent, on behalf of itself and its Related Secured Parties, may demand specific performance of this Agreement. Each Collateral Agent, on behalf of itself and its Related Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the Secured Parties.

SECTION 8.14. Integration. This Agreement, together with the other Secured Credit Documents, represents the agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

C.P. ATLAS ACQUISITION CORP.
(which on the Closing Date shall be merged with and into AMERICAN RENAL HOLDINGS INC. with AMERICAN RENAL HOLDINGS INC. surviving such merger as the Borrower)

By:	/s/ Jared S. Hendricks
	Name:	Jared S. Hendricks
	Title:	Vice President

C.P. ATLAS INTERMEDIATE HOLDINGS, LLC

By:	/s/ Jared S. Hendricks
	Name:	Jared S. Hendricks
	Title:	Co-President

AMERICAN RENAL ASSOCIATES LLC

By:	AMERICAN RENAL HOLDINGS INC.

By:	/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chief Executive Officer

AMERICAN RENAL MANAGEMENT LLC AKC HOLDING LLC JKC HOLDING LLC ARA-BOCA RATON HOLDING LLC ARA-OHIO HOLDINGS LLC ARA-RHODE ISLAND DIALYSIS II LLC TEXAS-ARA LLC ACUTE DIALYSIS SERVICES-ARA LLC

By:	AMERICAN RENAL ASSOCIATES LLC

By:	/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chief Executive Officer

AMERICAN RENAL TEXAS L.P. AMERICAN RENAL TEXAS II, L.P.

By:	TEXAS-ARA LLC

By:	/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chief Executive Officer

BANK OF AMERICA, N.A., as Credit Agreement Administrative Agent

By:	/s/ Mollie S. Canup
	Name:	Mollie S. Canup
	Title:	Vice President

WILMINGTON TRUST FSB, as Senior Secured Notes Collateral Agent

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President